Exhibit (d)

KREDITANSTALT FÜR WIEDERAUFBAU

FEDERAL REPUBLIC OF GERMANY

     This description of Kreditanstalt für Wiederaufbau and the Federal Republic of Germany is dated June 3, 2003 and appears as Exhibit (d) to the Annual Report on Form 18-K of Kreditanstalt für Wiederaufbau and KfW International Finance Inc. for the fiscal year ended December 31, 2002.

     THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF KFW OR KFW INTERNATIONAL FINANCE INC. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION.

     In this description, references to “euro” and “EUR” are to the legal currency of the 12 Member States of the European Union participating in Stage Three of the Economic and Monetary Union, references to “Deutsche Mark” or “DM” are to the former national currency of the Federal Republic of Germany, which ceased to be legal tender as of December 31, 2001, and references to “U.S. dollars” or “$” are to United States dollars. See “The Federal Republic of Germany — Monetary and Financial System — Foreign Exchange Rates and Controls” for information regarding the rates of conversion of the euro into United States dollars and Deutsche Mark for the period 1998 through 2002 and “ — The Economy — Economic Policy” for a discussion of the introduction of the euro.

     At May 30, 2003, the noon buying rate for cable transfers in New York City payable in euro was EUR 0.8499 per U.S. dollar ($1.1766 per euro).

     In September 2001, KfW acquired Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”). To promote comparability, the consolidated financial data and other information presented in this document for the fiscal years ended December 31, 2000 and 2001 have been prepared on a pro forma basis to reflect what such data and information would have been had the acquisition of DEG taken place prior to January 1, 2000 and DEG been consolidated in KfW’s consolidated financial statements as from that date.

     In this document, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The term “KfW” refers to the Kreditanstalt für Wiederaufbau and the terms “KfW Group” and “Group” refer to KfW and its consolidated subsidiaries. The term “DtA” refers to the Deutsche Ausgleichsbank and the term “DtA Group” refers to DtA and its consolidated subsidiaries.

KREDITANSTALT FÜR WIEDERAUFBAU

GENERAL

Overview

     KfW was established in 1948 as a public law institution (Körperschaft des öffentlichen Rechts) by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic. Originally, KfW was established to distribute and lend funds of the European Recovery Program (the “ERP”, Marshall Plan). Today, having expanded and internationalized, KfW conducts its business in four principal areas: investment finance, export and project finance, promotion of developing countries (“financial cooperation”) and advisory and other services.

     In its investment finance business, KfW extends loans principally to German commercial banks, for use in providing loans to small and medium-sized companies (“SMEs”) in Germany, as well as housing-related loans, project financing for domestic industry, and financing for other government policy objectives such as municipal infrastructure and environmental protection. To a much lesser extent, KfW also provides grants and guarantees in support of its lending activities as part of its investment finance business. Over the last three years, KfW has increasingly extended loans in its investment finance business to promotional and commercial banks elsewhere in Europe to refinance loans to SMEs and loans extended for municipal infrastructure projects and housing. KfW also provides securitization support to SME lenders and mortgage providers through its PROMISE and PROVIDE programs. In its export and project finance business, KfW extends loans directly to foreign buyers of German capital goods and finances large-scale projects, especially in the areas of aircraft, telecommunications equipment, industrial goods, power and energy, environmental technology, ship export finance, land-based transportation and airports and harbors. In its financial cooperation business, KfW provides financial assistance to developing countries in the form of loans and grants funded by the Federal Republic and KfW itself. KfW’s advisory and other services include a wide range of different activities, including the provision of information and advisory services on promotional programs available in Germany, the coordination of economic advice in Central and Eastern Europe, certain privatization initiatives of the Federal Government and the handling of a number of tasks resulting from Germany’s reunification.

     At December 31, 2002, KfW had total assets of EUR 259.7 billion, including EUR 204.6 billion in loans outstanding and EUR 31.7 billion in guarantees outstanding (including outstanding commitments under its PROMISE and PROVIDE programs in the amount of EUR 27.5 billion). Of its EUR 204.6 billion in outstanding loans at December 31, 2002, EUR 136.2 billion were for investment finance, EUR 47.1 billion for export and project finance, and EUR 21.2 billion for financial cooperation.

     As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

     KfW is organized under the Law Concerning Kreditanstalt für Wiederaufbau (the “KfW Law”) as a public law institution with unlimited duration. Its offices are located at Palmengartenstraße 5-9, D-60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains a branch office in Berlin and a liaison office to the European Union in Brussels. Following the effectiveness of the merger of Deutsche Ausgleichsbank (“DtA”), KfW will also maintain a branch office in Bonn. See “Deutsche Ausgleichsbank”.

Relationship with the Federal Republic

     Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been and are expected to continue to be made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.

     Guarantee of the Federal Republic. The KfW Law was amended with effect from April 1, 1998 to provide expressly that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a)). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or if KfW fails to make any payment required to be made under KfW’s guarantee, when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under this statutory guarantee ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered.

     Institutional Liability (“Anstaltslast”). Under the German administrative law principle of Anstaltslast, the Federal Republic has an institutional liability to KfW that requires the Federal Republic to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.

     Understanding with the European Commission. Pursuant to an understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, Anstaltslast and the statutory guarantee of the Federal Republic of Germany will continue to be available to KfW, in light of the promotional activities for which KfW is responsible. The understanding acknowledges that KfW’s role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its co-operation with developing countries, is compatible with European Union (“EU”) prohibitions against state aid. During 2001 the European Commission had expressed its preliminary view that KfW’s activities in certain areas may not be compatible with those prohibitions.

     In the area of export and project finance, the understanding with the Commissioner requires KfW to transfer to an independent subsidiary that portion of such export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. The legislative basis for, and the resolutions regarding, the establishment of such subsidiary and the transfer of such export and project financing must be adopted by March 31, 2004, and the transfer of such activities to the subsidiary must be effected by December 31, 2007. KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefit of Anstaltslast or the statutory guarantee. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:

•	Implementation of international promotional programs, such as the interest-rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus).

•	Participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist.

•	Participation in projects deemed to be in the interest of the EU, such as the trans-European networks in the areas of transport, telecommunications and energy infrastructure.

     In connection with the understanding, the Commissioner has also requested the formulation of a more precise statement as to the scope of KfW’s promotional activities than is currently contained in the KfW Law. These revisions are required to be completed by March 31, 2004. In adopting new programs, KfW will have to abide by the new provisions in the KfW Law that result from the understanding.

     In order to formalize the understanding in accordance with the rules of the EC Treaty, the Commission has transformed the understanding into a decision of the Commission. The Federal Republic formally accepted the decision with respect to the understanding.

     KfW has begun to implement the understanding with the Commission and is currently preparing the establishment of a project and export finance subsidiary. In the first quarter of 2003, KfW developed the concept for the structure, organization and products of this subsidiary and plans to test the new structure within its organization beginning in 2004. The necessary amendments to the KfW Law and by-laws are part of a draft “Promotional Bank Restructuring Act”, which also regulates the merger of DtA into KfW and which is expected to be adopted in mid-2003.

     Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW’s compliance with applicable laws and KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Management or the Board of Directors of KfW. KfW’s overall activities are supervised by its Board of Directors, which is composed of seven federal ministers, five appointees of the upper house of Parliament (Bundesrat) and representatives of various sectors and institutions of the German economy. For more information on the Board of Management and the Board of Directors, see “Management”.

Acquisitions and Investments

     DtA. Following the statements by the Social Democratic party (the “SPD”) and the Greens in their October 2002 coalition agreement, Wolfgang Clement, the Federal Minister of Economics and Labor, and Hans Eichel, the Federal Minister of Finance, issued public statements on December 10, 2002, setting forth preliminary information on the proposed merger of KfW and DtA. On March 17, 2003, the cabinet of the Federal Government adopted a draft of the new law implementing the merger of DtA into KfW, the “Promotional Bank Restructuring Act” (Förderbankenneustrukturierungsgesetz), which is expected to become effective in mid-2003. According to the draft, DtA’s share capital will be contributed without payment of a purchase price to KfW and will be held at KfW as a special capital reserve. A new separately-branded Mittelstandsbank will be created within KfW to subsume most of the functions and expertise of DtA as well as the related competencies of KfW, primarily the financing of SMEs. In addition, a Mittelstandsrat will be established within KfW, which will consult and decide on proposals concerning SMEs, taking into consideration KfW’s overall business plan. The Mittelstandsrat will be chaired by the Federal Minister of Economics and Labor and include other members of the Federal government. The draft sets forth that the merger will have retroactive effect as from January 1, 2003. In order for the merger to have retroactive effect, all legal requirements will need to be met by August 31, 2003. The actual integration of DtA’s Mittelstand-related businesses with those of KfW occurred in the first quarter of 2003, and KfW and DtA have offered their promotional programs jointly since January 2003.

     As is the case with KfW, the obligations of DtA benefit from the guarantee of the Federal Republic and the principle of Anstaltslast. The contribution of DtA’s share capital to KfW will have no effect on the Guarantee of the Federal Republic or its institutional liability (Anstaltslast) to KfW. For more information on DtA see “Deutsche Ausgleichsbank”.

     DEG. In September 2001, KfW acquired Deutsche Investitions- und Entwicklungs-Gesellschaft mbH (“DEG”) from the Federal Republic. DEG continues to exist as a wholly-owned subsidiary of KfW.

     DEG is a limited liability corporation that provides finance and consulting services in accordance with the development policies of the Federal Government. DEG seeks to promote growth in developing countries and countries in transition through private sector development. DEG pursues four key economic aims in its private sector development policy:

•	Promoting direct investment, including with DEG’s own venture capital;

•	Providing long-term debt finance to investment projects;

•	Supporting pioneer investors in new countries and regions; and

•	Strengthening local capital markets through financial sector development.

     DEG’s activities extend to various countries in Africa, Asia, Latin America and Central and Eastern Europe, in line with the Federal Government’s development policy goals. DEG’s activities focus on establishing and developing efficient private enterprises in these countries. DEG provides both finance and consultancy services in customized packages on a project basis.

     DEG conducts its activities in cooperation with commercial banks rather than in competition with them. In its activities, DEG acts in accordance with commercial principles. Accordingly, it does not provide subsidized finance, but instead offers finance solely on commercial terms and conditions. DEG also seeks to mobilize other partners to provide additional capital for investment in its projects.

     As an instrumentality serving public policy objectives of the Federal Government, DEG has been granted a favorable tax status pursuant to which only part of DEG’s activities are subject to corporate income tax. Like KfW, DEG does not distribute profits but instead rechannels them into new investments.

     The outstanding obligations of DEG as of the date of its acquisition by KfW were not assumed by KfW, but have been reflected in KfW’s consolidated balance sheet as from December 31, 2000. DEG’s obligations do not benefit from the Guarantee of the Federal Republic or from Anstaltslast. In June 2001, KfW and DEG entered into a refinancing agreement, pursuant to which KfW acts as sole issuer in the capital markets and provides DEG with mid- and long-term capital market funds according to DEG’s capital needs. In addition, internal agreements have been reached concerning the respective fields of business activities, the mutual use of offices abroad, and joint public relations activities. A joint information technology management is under study.

     As of December 31, 2002, DEG had total assets of EUR 1,721 million, compared with 1,768 million, in 2001, and recorded net income of EUR 37.9 million, compared with 20.7 million, in 2001.

     IKB. In December 2001, KfW increased its stake in IKB Deutsche Industriebank AG, Dusseldorf, also known as IKB, through the acquisition of 33.2% of IKB’s outstanding share capital. KfW now owns 34.1% of IKB’s outstanding share capital. Stiftung Industrieforschung owns 11% and the remaining shares of IKB are publicly held. The total value of assets on IKB’s balance sheet as of March 31, 2002 was EUR 34.8 billion. IKB’s activities include the provision of medium and long-term loans, equity and real estate financings and structured financings to SMEs, and of leasing services. Its activities are conducted primarily in Germany. IKB’s obligations do not benefit from a guarantee of the Federal Republic or from Anstaltslast. KfW believes that this acquisition gives it the opportunity to expand its current cooperation with IKB in serving the SME sector. Joint activities of KfW and IKB currently include the issuance of mezzanine-debt and promissory notes, in particular in the area of acquisition financing and the financing of European SMEs.

     KfW Beteiligungsholding GmbH. Effective July 1, 2002, KfW combined all its shareholdings that are subject to German taxation in one investment holding company, the KfW Beteiligungsholding GmbH. As of December 31, 2002, the assets of KfW Beteiligungsholding GmbH consisted of a 34.1% stake in IKB Deutsche Industriebank AG and 100% stakes in each of Finanzierungs-und Beratungsgesellschaft mbH (FuB) and ASTRA-Grundstücksgesellschaft mbH. KfW intends to transfer its export and project finance activities to this subsidiary in accordance with the understanding between the Federal Government and the European Commission on the status of special credit institutes in Germany.

BUSINESS

     KfW conducts its business in four principal areas: investment finance, export and project finance, financial cooperation and advisory and other services. The following table shows the relative size of each of the investment finance, export and project finance and financial cooperation areas in terms of total loans outstanding and total loan commitments for each of the years indicated. The table also shows securitization commitments outstanding and securitization transactions made in each year. No loans or loan commitments are made in the advisory and other services area, given the nature of its business.

LOANS AND LOAN COMMITMENTS BY BUSINESS AREA AND SECURITIZATION

		As of December 31,
	2002	2001	2000

		(EUR in millions)
Loans outstanding
Investment finance	136,179	122,366	103,940
Export and project finance	47,102	51,922	47,590
Financial cooperation	21,190	21,509	21,158
Other	84	188	361

Total	204,554	195,985	173,049

Loan commitments(1)
Investment finance	27,309	25,199	23,386
Export and project finance	6,135	8,223	10,943
Financial cooperation	472	2,368	911
Other	0	25	100

Total	33,916	35,815	35,340

Securitization commitments outstanding(2)	27,454	8,688	3,500
Securitization transactions(2)	20,043	5,150	3,500

(1)	Commitments represent the volume of funds committed for loans and other business transactions (including guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not add due to rounding.

(2)	For more information on KfW’s securitization activities, see “ — Investment Finance — Securitization” and “Notes to Financial Statements — Other Required Notes on Liabilities — Contingent Liabilities”.

Investment Finance

     Within its investment finance business, KfW offers a broad range of loan programs in Germany and elsewhere in Europe to support the economic and policy objectives of the Federal Government. Under the KfW Law, KfW is permitted to engage in investment finance lending only when other credit institutions are unable to provide the necessary funds. Accordingly, KfW typically grants loans when other financial institutions are not in a position to offer long-term financing at interest rates acceptable to the borrower.

     KfW is generally required to involve commercial banks in the handling of all its investment finance loans by extending loans to commercial banks, which in turn on-lend the funds to the ultimate borrowers. By lending to commercial banks, KfW in principle insulates itself from credit exposure to the ultimate borrower, gains the benefit of the commercial banks’ knowledge of their customers, and effectively passes to the commercial banks the administrative cost of granting and servicing the loan. KfW monitors its exposure to, and the credit standing of, each banking institution to which it lends. In its investment finance business, KfW currently lends to more than 200 banks, almost all of which are German commercial banks.

     The commercial banks to which KfW lends are permitted to on-lend the funds at fixed spreads over the applicable interest rate payable to KfW. Thus, borrowers can apply for a KfW promotional loan with their regular bank or with any other bank or savings bank of their choice. The intermediating bank appraises the financial and business situation of the applicant, takes security for the loan and assumes liability for repayment to KfW. Loans made by commercial banks are normally collateralized by real property or other assets or are guaranteed by the Federal Republic, by a government of one of the Länder or by a German municipality.

     In addition to its traditional loan programs, KfW extends so-called “global loans” to commercial banks to finance investments of SMEs and housing projects. Global loans are extended in form of a lump sum, which the commercial bank breaks down and grants as individual loans. In contrast to KfW’s program loans, global loans offer a more flexible loan structure as the mode of repayment may be agreed individually between the bank and its customer, and the interest rate may be variable or fixed. The interest rate for the ultimate borrower is composed of KfW’s funding rate to the bank plus an individual risk-adjusted margin. The margin is determined by the ultimate borrower’s creditworthiness, which is determined on the basis of the bank’s rating system. The bank and KfW agree on the methodology used for the calculation of the margin.

     In 2002, KfW also started to offer global loans to the promotional institutions of the federal states (Landesförderinstitute), in order to cover refinancing requirements of the promotional institutions outside the scope of existing financing programs of KfW, such as renewals of housing loans.

     Included among KfW’s many German commercial banking on-lending customers are the 12 German Landesbanken, which are German public law financial institutions benefiting from government credit support (Gewährträgerhaftung) and whose functions have traditionally focused on banking business for and in the German federal state (Land) in which they operate. As the commercial banking business of the Landesbanken has expanded over the years, the EU Commission has increasingly focused on the question of whether their operations benefit from state aid in violation of EU law. A settlement was reached in 2001, pursuant to which all obligations assumed by the Landesbanken prior to the date of settlement are grandfathered, and, after a transition period, the Landesbanken will no longer benefit from government credit support. KfW’s long-term receivables from on-lending operations vis-à-vis Landesbanken amounted to EUR 34 billion at December 31, 2002. Even prior to the EU settlement, KfW’s credit-line management with respect to the Landesbanken took into consideration the individual financial strength of each institution. In addition, most of the loans to the Landesbanken are secured by collateral. Altogether, KfW believes that the risk profile of its bank loan portfolio will not be materially increased as a result of the EU settlement with the Landesbanken.

     In 2002, KfW’s principal investment finance activities included the provision of funding to SMEs, housing-related loans, project financing for domestic industry, and financing for other government policy objectives such as municipal infrastructure and environmental protection. The following table shows KfW’s commitments for investment finance in Germany and elsewhere in Europe by business area for each of the years indicated:

INVESTMENT FINANCE COMMITMENTS(1)

	As of December 31,
	2002	2001	2000

	(EUR in millions)
Loan programs in Germany:
SMEs(2)	6,481.8	6,629.3	7,536.2
Environmental protection/renewable energies	1,318.3	1,355.1	910.3
Housing(3)	10,346.2	8,431.4	4,764.3
Infrastructure	2,797.7	2,796.5	2,759.9
Other structural measures	35.5	175.4	223.3
Refinancing loans to “Landesförderinstitute”(4)	950.0	—	—
Project finance in Germany:
Project loans	3,801.2	3,457.6	4,860.8

Total loans in Germany	25,730.7	22,845.5	21,054.8

Loan programs in Europe:
SMEs	60.0	156.1	193.0
Environmental protection	35.0	127.5	118.7
Global loans(5)	1,060.2	1,480.6	1,267.3

Total loans in Europe	1,155.2	1,764.2	1,579.0

Total investment finance loans	26,885.9	24,609.7	22,633.8

Guarantees	422.6	589.5	752.0
Risk-Capital-Program	3.9	8.4	12.8
Grants	2.6	60.1	104.6
Securitization transactions:
PROMISE	7,775.6	2,650.0	3,500.0
PROVIDE	12,267.7	2,500.0	—

(1)	Commitments represent the volume of funds committed for loans and other business transactions in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Discrepancies in the totals are due to rounding.

(2)	Includes a total of EUR 1,300 million in global loans in 2002.

(3)	Includes a total of EUR 1,410 million in global loans in 2002.

(4)	Landesförderinstitute are promotional banks owned by the Länder.

(5)	Includes so-called “mandates”, which are grants funded by governmental or supranational entities and distributed using KfW’s expertise and channels, and which amounted to EUR 12.5 million in 2002, EUR 14.9 million in 2001 and EUR 3.8 million in 2000.

     SMEs. The volume of commitments for SME loans further decreased in 2002 compared with 2001 and 2000, mainly as a result of a reduced rate of economic growth in Germany, which resulted in lower SME demand for investment credits. Loans to SMEs mainly finance restructuring, modernization and technological innovation measures implemented by SMEs.

     SME loans also include Equity Participation Programs. Under these programs, KfW provides loans to equity investors, typically private equity companies and venture capital companies. These investors in turn make equity investments in SMEs. Additionally, KfW offers guarantees for equity investments in SMEs through its Venture Capital Program. 2002 was characterized by the continued consolidation of the international risk capital-markets. This development affected KfW’s commitments under its equity investment programs, which have declined substantially in recent years, from EUR 870 million in 2000 to EUR 427 million in 2001 and further to EUR 276 million in 2002. The programs through which KfW funds equity investments in start-ups and innovative SMEs have been particularly affected by the markets’ downturn.

     SME loans also include KfW’s “Acquisition Finance” program, pursuant to which KfW participates in the financing of mergers and acquisitions of SMEs. Commitments in 2002 under this program amounted to EUR 181 million, compared with EUR 106 million in 2001.

     Under some of the SME loan programs, KfW shares part of the risk with the intermediate commercial bank or the equity investor. KfW’s risk under these programs is covered or compensated in different ways: by a risk pool funded by the Federal Government or KfW, or by risk premiums or by guarantees from the Federal Government, the Länder or the European Investment Fund (EIF). Under the Equity Participation Programs, in particular, KfW typically retains a portion of the risk on the relevant loan.

     In response to changing market trends for SME funding, KfW has commenced a process of reworking and renewing its SME financing programs. This process has as its aim the revision of KfW’s existing SME programs so that they are more flexible, meeting the needs of SMEs operating in both the “old” and the “new” economies. As part of this process, KfW has developed rating models for SMEs and is seeking to tailor the terms and conditions of its lending to take into account each borrower’s risk profile to provide better correlation between yield and risk weighting. For instance, KfW has given banks participating in traditional SME financing programs the option of increasing the interest rates charged to the end-borrower by up to 0.5%, depending on the risk and security provided. In addition, by extending global loans, KfW provides on-lending banks also with a more flexible financing instrument. In 2002, KfW extended such global loans in the amount of EUR 1.3 billion. KfW is also implementing measures to reduce the costs to its commercial bank partners of providing SME finance.

     In November 2002, KfW launched a new program called “Capital for Work”, the purpose of which is to support the initiative of the German government to reduce unemployment. Under this program, KfW offers a financing package to SMEs that hire unemployed workers for a minimum term of twelve months. This financing package consists in equal parts of a senior loan tranche and a subordinated loan tranche. With regard to the senior tranche, the credit risk is assessed and assumed by the local bank that on-lends the financing package. To receive the quasi-equity funds of the subordinated tranche the company does not need to provide security, and the on-lending bank is released from liability against KfW. KfW retains such liability subject to coverage of losses beyond projected amounts by a guarantee of the Federal Republic. The company’s creditworthiness is assessed by its regular bank, but KfW reserves the right to review and change the bank’s assessment by applying its own rating instruments. The interest rate of the subordinated tranche depends largely on the borrower’s credit standing. The borrower’s credit standing also determines the risk premium which is part of the interest rate and which covers a projected level of credit losses. In the first quarter of 2003, commitments under the “Capital for Work” program amounted to EUR 197 million, supporting the creation of over 2,600 jobs. KfW is currently in discussion with the European Commission regarding the compliance of the subordinated tranche of the Capital for Work program with the EU’s rules governing state aid.

     Environmental Protection/Renewable Energies. Commitments under the KfW Environmental Protection Program, which provides financing for environmental protection measures by private companies, increased slightly from EUR 803 million in 2001 to EUR 836 million in 2002. Under the “100,000 Roofs Solar Power Program”, KfW supported the installation of more than 15,000 photovoltaic systems through commitments of EUR 396 million in 2002. In 2002, KfW also committed EUR 87 million to promote the construction or installation of 324 plants using renewable energy sources under its program for Renewable Energy Sources.

     Housing. KfW’s housing programs provide funds for the promotion of home ownership, for repairs and modernization, and for the reduction of CO2 emissions.

     In terms of loan commitments in 2002, KfW’s most important housing program was its Home Ownership Promotion Program, pursuant to which any individual who purchases or builds housing in Germany for his own use can obtain a promotional loan. Loan commitments under the Home Ownership Promotion Program increased slightly to EUR 6.4 billion in 2002, compared with EUR 6.3 billion in 2001, supporting an additional 118,000 owner-occupied houses and apartments.

     KfW committed EUR 1,072.1 million under its Housing Modernization Program in 2002, compared with EUR 737.1 million in 2001 and EUR 679.4 million in 2000. The interest rates payable in connection with loans extended under this program are subsidized with federal funds and with funds from the Länder involved, comprising the eastern Länder and Berlin. The Housing Modernization Program was terminated at the end of 2002. In April 2003, KfW launched a new Housing Modernization Program for the years 2003 and 2004, under which KfW expects to have a total lending volume of EUR 8 billion.

     The goal of KfW’s CO2 Reduction Program and CO2 Building Rehabilitation Program is to reduce energy consumption in houses to lower carbon dioxide emissions. Under the CO2 Reduction program, EUR 711 million were committed in 2002 for climate protection investments. Under the CO2 Building Rehabilitation program, which was introduced in 2001, EUR 754 million were committed in 2002. Under these two programs, KfW financed the renewal of heating systems and the improvement of thermal insulation in more than 100,000 residential buildings and supported the construction of 2,860 energy-saving houses in 2002. The CO2 Building Rehabilitation program makes use of federal funds to subsidize interest rates.

     Global loans extended to banks for on-lending under its housing programs totaled EUR 1.4 billion at the end of 2002.

     Infrastructure. Under the KfW Infrastructure Program, KfW committed loans totaling EUR 2.8 billion for investments in municipal infrastructure in 2002, equaling its commitments in 2001. The funds were used to finance approximately 2,012 infrastructure projects with a volume of investment totaling EUR 9.5 billion. Among the promoted projects, financing for social infrastructure, sewage disposal and transportation projects played a major role. In April 2003, KfW set up a special fund named “Growth Impulses”, which specifically targets infrastructure projects of municipalities and companies they own and operate. The special fund is expected to run until the end of 2004 and to have a total loan volume of EUR 7 billion.

     Refinancing loans to “Landesförderinstitute”. In 2002, KfW extended global loans to promotional institutions owned by the Länder in the amount of EUR 950 million for the funding of investments.

     Domestic Project Finance. Using the know-how it has gained in connection with projects abroad, KfW provides project financing for projects in Germany. KfW’s domestic project finance commitments amounted to EUR 4.2 billion in 2002 (consisting of EUR 3.8 billion of loans and EUR 0.4 billion of guarantee commitments), compared with EUR 4.1 billion in 2001. The main focus of this activity was on manufacturing industry projects (accounting for EUR 1.3 billion in 2002), transportation infrastructure (EUR 0.9 billion) and energy and environmental technology projects (EUR 0.6 billion). Other areas funded during 2002 were the financing of ship purchases by German ship companies (EUR 0.6 billion), airports and harbors (EUR 0.3 billion), aircraft purchases (EUR 0.2 billion), raw materials (EUR 0.2 billion) and telecommunication projects (EUR 0.1 billion).

     Foreign Investment Finance. Demand for loans to fund SME activities, municipal infrastructure and housing projects in Europe (other than Germany) decreased to EUR 1.2 billion in 2002, compared with EUR 1.7 billion in 2001. Almost all of these loans (EUR 1.0 billion) were committed through global loan agreements with other promotional institutions and commercial banks. The balance was committed through other KfW programs for German SMEs. Under the global loan agreements, KfW extends funds in form of a lump sum that the promotional institutions and commercial banks on-lend to their customers through medium- and long-term individual loans at rates that are more flexible than those offered under KfW’s other lending programs. This new funding instrument results in lower administrative costs for both KfW and the on-lending promotional institution or commercial bank. Promotional activities elsewhere in Europe are becoming increasingly important to KfW.

     Securitization. In 2000, in order to foster the promotion of SMEs (Mittelstand) via the support of the on-lending German commercial banks, by easing the transfer of credit risk on their SME loans to the capital markets, KfW established a synthetic securitization program known as PROMISE (Program for “Mittelstand"-Loan Securitization). Up to 2002, KfW securitized nine portfolios of commercial German banks in the aggregate amount of EUR 13.9 billion under this program. KfW has also established PROVIDE, a synthetic Securitization Program for private residential mortgages. Under this program, KfW securitized ten portfolios of German mortgage banks in the aggregate amount of EUR 14.8 billion in 2001 and 2002. Through the PROMISE and PROVIDE programs, KfW has contributed decisively to the establishment of “SME loans” and “private residential mortgages” as new asset classes in the German capital market.

     The transactions realized under these programs follow a standardized structure, whereby KfW acts as intermediary credit default swap provider between on-lending commercial banks and mortgage banks and the capital market. As such, KfW generally enters into a credit-default swap with the originating bank to provide cover for specified credit risks of the assets being securitized. KfW then contractually lays off the risks assumed under the credit-default swap to third parties by (i) entering into further credit-default swaps with highly rated credit institutions (or, upon provision of highly rated collateral, other financial institutions); and (ii) issuing credit-linked certificates of indebtedness held by a special purpose vehicle (SPV) as collateral against the SPV’s obligations under mirroring credit-linked notes, or CLNs, issued by the SPV to investors. KfW may also in individual cases issue debt instruments to the SPV that are not credit-linked, relying on a separate credit-default swap with the SPV to lay off a portion of the risk assumed by KfW under its credit-default swap with the originating bank.

     The proceeds from the sale of the CLNs are used by the SPV to purchase the certificates of indebtedness issued by KfW. KfW uses the cash proceeds from the SPV to pay its principal payment obligations to the SPV under its certificates of indebtedness and, to the extent obligations arise in respect of the portion of KfW’s credit-default swap with the originating bank that relates to the certificates, to the originating bank. KfW’s potential obligation under the credit-default swap with the originating bank is disclosed as a contingent liability in KfW’s financial statements.

     True Sale Initiative. On April 23, 2003, KfW, together with Commerzbank AG, Deutsche Bank AG, Dresdner Bank AG, DZ Bank AG and Bayerische Hypo- und Vereinsbank AG, announced a proposal to form jointly a financing institution for the securitization of loans originated by banks. All these institutions (including KfW), together with any additional institutions that may join in the founding of the financing institution, will be equal members of the company, which is expected to have an initial equity capitalization in a minimum amount of EUR 50 million. In May 2003, Westdeutsche Landesbank Girozentrale, Bayerische Landesbank, Landesbank Hessen-Thüringen and DekaBank Deutsche Girozentrale expressed their interest in participating in this initiative. The liability of the member institutions, including KfW, will be limited to their capital contribution. KfW’s primary function is to provide the expertise it has gained in recent years in securitization transactions, plus acting as a neutral moderator of the true sale initiative. The member institutions are currently in the process of further defining the details of the financing institution.

     The financing institution is not expected to accept for securitization any loans that are in default or are otherwise non-performing. The founding member institutions expect to conduct one or more transactions under this new scheme before the end of 2003, provided the legal framework has been adopted in due time. The Federal Government has initiated legislation intended to eliminate the existing disadvantages of true sale securitization, including the application of trade tax (Gewerbesteuer).

Export and Project Finance

     KfW divides its export and project finance business into two categories:

•	KfW extends medium- and long-term loans for the financing of the export of German capital goods to foreign buyers, including related deliveries from other, mainly European, countries (so-called “supply-tied loans”); and

•	KfW also provides loans that are not tied to the purchase of products from the Federal Republic to finance direct investments by German companies as well as projects by foreign borrowers, which nevertheless serve German or European interests (so-called “untied loans”).

     The following table shows the volume of KfW’s commitments for export and project finance, divided by sectors, for each of the years indicated.

EXPORT AND PROJECT FINANCE COMMITMENTS(1)

	As of December 31,
	2002	2001	2000

	(EUR in millions)
Aircraft export finance	979	1,750	3,797
Ship transport	683	1,492	1,101
Industry	1,394	1,407	1,609
Power, energy and environmental technology(2)	922	1,333	1,667
Land-based transport	642	812	992
Telecommunications	853	808	1,761
Natural resources	361	375	16
Airports and harbors(3)	286	234	—
Refinancing facility for AKA(4)	15	12	—

Total commitments(5)	6,135	8,223	10,943
Additional global refinancing facility for AKA(6)	—	25	100
Grant commitments	4	187	148

(1)	Commitments represent the volume of funds committed for loans and other business transactions (including grants and guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not sum due to rounding.

(2)	In 2000, environmental technology was included under Industry.

(3)	In 2000, airports and harbors were included under aircraft export finance and ship transport, respectively.

(4)	AKA (Ausfuhrkreditgesellschaft mbH) is a consortium of German banks active in export financing. KfW offers to AKA a refinancing facility utilizing funds in the amount of EUR 15 million in 2002 (EUR 12 million in 2001) from the ERP special fund (see below).

(5)	Loan commitments include guarantees of EUR 537 million in 2002, EUR 435 million in 2001 and EUR 348 million in 2000.

(6)	This additional facility for AKA is funded from market funds.

     In 2002, KfW’s export and project finance commitments amounted to EUR 6.1 billion, of which EUR 3.5 billion accounted for supply-tied loans. Related deliveries from other, mainly European, countries amounted to 35% of total deliveries for which KfW provided financing in form of a supply-tied loan in 2002. Untied loans amounted to EUR 2.6 billion. Compared with the previous year, the decline in new commitments in KfW’s export and project finance mainly reflects the slowdown of the economy in a number of countries and markets which are important for this business.

     Export and project finance loans are generally made directly by KfW to the ultimate borrower, with KfW frequently making a significant portion of its loans at its own risk.

     Supply-tied loans are generally secured by collateral and often benefit from a payment guarantee or other security arrangement acceptable to KfW. Traditionally, a substantial portion of KfW’s supply-tied loans were guaranteed by the Federal Republic through HERMES Kreditversicherungs AG, the official German export credit insurer (“HERMES”). HERMES insurance can cover a maximum of 95% of KfW’s risk, with the result that the portion covered becomes the equivalent of a German government risk. HERMES also provides coverage for related deliveries from other, mainly European, countries provided that it does not exceed a certain portion of the total delivery for which a supply-tied loan was extended. In addition to HERMES insurance, KfW frequently obtains a guarantee from a foreign export credit agency or a government instrumentality in the buyer’s country.

     In recent years, for borrowers in other European and OECD countries where the country risk is not considered high, KfW has increasingly extended loans on the basis of ordinary banking collateral (e.g., mortgages on aircraft or ships) without seeking the benefit of HERMES or similar coverage. Further, even where HERMES coverage is sought, KfW frequently extends loans on which the insured portion is less than 95%. As of December 31, 2002, KfW’s outstanding supply-tied loans amounted to EUR 38.3 billion, roughly 42% of which were guaranteed by HERMES.

     A significant portion of KfW’s untied loans is used to finance direct investments by German enterprises and other corporate financings. This area of business has become increasingly important to KfW in recent years. Untied loans are also used to acquire sources of raw materials for German industry and are conditioned upon raw material deliveries into the Federal Republic for the term of the loan. Other untied loans serve to co-finance large-scale infrastructure projects in the European transport sector. Untied loans extended to finance direct investments may benefit from an investment guarantee against political risk from the Federal Government if the host country risk is assessed to be substantial. As of December 31, 2002, KfW’s outstanding untied loans amounted to EUR 16.0 billion.

     KfW funds its export and project finance commitments through borrowings in the capital markets and from public funds, including the ERP Special Fund. See “— Sources of Funds”. The ERP Special Fund is a revolving fund that, by law may be used only to promote the German economy. In 2002, of the EUR 3.520 billion committed for supply-tied loans, EUR 3.487 billion (99%) was raised in the capital markets and EUR 33 million (1%) was supported by the ERP Special Fund. Untied loans are solely funded through borrowings in the capital markets.

     The terms of export and project finance loans funded in the capital markets are based on the cost of funds to KfW plus a margin intended to cover the administrative cost of the loan, the credit risk and a return on KfW’s capital. In connection with the sale of ships and commercial aircraft, KfW provides interest subsidies for the benefit of the buyer that are financed from Federal budget funds. Because the Federal Republic is a member of the Organization for Economic Cooperation and Development (the “OECD”), loans financed with ERP Special Fund monies and ship and aircraft loans financed partially with public funds or insured by HERMES must comply with OECD regulations, which provide for minimum interest rates and maximum credit periods. Margins on such loans are also intended to cover, on average, all the risks of such loans as well as administrative costs and a return on capital. KfW also charges customary banking fees for reserving and providing financing and for handling. Foreign currency denominated loans are hedged through matched funding or other mechanisms. See “— Funding and Investment Policy”.

     In the export and project finance area, KfW increasingly cooperates with other financial institutions. In 2002, approximately 70% of the overall number of export and project finance commitments were made together with other banks extending commitments on identical terms. In some cases, KfW may also arrange for commercial banks to assume the risk on portions of loans made by KfW through so-called “risk-participations”, for which KfW may pay a fee to the bank assuming the risk.

     In accordance with the understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, KfW is required, by no later than December 31, 2007, to transfer to an independent subsidiary that portion of such export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. See “— General — Relationship with the Federal Republic — Understanding with the European Commission”.

Financial Cooperation

     In furtherance of the Federal Republic’s financial cooperation programs, KfW acts as an international development bank, disbursing loans and grants to foreign governments. In nearly all instances, these loans and grants are made, upon instructions from the Federal Government, from Federal budget funds provided to KfW. Loans are guaranteed by the Federal Republic. Grants, by their nature, do not appear on KfW’s balance sheet.

     Interested foreign governments submit applications for financial cooperation to the Federal Government, which then asks KfW to appraise the proposed projects. KfW maintains a staff of economists, engineers and other specialists to assist in the appraisal and development of such projects, for which the Federal Government pays fees to KfW, calculated as a percentage of outstanding loans and grants. Based on KfW’s appraisal and its recommendation, the Federal Government decides whether or not to fund the project. Upon a favorable decision and upon determination of the terms and conditions of the financing, KfW enters into a loan or grant agreement with the recipient country or, if applicable, the individual agency responsible for the project.

     Financial cooperation loans and grants are disbursed in accordance with the progress of the relevant project, and KfW monitors the utilization of funds in order to verify compliance with the provisions of the loan or grant agreements.

     The following table shows the volume of KfW’s financial cooperation commitments for each of the years indicated.

FINANCIAL COOPERATION COMMITMENTS

	As of December 31,

	2002	2001		2000

	(EUR in millions)
Total loan and grant commitments	1,152	2,862		1,452
Loan commitments	472	2,368	(1)	911
Grant commitments	680	494	(2)	541

(1)	Includes a loan to the International Monetary Fund (IMF) in the amount of EUR 1,430 million.

(2)	Includes an additional EUR 14.0 million for education and training given in target countries in connection with financial cooperation programs.

     In 2002, Asia accounted for 34% of financial cooperation financing commitments, Europe/Caucasus for 21%, sub-Saharan Africa for 21%, Latin America for 15%, and Middle East/North Africa for 7%. 2% of financial cooperation financing commitments were cross-regional. The most significant commitments in 2002 were for projects for the development of social and economic infrastructure and projects for environmental and resource protection. Funds were also allocated to finance: small and medium-sized projects in industry and agriculture through local and regional development banks; the procurement of goods and services covering current civil import requirements; assistance to agencies that prepare, execute and initiate projects co-financed by KfW; and the training of local personnel to implement the projects.

     Project-tied commitments, which finance development projects and programs, amounted to EUR 1.1 billion in 2002. The greatest portion of this amount was committed to social infrastructure projects, with commitments totaling EUR 443 million (39%) (2001: 31%). Economic infrastructure projects accounted for an additional EUR 295 million (26%) of project-tied commitments (2001: 44%). Environmental and resource protection-related projects accounted for EUR 406 million (36%) (2001: 54%). Commitments for non-project tied aid, in the form of commodity aid to finance current imports, as well as structural assistance to support economic reforms in developing countries, amounted to EUR 21 million in 2002.

     Commitments in 2002 included five promotional loans totaling EUR 41 million from KfW’s own funds to financial intermediaries in developing countries. In addition, total loan commitments in 2002 included commitments of EUR 249 million for composite and mixed finance, of which EUR 140 million was committed from KfW funds. Composite finance is a form of financial cooperation support for advanced and creditworthy developing countries. It combines financial cooperation funds from the Federal budget at low interest rates with capital market funds from KfW. Mixed finance is a form of financial cooperation support that is tied to German goods and services. As in the case of composite finance, it uses a combination of funds from the Federal budget at low interest rates with capital market funds raised by KfW.

     Grants are usually extended for projects in the least developed countries, but are also extended for projects in other countries that are designed to alleviate poverty, protect the environment or improve the basic social infrastructure.

Advisory and Other Services

     Advisory and other services have gained importance for KfW in recent years. In its Berlin branch office, KfW maintains an Advisory Center to inform individuals, enterprises and government authorities about the various promotional programs of the Federal Government, the Länder governments, the EU and development banks. A separate information service is available to assist with financing and promotional plans for investment projects outside Germany.

     In addition to these activities, KfW provides services for and on behalf of the Federal Government in connection with activities associated with Germany’s reunification and certain privatization initiatives of the Federal Government. KfW also administers certain claims transferred to the Federal Government under the Unification Treaty between the Federal Republic and the former GDR, which came into force on September 29, 1990, and performs other services in connection with the assets and obligations taken over from the former GDR, including:

•	implementation of the Assistance with Old Debts Law;

•	administration of claims and disbursement of balances taken over from the former Staatsbank Berlin (“Staatsbank”); and

•	administration of the Currency Conversion Compensation Fund.

     KfW also supports the Federal Government’s cooperation with, and the provision of economic advice to, the governments of Central and Eastern European countries through coordination offices in eleven countries. In addition, KfW advises Central and Eastern European countries in establishing business promotion agencies and provides refinancing loans to promotional banks there.

     In furtherance of the privatization initiatives of the Federal Government, KfW has acquired and sold shares of both Deutsche Telekom AG and Deutsche Post AG in various transactions since 1997. KfW currently holds approximately 12% of Deutsche Telekom and approximately 18% of Deutsche Post. Both Deutsche Telekom and Deutsche Post are now publicly traded companies, and KfW expects its holding to be further reduced over time. KfW was protected against the market risk of these transactions pursuant to arms’-length agreements with the Federal Government. The agreements provide that KfW will receive a certain percentage of any increase in the market value of Deutsche Telekom AG or Deutsche Post AG shares plus a fee for KfW’s services.

Credit Risks

     The following table shows the credit support backing loans and guarantees (including securitization transactions under PROMISE and PROVIDE) extended by the consolidated KfW Group at the dates set forth below. Only the portion of each loan or guarantee backed by the relevant credit support is included. The total outstanding amounts reflect prepayments made by borrowers.

CREDIT SUPPORT(1)

	As of December 31,
	2002			2001		2000

	(EUR in			(EUR in		(EUR in
	billions)		(%)	billions)	(%)	billions)	(%)

Amounts guaranteed by the Federal Republic or insured by HERMES on behalf of the Federal Republic(2)	41.7		17.6	40.0	19.1	36.2	20.0
Amounts that are the primary liability of Länder, municipal governments or local public authorities or that are guaranteed by one of the Länder governments	19.5		8.2	19.8	9.4	17.0	9.4
Trust loans(3)	8.1		3.4	7.6	3.6	7.7	4.3
Loan and guarantee amounts mostly to small and medium-sized German companies for which commercial banks assume primary liability to the KfW Group(4)	128.8		54.3	99.4	47.3	84.4	46.6
Loan and guarantee amounts at the KfW Group’s risk mostly secured by collateral or other security arrangements customary in the banking business	39.3		16.5	43.2	20.6	35.8	19.4
of which:
Commercial risk to the KfW Group after valuation of collateral and other security arrangements(5)	27.5	(6)	11.6	29.1	13.9	23.3	12.9

	237.3	(7)	100.0	210.0 (8)	100.0	181.1 (9)	100.0

(1)	Totals may not add due to rounding. All amounts include accrued interest and are net of reserves and provisions.

(2)	Includes amounts guaranteed by other EU or OECD member states or insured by other credit export agencies.

(3)	Trust loans involve no risk to KfW, as they are made in KfW’s name but on behalf of, at the sole risk of and with funds provided entirely by, the entity for which they are made. Substantially all of such loans are made on behalf of the Federal Government. See “Notes to Financial Statements — Notes on the Assets — Loans and Advances to Banks and Customers and Loans on a Trust Basis and other Trust Business”.

(4)	Includes securitization transactions under the PROMISE and PROVIDE programs.

(5)	This position includes deductibles and uninsured portions of HERMES-covered loans, portions of loan and guarantee amounts secured by collateral but not covered by the expected safe market value of the collateral, and unsecured loans and guarantees. These figures also include loan amounts to foreign public borrowers/guarantors in countries that are not highly rated. The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral.

(6)	Of which:
aircraft financing 19%,
industrial and environmental technology financing 15%,
railways and infrastructure financing 13%,
energy and construction financing 13%,
ship financing 11%,
telecommunications financing 3%,
natural resources 4%,
domestic promotional investment financing programs 11%, and
others 11%.

(7)	EUR 31.7 billion of this amount represents guarantees provided by the KfW Group.

(8)	EUR 12.9 billion of this amount represents guarantees provided by the KfW Group.

(9)	EUR 6.8 billion of this amount represents guarantees provided by the KfW Group.

Loan Loss Provisions

     The KfW Group enters only into risks that it determines to be acceptable in the context of its current and future earnings. All risks entered into are assessed and provided for according to conservative standards. The risk of default is the main component, and it is limited due to the structure of the KfW Group’s business as described below.

     Generally, the intermediating banks to which KfW lends bear the risk on investment loans. For export and project finance loans, a great part of the risks is limited through Federal Government guarantees or through risk participations by commercial banks. For financial cooperation loans, agreements with the Federal Government largely exclude risks to KfW. Accordingly, since the public authorities and banks bear the main liability for loans extended by KfW in each of its main areas of business, only a relatively small portion of the risk remains with KfW on its lending business. This residual risk is largely covered by guarantees of domestic suppliers or foreign companies, or by mortgages and other asset-based collateral. KfW accepts only highly rated guarantees and annually reviews its collateral using conservative valuation principles. After such valuation, any remaining amount of loans and guarantees at commercial risk is the basis for evaluating identified and latent risks and making appropriate provisions.

     KfW controls the risks of default relating to loans and guarantees for which it has retained risk by means of an internal rating and evaluation process, in which the risks of individual borrowers and country risks are assessed separately.

     For loans and guarantees where KfW identifies a risk of default (so-called “acute risk”), it makes an appropriate specific loss provision taking into account the potential amount of loss. KfW modified the assessment of provisions for these acute risks in 2002. Individual value adjustments are now based on impaired loans at the bank’s own risk, based on the relevant current Basel II criteria. For the remaining part of the exposure on loans and guarantees with an identified risk of default, an additional provision is made.

     For loans and guarantees in respect of which no specific risk of default is presently identifiable, KfW has general loan loss provisions for latent country risks and latent counterparty or project risks. In addition to these provisions for specific and latent risks, KfW has general provisions intended to cover potential risks in the loan portfolio relating to the counterparty or project risks that are presently not identifiable.

     KfW adjusts its loan loss provisions at the end of each fiscal year and believes its policy in this respect is prudent. These annual increases are charged to income at the end of each year under the item “Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses” on the income statement. Beginning in June 2003, KfW will review and adjust its specific provisions on a quarterly basis. In accordance with German GAAP, the aggregate amount for loan loss provisions as of year-end is set off against loan balances on the balance sheet and is not included in the reserves disclosed in the balance sheet under the position “Equity Capital”. However, since 1999, Section 340(g) of the German Commercial Code (Deutsches Handelsgesetzbuch (HGB), the “Commercial Code”) has permitted banks to show general provisions as a reserve, which KfW has done as to a portion of its general provisions for loan losses. See “Management’s Comments on the Financial Statements — The Balance Sheet — Equity Capital”.

     As of December 31, 2002, the total amount of the KfW Group’s loan loss and general provisions, including provisions for value adjustment on certain securities, increased by EUR 1,005.3 million over the prior year’s allowance. This amount is reflected as an expense in the income statement. Of this amount, the KfW Group has allocated EUR 400 million to the fund for general bank risks, which was added to the KfW Group’s equity capital and reserves as of December 31, 2002 in accordance with Section 340(g) of the Commercial Code. See “Management’s Comments on the Financial Statements — The Balance Sheet — Equity Capital”.

     At December 31, 2002, the KfW Group’s exposure to loans with an identified risk of default, net of collateral, aggregated EUR 3,469.5 million, compared with EUR 3,727.6 million in 2001. The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral. The 2002 figure comprises EUR 646.7 million in respect of 452 domestic loans and EUR 2,822.8 million in respect of 212 loans to foreign borrowers. At December 31, 2002, specific allowances amounted to EUR 1,757.5 million, compared with EUR 1,307 million in 2001, and additional allowances to EUR 115 million, compared with EUR 115 million in 2001. Thus, at December 31, 2002, the KfW Group had total specific loan allowances covering 54% of its exposure on loans with an identified risk of default, net of collateral, compared with 38% at December 31, 2001.

     The KfW Group’s exposure in respect of loans outstanding to 76 countries where the KfW Group considers the political risk to be high was EUR 3.1 billion. At December 31, 2002, the KfW Group’s general provisions for country risks amounted to approximately EUR 1.7 billion, compared with EUR 1.8 billion at December 31, 2001.

     Loans and payments made under guarantees are written off when management determines that there is no chance of recovery. The aggregate amount of loans and guarantee payments written off by the KfW Group during the ten-year period ended December 31, 2002, net of recoveries on such loans and guarantee payments, was EUR 618 million, compared with EUR 309.5 million in the ten-year period to 2001. Most of such loans had been fully provided for in years prior to their write-off. In 2002, the aggregate amount of loans and guarantee payments written off amounted to EUR 315.2 million, reflecting the slowdown of the national and global economies, which affected in particular the areas investment finance, industrial and telecommunications finance.

     For additional information regarding the KfW Group’s risk provisions and valuations, see “Management’s Comments on the Financial Statements — Earnings Position”.

Risk Control

     The long-term development of the KfW Group in the future depends significantly on its group-wide risk-management function.

     Ultimate responsibility for risk management and for its transparent presentation to the appropriate oversight bodies rests with the Board of Management, which reports to the Board of Directors. Reporting to the Board of Management, KfW’s risk management and risk control units operate separately from each other and are functionally independent from those business units that enter into the risks. Other committees, such as the Credit Risk Committee and the Asset Liability Committee, and other operational units are also involved in the process of risk supervision.

     The risk management systems in the KfW Group identify, assess and control the risks on lending, liquidity, changes in interest rates and operations. The KfW Group is constantly developing and expanding the range of instruments designed to meet its requirements to limit, control and supervise risks. As a general rule, KfW enters only into those risks that it determines to be acceptable in the context of its risk provisions and current and expected future earnings. KfW is not subject to the risk management provisions of the German Banking Act, but applies them on a voluntary basis. This Act provides for the implementation of appropriate systems for the management, supervision and control of risk, based on the use of the ratio of shareholders equity to risk as a limitation on business volume and the ability to assume additional risk.

     In 2002, the KfW Group continued to re-evaluate its risk management. KfW further developed its risk assessment and evaluation systems on the basis of an economic capital concept in order to improve the internal transparency of earnings, costs and risks. In the longer term, KfW is developing systems to enable it to comply with the Basel II accord by its scheduled implementation in 2006.

     The main risks KfW faces are risk of credit risk, liquidity risk, market risk and operational risks.

     Credit Risk. In 2002, KfW created new rating tools for its equity participation programs. For more information on risk of default, see “ — Loan Loss Provisions”.

     Liquidity Risk. KfW’s liquidity risk is monitored by software that evaluates on a daily, monthly and yearly basis the liquidity situation of KfW in accordance with the guidelines set forth in the KfW Law and Principle II (governing liquidity) of the German Banking Act. To ensure liquidity, KfW maintains a portfolio of liquid securities, including a U.S. dollar-denominated liquidity reserve. The use of asset swaps limits the price risk associated with holding bond portfolios as a liquidity reserve. In addition, KfW maintains a balanced medium- and long-term liquidity structure as part of its asset/liability management.

     Market Risk. Due to the nature of its business, KfW’s market risk is limited mainly to foreign currency and interest rate risks. Risks associated with foreign currency loans are limited by refinancing these loans in the same currency as the respective loan and through currency hedging instruments. Interest rate risk is incurred and limited as follows. Depending on its interest rate expectations, KfW may voluntarily take limited interest rate risk by accepting a certain mismatch in the duration of its assets and liabilities. In addition, KfW is subject to a potential asset liability duration mismatch for structural reasons, since KfW permits prepayment for most of its investment finance loans. When an increase of prepayments can be expected as a result of interest rate developments, KfW takes into account the possibility of prepayments by entering into transactions on the funding side with short- and medium-term maturities and buying alternative assets, mainly bonds. An Asset-Liability-Committee monitors KfW’s interest rate risk exposure by employing specific instruments for risk control. In addition, monthly reports show open positions that are interest rate sensitive. In 2002, KfW implemented software that enables KfW to conduct on a regular basis up-to-date value-at-risk calculations to assess its exposure to changes in interest rates, which improves KfW’s decision making process in the refinancing area.

     Operational and other risks. The control of operational risks has increasingly become important in banking practice and in the development of banking supervisory instruments, in particular with regard to the Basel II accord. Operational risks are evaluated through an internal control system. An internal review group evaluates on a regular basis KfW’s operational processes and systems. For operational risks KfW maintains a general contingency plan. For unforeseeable events such as outage of technical equipment, KfW has installed and further developed contingency plans and maintains sufficient insurance coverage. In addition, KfW maintains an in-house back-up system, on which data is stored on a daily basis and an off-site back-up system, on which data is stored on a monthly basis. In 2002, KfW began creating a data bank that collects data relating to operational faults, such as its source and extent of damage, in order to improve the reporting of operational faults and the evaluation of operational risks in the future. Legal risks are limited through the early involvement of KfW’s own legal department as well as close cooperation with external legal counsel.

Sources of Funds

     The KfW Group’s principal sources of funds are the capital markets and public funds. After deduction of EUR 8.1 billion in trust loans, EUR 450 million in unpaid capital and EUR 27 million in the special loss account maintained in accordance with Article 17(4) of the D-Mark Balance Sheet Law, the KfW Group’s balance sheet total at December 31, 2002 was EUR 252.4 billion. EUR 227.3 billion, or 90% of this amount, was financed through borrowings. The following table shows the KfW Group’s borrowings by source of funds:

BORROWINGS OF KFW GROUP BY SOURCE OF FUNDS(1)

	As of December 31, 2002

	(EUR in billions)	(%)

CAPITAL MARKET FUNDS
Bonds and notes issued by KfW, including KfW Finance	159.6	70.2
of which Funds borrowed from KfW Finance(2)	65.1	28.6
Schuldscheindarlehen(3)	35.3	15.5
Interbank lines and other	8.2	3.6

Total capital market funds	203.1	89.4
PUBLIC FUNDS
Federal budget	14.5	6.4
ERP Special Fund	9.7	4.3

Total public funds	24.2	10.6

Total funds(4)	227.3	100.0

(1)	Totals may not add due to rounding.

(2)	Represents net proceeds of KfW Finance’s bond, note and commercial paper issues on-lent to KfW against Schuldscheindarlehen.

(3)	Does not include funds borrowed from KfW Finance.

(4)	Does not include accrued interest in the amount of EUR 6.8 billion.

     In line with the maturity pattern of the KfW Group’s loan portfolio, 79.3% of the KfW Group’s total borrowings outstanding at the end of 2002 had remaining maturities of one year or more.

     Capital Markets. The KfW Group raises funds in the capital markets through the issuance of bonds and notes and by incurring loans against debt certificates (Schuldscheindarlehen). Capital market funding has gained importance in the last several years as the KfW Group has increased the volume of its loan portfolio. The proportion of capital market funds in the KfW Group’s new borrowings with initial maturities of more than one year increased from 86.1% in 2001 to 88.2% in 2002. For information on the range of interest rates paid by the KfW Group on its capital market liabilities at the end of 2002, see “Supplementary Information on Funded Debt of KfW”.

     The most important source of capital market funds for KfW is bond and note issues in the international capital markets, both directly and indirectly through its wholly-owned finance subsidiary in the United States, KfW International Finance Inc., a Delaware corporation (“KfW Finance”). At December 31, 2002, the amount of outstanding bonds and notes issued by the KfW Group (including KfW Finance) totaled EUR 159.6 billion, representing a EUR 20.8 billion increase from the EUR 138.8 billion outstanding at December 31, 2001. In 2002, KfW Finance issued debt in the Euromarket and also bonds, medium-term notes and commercial paper in the U.S. market. In 2002, KfW Finance issued the equivalent of EUR 18.7 billion in bonds and notes denominated in U.S. dollars, Japanese yen and South African Rand. However, since January 1, 2003, KfW Finance has only issued commercial paper in the U.S. market. The net proceeds of KfW Finance’s issues are on-lent to KfW in the form of Schuldscheindarlehen. All of KfW Finance’s securities are fully and unconditionally guaranteed by KfW.

     Schuldscheindarlehen currently are the KfW Group’s second most important funding source in the capital markets, with EUR 35.3 billion outstanding at December 31, 2002 (excluding Schuldscheindarlehen from KfW Finance). Schuldscheindarlehen are a special instrument of the German capital market, whereby the lending entity, generally a bank, insurance company or public pension fund, receives a certificate evidencing its loan to the borrower and the terms of such loan. Maturities on Schuldscheindarlehen range from one to 30 years, thereby providing a high degree of flexibility to both borrower and lender. The certificate generally authorizes three assignments, which provides limited liquidity for the Schuldscheindarlehen in the interbank secondary market.

     Public Funds. Mirroring the increasing importance of capital market funding to the KfW Group, the proportion of public funds in the KfW Group’s borrowings declined from 12.1% in 2001 to 10.6% in 2002. The most important source of public funds for KfW is the budget of the Federal Republic. Total long-term and short-term borrowings from funds provided by the Federal budget (excluding loans on a trust basis) amounted to EUR 14.5 billion at December 31, 2002. Public funds available to the KfW Group also include amounts borrowed from the ERP Special Fund. The KfW Group’s long-term and short-term borrowings from the ERP Special Fund amounted to EUR 9.7 billion at December 31, 2002. The ERP Special Fund’s assets totaled EUR 32.7 billion at the end of 2002.

     Short-term funds obtained from the refinancing operations of the European Central Bank via the Deutsche Bundesbank, which is the central bank of the Federal Republic, the interbank market and others amounted to EUR 8.2 billion at December 31, 2002.

     Use of Funds. The majority of the KfW Group’s lending in connection with investment finance and export and project finance is financed from funds raised by KfW in the capital markets. Public funds are made available to the KfW Group for use in special categories of investment finance and certain export and project finance transactions with developing countries. Loans made within the framework of the Federal Republic’s financial cooperation programs are financed with funds appropriated in the Federal budget for loans by the KfW Group. Grants, the vast majority of which are made in connection with the Federal Republic’s financial cooperation program, are also financed with funds appropriated from the Federal budget. Grants, by their nature, do not appear on the KfW Group’s balance sheet.

Funding and Investment Policy

     KfW’s funding policy pursues a dual aim: to achieve the most favorable terms possible for funds raised in the capital markets and to minimize the effects of changes in interest rates by matching funding liabilities with loan assets, mainly through interest rate hedging instruments, to the extent practicable. In order to achieve favorable terms for funds raised, KfW maintains an active presence in all major capital markets and utilizes a broad range of funding instruments in various currencies, covering a range of maturities.

     In 2001, KfW adopted a new issuance strategy, initially limited to the euro market, whereby it increasingly focuses its financing activities on large issuances targeted at specific benchmark maturities. Thus, in 2002, among many other smaller issuances targeted at particular markets, KfW issued three series of euro-denominated notes, each in the amount of EUR 5 billion, with maturities of three, five and ten years, respectively. In 2002, KfW Finance applied this new issuance strategy for its activities in the U.S. dollar market and issued three series of U.S. dollar-denominated notes, each in the amount of $3 billion, two of which with a maturity of three years and one with a maturity of five years.

     At the end of 2002, KfW held a portfolio of public issues of high credit quality, as well as bonds issued by banks and others, in the aggregate amount of EUR 14.5 billion (including EUR 0.2 billion of GBP bonds). KfW holds such bonds as a liquidity reserve, enabling it to enter into repurchase agreements and secured loans under the refinancing operations of the European Central Bank via the Deutsche Bundesbank. More than half of the remaining bonds in KfW’s eurobond portfolio (excluding compensation claims) will mature by 2006.

     Because of the increasing amount of KfW’s assets denominated in U.S. dollars, KfW established a U.S. dollar portfolio in order to diversify its sources of liquidity in this currency. On December 31, 2002, the nominal amount invested reached $2.3 billion, $1.5 billion of which was managed by external portfolio managers and $0.8 billion of which was managed by KfW.

SHORT-TERM INDEBTEDNESS AND CAPITALIZATION

     In accordance with German GAAP applicable to banks, KfW classifies borrowed funds on its balance sheet into (i) debt with remaining maturities of five years or more, (ii) debt with remaining maturities of one year up to five years, (iii) debt with remaining maturities of three months up to one year, (iv) debt with remaining maturities of up to three months and (v) debt at call. This classification differs from U.S. GAAP, which requires a dual classification into current debt with initial maturities of up to one year and long-term debt with initial maturities in excess of one year.

     The following table has been prepared in accordance with the German GAAP presentation format. Long-term debt consists of borrowings and bonds issued with remaining maturities of one year or more.

SHORT-TERM INDEBTEDNESS AND CAPITALIZATION OF KFW GROUP AS OF DECEMBER 31, 2002(1)

(EUR in millions)

Short-term indebtedness (2)	41,628

Long-term borrowings from
Federal Government	13,634
ERP Special Fund	8,319
Banks	20,533
Other lenders	13,509

Total long-term borrowings	55,995
Bonds	129,672

Total long-term debt	185,667
Equity
Paid-in capital(3)	3,300
Reserves(4)	3,192
Fund for general bank risks	1,600

Total equity	8,092

Total capitalization	193,759

(1)	Totals may not add due to rounding.

(2)	With a remaining term of one year or less.

(3)	KfW’s equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounted to EUR 3,750 million in 2002. EUR 3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)	Consists of capital reserves of EUR 451 million, retained earnings of EUR 2,182 million and reserves from the ERP Special Fund of EUR 559 million.

MANAGEMENT

     The executive bodies of KfW are the Board of Management (Vorstand) and the Board of Directors (Verwaltungsrat).

Board of Management

     The Board of Management presently consists of five members. The members of the Board of Management are appointed by the Board of Directors. The Board of Management is responsible for the day-to-day conduct of KfW’s business and the administration of its assets. The names of the members of the Board of Management and the dates of their appointments to the Board are set forth below:

Name	Date of Initial Appointment

Dr. Peter Klaus	October 1, 1999

Wolfgang Kroh	December 1, 2000

Detlef Leinberger	October 1, 1999

Ingrid Matthäus-Maier	July 1, 1999

Hans W. Reich (official spokesman)	December 15, 1990

     Members of the Board of Management are full-time employees of KfW and are generally appointed for five-year terms of office. Reappointment is permitted. Each Managing Director is responsible for certain aspects of KfW’s activities but shares the responsibility for all actions taken by the Board. There is no chief executive officer of KfW. The official spokesman of the Board of Management is Hans W. Reich.

Board of Directors

     The Board of Directors has 28 members at present and consists of the Federal Minister of Finance, the Federal Minister of Economics and Labor, the Federal Minister of Foreign Affairs, the Federal Minister of Consumer Protection, Food and Agriculture, the Federal Minister of Transport, Construction and Housing, the Federal Minister for Economic Cooperation and Development, the Federal Minister for the Environment, Nature Conservation and Nuclear Safety, five members appointed by the Bundesrat, the upper house of Parliament, five representatives of the commercial banks, two representatives of industry, one representative each of the local municipalities, agriculture, crafts, trade and the housing industry and four representatives of the trade unions. The representatives of the commercial banks, industry, the local municipalities, agriculture, crafts, trade, the housing industry and the trade unions are appointed by the Federal Government after consultation with their constituencies.

     The Chairman of the Board of Directors and his Deputy are appointed by the Federal Government. Their term of office is five years while the other members of the Board of Directors are appointed for three years. There are two committees of the Board of Directors, the Legal and Administrative Committee and the Credit Committee, which approves all loan commitments to a single borrower of between EUR 50 million and EUR 100 million.

     The Board of Directors supervises the overall conduct of KfW’s business and the administration of its assets. It may give the Board of Management general or special directives. In particular, the Board of Directors approves all loan commitments to a single borrower exceeding EUR 100 million and may reserve the right to approve other transactions or types of transactions. It is not, however, authorized to represent KfW or to commit funds on KfW’s behalf.

     The members of the Board of Directors are:

Name	Position

Peter Benz	Lord Mayor of the City of Darmstadt, State of Hessen; Representative of the Municipalities

Anton F. Börner	President of the Bundesverband des Deutschen Groß- und Außenhandels e.V.; Representative of Trade

Dr. Rolf Breuer	President of the Bundesverband Deutscher Banken e.V.; Representative of the Commercial Banks

Dr. Ulrich Brixner	Chairman of the Board of Managing Directors of DZ BANK AG; Representative of the Cooperative Banks

Wolfgang Clement	Federal Minister of Economics and Labor; Deputy Chairman

Hans Eichel	Federal Minister of Finance; Chairman

Joschka Fischer	Federal Minister of Foreign Affairs

Lutz Freitag	President of the GdW Bundesverband deutscher Wohnungsunternehmen e.V.; Representative of the Housing Industry

Dr. Rolf-Jürgen Freyberg	Chairman of the Board of Managing Directors of BGAG Beteiligungsgesellschaft der Gewerkschaften AG; Representative of the Trade Unions

Dr. Dietrich H. Hoppenstedt	President of the Deutscher Sparkassen- und Giroverband e.V.; Representative of the Savings Banks

Dr. Karsten von Köller	Chairman of the Board of Managing Directors of the EUROHYPO AG; Representative of the Mortgage Banks

Ursula Konitzer	ver.di Bundesvorstand a. D.; Representative of the Trade Unions

Renate Künast	Federal Minister of Consumer Protection, Food and Agriculture

Prof. Dr. Karl-Heinz Paqué	Minister of the State of Sachsen-Anhalt; Member appointed by the Bundesrat

Hartmut Perschau	Mayor of the Free Hanseatic City of Bremen; Member appointed by the Bundesrat

Heinz Putzhammer	Member of the Federal Executive Board of the Deutscher Gewerkschaftsbund; Representative of the Trade Unions

Dr. Michael Rogowski	President of the Bundesverband der Deutschen Industrie; Representative of Industry

Dr. Thilo Sarrazin	Senator of the State of Berlin; Member appointed by the Bundesrat

Hanns-Eberhard Schleyer	Secretary General of the Zentralverband des Deutschen Handwerks; Representative of the Crafts

Dr. Franz Schoser	Executive Director a. D. of Deutscher Industrie- und Handelskammer; Representative of Industry

Michael Sommer	Chairman of the Deutscher Gewerkschaftsbund; Representative of the Trade Unions

Gerhard Sonnleitner	President of the Deutscher Bauernverband e.V.; Representative of Agriculture

Dr. Manfred Stolpe	Federal Minister of Transport, Building and Housing

Erwin Teufel	Minister President of the State of Baden-Württemberg; Member appointed by the Bundesrat

Dr. Alexander von Tippelskirch	Spokesman of the Board of Managing Directors of IKB Deutsche Industriebank Aktiengesellschaft; Representative of the Industrial Loan Banks

Jürgen Trittin	Federal Minister for the Environment, Nature Conservation and Nuclear Safety

Heidemarie Wieczorek-Zeul	Federal Minister for Economic Cooperation and Development

     In February 2003, Jochen Dieckmann was appointed to KfW’s Board of Directors by the Bundesrat. Mr. Dieckmann is the Minister of Finance of the State of Nordrhein-Westfalen.

     The proposed amendments to the KfW Law contained in the draft “Promotional Bank Restructuring Act” provide for an enlargement of KfW’s Board of Directors by three members to be appointed by the Bundestag.

     See “Notes to Financial Statements — Other Notes Required — Remuneration, Advances and Loans to Members of the Board of Management and the Board of Directors” for information on the remuneration of the Board of Management and the Board of Directors.

EMPLOYEES

     At December 31, 2002, KfW employed 2,182 persons. Approximately 31% of KfW’s staff is covered by collective bargaining agreements. KfW provides employee benefits such as pensions to its employees.

     Of KfW’s staff, approximately 15% are engaged in investment finance, 11% in financial cooperation, 6% in export and project finance, and the balance in KfW’s accounting, disbursements, collateral, funding and lending support departments and in general administrative and staff functions.

FINANCIAL SECTION

FINANCIAL STATEMENTS AND AUDITORS

     The accounts of KfW are prepared in accordance with German GAAP. See “Notes to Financial Statements — Accounting and Valuation Principles”. German GAAP differs in certain respects from U.S. GAAP. See “Summary of Material Differences between Generally Accepted German and United States Accounting Principles”.

     Pursuant to the KfW Law, the annual financial statements of KfW are examined by a Wirtschaftsprüfer (Certified Public Accountant) who is appointed by the Federal Minister of Finance in consultation with the Board of Directors and the Bundesrechnungshof (Federal Court of Auditors). KfW’s external auditors are PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”), a member of PricewaterhouseCoopers International.

     The annual audit is conducted in accordance with German GAAS. In the case of a government-owned entity such as KfW, the scope of the audit has been expanded to meet the requirements of the Haushaltsgrundsätze-Gesetz (Budgeting and Accounting Act). The Budgeting and Accounting Act requires that the audit and the resulting report be designed in such a way as to enable the Board of Directors, the responsible Federal Department, and the Federal Court of Auditors to form their own opinion and to take action as and when required. One of the specific aspects to be covered by the extended audit and the audit report is the proper conduct of KfW’s business by its management.

     Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, the auditors are also required to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.

     The following auditor’s report has been issued on the annual financial statements and the consolidated annual financial statements of KfW as of and for the year ended December 31, 2002:

AUDITOR’S REPORT

     We have audited the annual financial statements, together with the bookkeeping system, and the consolidated financial statements of Kreditanstalt für Wiederaufbau, Frankfurt am Main, with combined notes, as well as the combined management report of KfW and the Group for the business year from January 1 to December 31, 2002. The bookkeeping system and the preparation of these documents in accordance with German commercial law and the regulations in the Law on the Kreditanstalt für Wiederaufbau and its By-Laws are the responsibility of the Board of Managing Directors of KfW. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the combined management report of KfW and the Group based on our audit.

     We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and consolidated financial statements in accordance with German principles of proper accounting and in the combined management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of KfW and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the combined management report are examined primarily on a test basis within the framework of the audit. The audit includes for the annual financial statements assessing the annual financial statements of the companies included in consolidation, the determination of the companies to be included in consolidation, the accounting and consolidation principles used as well as for both statements the evaluation of significant estimated made by the Board of Managing Directors, and evaluating the overall presentation of the annual and consolidated financial statements and the combined management report. We believe that our audit provides a reasonable basis for our opinion.

     Our audit has not led to any reservations.

     In our opinion, the annual financial statements and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of KfW and the Group, respectively, in accordance with German principles of proper accounting. On the whole the combined management report provides a suitable understanding of KfW’s and the Group’s position and suitably presents the risks of future development.

Frankfurt am Main,	PwC Deutsche Revision
Federal Republic of Germany	Aktiengesellschaft
March 20, 2003	Wirtschaftsprüfungsgesellschaft

By /s/ Wagener	By /s/ Struwe

Wagener	Struwe
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

     The following auditor’s report has been issued on the annual financial statements and the consolidated annual financial statements of KfW as of and for the year ended December 31, 2001:

AUDITOR’S REPORT

     We have audited the annual financial statements, together with the bookkeeping system, and the consolidated financial statements of Kreditanstalt für Wiederaufbau, Frankfurt am Main, with combined notes, as well as the combined management report of KfW and the Group for the business year from January 1 to December 31, 2001. The bookkeeping system and the preparation of these documents in accordance with German commercial law and the regulations in the Law on the Kreditanstalt für Wiederaufbau and its By-Laws are the responsibility of the Board of Managing Directors of KfW. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the combined management report of KfW and the Group based on our audit.

     We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and consolidated financial statements in accordance with German principles of proper accounting and in the combined management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of KfW and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the combined management report are examined primarily on a test basis within the framework of the audit. The audit includes for the annual financial statements assessing the annual financial statements of the companies included in consolidation, the determination of the companies to be included in consolidation, the accounting and consolidation principles used as well as for both statements the evaluation of significant estimated made by the Board of Managing Directors, and evaluating the overall presentation of the annual and consolidated financial statements and the combined management report. We believe that our audit provides a reasonable basis for our opinion.

     Our audit has not led to any reservations.

     In our opinion, the annual financial statements and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of KfW and the Group, respectively, in accordance with German principles of proper accounting. On the whole the combined management report provides a suitable understanding of KfW’s and the Group’s position and suitably presents the risks of future development.

Frankfurt am Main,	PwC Deutsche Revision
Federal Republic of Germany	Aktiengesellschaft
April 12, 2002	Wirtschaftsprüfungsgesellschaft

By /s/ Wagener	By /s/ Rave

Wagener	Rave
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

     The following auditor’s report has been issued on the annual financial statements and the consolidated annual financial statements of KfW as of and for the year ended December 31, 2000:

AUDITOR’S REPORT

     We have audited the annual financial statements, together with the bookkeeping system, and the consolidated financial statements of Kreditanstalt für Wiederaufbau, Frankfurt am Main, with combined notes, as well as the combined management report of KfW and the Group for the business year from January 1 to December 31, 2000. The bookkeeping system and the preparation of these documents in accordance with German commercial law and the regulations in the Law on the Kreditanstalt für Wiederaufbau and its By-Laws are the responsibility of the Board of Managing Directors of KfW. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the combined management report of KfW and the Group based on our audit.

     We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and consolidated financial statements in accordance with German principles of proper accounting and in the combined management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of KfW and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the combined management report are examined primarily on a test basis within the framework of the audit. The audit includes for the annual financial statements assessing the annual financial statements of the companies included in consolidation, the determination of the companies to be included in consolidation, the accounting and consolidation principles used as well as for both statements the evaluation of significant estimated made by the Board of Managing Directors, and evaluating the overall presentation of the annual and consolidated financial statements and the combined management report. We believe that our audit provides a reasonable basis for our opinion.

     Our audit has not led to any reservations.

     In our opinion, the annual financial statements and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of KfW and the Group, respectively, in accordance with German principles of proper accounting. On the whole the combined management report provides a suitable understanding of KfW’s and the Group’s position and suitably presents the risks of future development.

Frankfurt am Main,	PwC Deutsche Revision
Federal Republic of Germany	Aktiengesellschaft
April 2, 2001	Wirtschaftsprüfungsgesellschaft

By /s/ Wagener	By /s/ Rave

Wagener	Rave
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

MANAGEMENT’S COMMENTS ON THE CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements include, beside Kreditanstalt für Wiederaufbau, KfW International Finance Inc., Delaware, USA, Finanzierungs- und Beratungsgesellschaft mbH, Berlin, DEG-Deutsche Investitions-und Entwicklungsgesellschaft mbH, Cologne and KfW Beteiligungsholding GmbH, Frankfurt am Main. Owing to the acquisition of DEG and the inclusion of DEG in the KfW Group consolidated financial statements for the first time in 2001, the figures of 2000 have been restated to include DEG to promote comparability. IKB is included in the consolidated financial statements as an affiliated enterprise for the first time in 2001.

     The figures in the financial statements for the KfW Group are determined mainly by the financial condition and results of operations of KfW.

The Balance Sheet

     The following table shows the development of the KfW Group’s main balance sheet items in 2002:

BALANCE SHEET TRENDS(1)

	December 31,	December 31,	Increase (Decrease) in 2002
	2002	2001	Compared to 2001

Assets	(EUR in millions)			(%)

Cash reserves	26	26	0	0
Loans and advances to banks(2)	129,280	107,326	21,954	20
Loans and advances to customers(2)(3)	85,775	90,767	(4,992)	(5)
Bonds and other fixed-rate securities(2)	20,529	22,413	(1,884)	(8)
Shares and other non-fixed rate securities	11,621	10,934	687	6
Investments and investments and shares in affiliated enterprises	758	765	(7)	(1)
Assets on a trust basis	8,144	7,682	462	6
Compensation claims on public authorities(4)	193	257	(64)	(25)
Other assets(5)	4,608	5,607	(999)	(18)

Balance Sheet Total	260,934	245,777	15,157	6

(1)	Totals may not add due to rounding.

(2)	Includes accrued interest.

(3)	Includes corporate borrowers such as airlines and shipping companies (export finance) and steel and energy companies (investment finance). See “Business”.

(4)	Credit institutions with head offices in the GDR were allocated an interest-bearing claim on the Currency Conversion Compensation Fund as from July 1, 1990, to the extent that their assets were not sufficient to cover the liabilities, including reserves, resulting from the introduction of the Deutsche Mark and the conversion of the currency of the GDR. The level of the claim was determined by the terms of Article 40(2) of the D-Markbilanzgesetz (D-Mark Balance Sheet Law). Following the merger between KfW and the Staatsbank in 1994, these compensation claims have been included in KfW’s balance sheet.

(5)	Includes mainly prepaid expenses and deferred charges.

	December 31,	December 31,	Increase (Decrease) in 2002
	2002	2001	Compared to 2001

Liabilities and Shareholders’ Equity	(EUR in millions)%

Liabilities to banks(1)	31,757	44,557	(12,800)	(29)
Liabilities to customers(1)(2)	39,758	36,317	3,441	9
Securitized liabilities (bonds)	162,603	141,942	20,661	15
Loans on a trust basis	8,144	7,682	462	6
Compensation liabilities under Art 41 of the D-Mark Balance Sheet Law(3)	40	46	(6)	(13)
Capital and reserves(4)	8,092	7,393	699	9
Other liabilities(5)	10,540	7,840	2,700	34

Balance Sheet Total	260,934	245,777	15,157	6

Memo Item: Guarantees	31,677	12,899	18,778	146

(1)	Includes accrued interest.

(2)	Includes the Federal Government, the ERP Special Fund and certain non-bank lending institutions, such as insurance companies.

(3)	Credit institutions with head offices in the GDR were required to include their liabilities towards the Currency Conversion Compensation Fund (“compensation liabilities”) in their opening balance sheets as of July 1, 1990, if their equity exceeded the limits determined by Article 40(2) of the D-Mark Balance Sheet Law. With the merger between KfW and the Staatsbank in 1994, these compensation liabilities accrued to KfW.

(4)	Includes the fund for general bank risks in accordance with Section 340(g) of the Commercial Code.

(5)	Includes deferred income, other liabilities and accrued estimated liabilities.

     In 2002, the KfW Group’s balance sheet total increased by EUR 15.2 billion (6%), amounting to EUR 260.9 billion. The continued dynamic growth in the balance sheet total was mainly due to the continued increase in loans and advances to banks, which grew by EUR 22.0 billion (20%) mainly as a result of rising demand for investment loans. This growth was partially offset by a decrease in loans and advances to customers, which fell by EUR 5 billion (5%), and a decrease in bonds and other fixed-rate securities of EUR 1.9 billion (8%).

     The growth in liabilities in 2002 was mainly due to an increase of EUR 20.7 billion (15%) in securitized liabilities that reflected a continued high level of capital market funding by KfW in 2002. This increase more than offset the effects of a EUR 12.8 billion (29%) decline in liabilities to banks as KfW increasingly funds its operations through the capital market.

Volume of Lending

     When looking at the volume of its business, KfW also takes into account off-balance sheet items such as transactions under its PROMISE and PROVIDE programs. The following discussion therefore reflects not only changes in loans, which appear on the balance sheet, but also developments in off-balance sheet items.

     The volume of lending (loans and advances, including loans on a trust basis and guarantees) increased 13%, from EUR 210.0 billion at December 31, 2001 to EUR 237.3 billion at December 31, 2002. The following table shows disbursements and repayments by business area in 2002:

VOLUME OF LENDING

						Increase
				Other		(Decrease) in		Share of
	December 31,	Disburse-	Repay-	Out-/	December 31,	2002 Compared		Total Loan
	2002	ments	ments (1)	(Inflows)	2001	to 2001		Volume

								2002	2001

	(EUR in millions)						(%)	(%)	(%)

Investment finance	136,179	26,558	(11,766)	(979)	122,366	13,813	11	58	58
Export and project finance	47,102	6,383	(5,166)	(6,037)	51,922	(4,820)	(9)	20	25
Financial cooperation	22,292	1,415	(1,254)	(502)	22,633	(341)	(2)	9	11
Other items:
Other promotional loans	84	0	(97)	(7)	188	(104)	(55)	0	0
Guarantees	31,677	19,369	(167)	(424)	12,899	18,778	146	13	6

Total loans	237,334	53,725	(18,450)	(7,949)	210,008	27,326	13	100	100

of which: Loans on a trust basis and other trust business	8,058	403	(243)	306	7,592	466	6	3	4

(1)	The volume of loan repayments ahead of schedule increased from EUR 16.8 billion in 2001 to EUR 18.5 billion in 2002.

     Investment loans made in Germany and elsewhere in Europe accounted for the major part of KfW’s lending volume at 58%, followed by export and project finance at 20% and loans to promote developing countries at 9%.

     The continued brisk demand for investment loans to promote the German economy brought an increase over the previous year of EUR 13.8 billion (11%). The volume of export and project finance loans fell by EUR 4.8 billion (9%), mainly as a result of weak economic conditions and the lower exchange rate for the U.S. dollar. Loans to promote developing countries remained nearly constant.

     Guarantees rose significantly, by EUR 18.8 billion (146%) to EUR 31.7 billion, mainly due to an increase of securitization transactions for loans to SMEs and mortgage loans under the PROMISE and PROVIDE programs, respectively.

     Generally the on-lending banks bear the risks on investment loans, while the greater part of the risks on export loans is limited by Federal guarantees or risk participations by commercial banks. Agreements with the Federal Government largely exclude the risks to KfW on loans to promote the developing countries. Any acute or latent risks to KfW on loan commitments given in the bank’s name are covered by appropriate loan loss provisions and allowances made according to conservative principles and the fund for general bank risks.

     As in prior years, in 2002, KfW eased repayment conditions for some borrowers by consolidating or rescheduling loans on the basis of bilateral or multilateral consolidation agreements. The amounts on claims under guarantees totaled EUR 805 million (in 2001: EUR 1,149 million). During 2002, non-performing loans and advances totaling EUR 293 million (in 2001: EUR 83 million) were written off, of which claims on domestic borrowers accounted for EUR 106 million (in 2001: EUR 81 million). The increase in write-offs was mainly due to the slowdown of national and global economies, in particular affecting the areas investment finance, industrial and telecommunications finance.

Sources of Funds

     The main source of funds for the KfW Group is the capital market. The total of borrowed funds, including liabilities to banks and customers and the volume of bonds outstanding, increased by EUR 11.3 billion (5%) from EUR 222.8 billion at December 31, 2001 to EUR 234.1 billion at December 31, 2002, raised primarily through bond issues. The funds provided from the Federal budget and the ERP Special Fund amounted to EUR 24.2 billion in 2002, compared with EUR 26.2 billion in 2001.

     The following tables show the sources of funding for the KfW Group’s loan portfolio for the periods shown.

FUNDING OF THE KFW GROUP’S OWN LOAN PORTFOLIO

	2002		2001		2000

	(EUR in		(EUR in		(EUR in
	millions)	(%)	millions)	(%)	millions)	(%)

Funds borrowed from banks	31,757	14	44,557	20	48,323	24
Funds borrowed from customers(1)	39,758	17	36,317	16	33,138	16
Bonds issued	162,603	69	141,942	64	120,130	60

Total	234,118	100	222,816	100	201,591	100

(1)	Includes funds borrowed from non-bank lending institutions such as insurance companies.

FUNDS BORROWED FROM BANKS AND CUSTOMERS

						Share in Total
	December 31,		Repay-	Other Out-/	December 31,	Borrowed
	2002	Additions	ments	(Inflows)(1)	2001	Funds

						2002	2001

	(EUR in millions)					(%)

Funds borrowed from banks	31,757	156,175	(161,148)	(7,827)	44,557	44	55
Funds borrowed from customers:
ERP Special Fund	9,691	2,158	(2,947)	11	10,469	14	13
Federal budget funds	14,499	321	(759)	(812)	15,749	20	19

	24,190	2,479	(3,706)	(802)	26,218	34	32
Other lenders	15,568	11,734	(10,378)	4,113	10,099	22	12

	39,758	14,213	(14,084)	3,312	36,317	56	45

Total	71,515	170,388	(175,232)	(4,515)	80,874	100	100

(1)	Includes changes in prices and release from residual payments.

     The share of funds borrowed from banks and customers (excluding Federal budget funds and ERP Special Fund) as a percentage of the KfW Group’s total sources of funding dropped from 25% in 2001 to 20% in 2002. The funds provided from the Federal budget and the ERP Special Fund dropped from 12% to 10%.

BONDS ISSUED

	December 31,			Other Out-/	December 31,
	2002	Additions(1)	Repayments	(Inflows)(1)	2001

	(EUR in millions)

Debt issues	109,304	35,313	(18,132)	(7,589)	99,712
Bearer bonds (including medium-term notes)	50,334	82,930	(70,221)	(1,469)	39,094
Accrued interest	2,965	0	0	(171)	3,136
Called up for redemption	0	—	—	—	0

	162,603	118,243	(88,353)	(9,229)	141,942

(1)	Includes changes in prices of foreign currency loans.

     Funds raised in the money and capital markets amounted to EUR 209.9 billion in 2002, compared with EUR 196.6 billion in 2001.

     Bonds issued by the KfW Group rose from EUR 141.9 billion at December 31, 2001, to EUR 162.6 billion at December 31, 2002, of which bonds (including commercial paper) with a value to KfW of EUR 65.1 billion were issued by KfW-Finance (in 2001 EUR 67.4 billion).

Changes in Other Balance Sheet Items

     The value of the portfolio of money market paper, bonds and debentures of other issuers held by KfW decreased by EUR 0.5 billion, to EUR 17.6 billion at December 31, 2002. The majority of these securities are held by KfW to ensure constant liquidity. These securities are assigned to treasury securities portfolios maintained by KfW. These portfolios are denominated mainly in euro, but they also include US dollar and pound sterling-denominated securities. The securities held in the euro-denominated portfolios, which account for 95% of the total portfolios, are also used as collateral in funding operations with the European Central Bank. In addition, KfW holds portfolios of asset-backed securities in connection with its loan securitization activities. In addition to these portfolios, which it manages itself, KfW holds externally managed special funds and money market funds, which are shown in the item “Shares and other non-fixed rate securities”. The total value of these funds, which are held for liquidity purposes, amounted to EUR 2.6 billion at December 31, 2002.

     For the purpose of supporting the price of securities issued by it, the KfW Group held a total of EUR 2.9 billion par value of its own bonds at the end of 2002, compared with EUR 4.3 billion at the end of 2001. These bonds represented 2% of the bonds issued by the KfW Group at December 31, 2002.

     The Group’s portfolio of shares and non-fixed rate securities increased from EUR 10.9 billion in 2001 to EUR 11.6 billion in 2002.

     The major part of the prepaid expenses and deferred charges comprises interest expenditure for leasing obligations in project finance applicable to the following period. The item also includes borrowing expenses (discounts and placing commissions) and interest on retentions.

     Provisions increased by EUR 29 million in 2002. Allocations to provisions amounted to EUR 184 million in 2002, EUR 113 million of which were used for unsettled bank operating and payroll expenses and EUR 61 million for staff pensions. The allocations to provisions for tax payments amounted to EUR 9 million. EUR 91 million were used, while EUR 64 million were returned to income.

     The KfW Group’s liabilities under guarantees increased markedly by EUR 18,788 million, to EUR 31,677 million at December 31, 2002 reflecting almost exclusively higher levels of securitization activity under its PROMISE and PROVIDE programs. Of the total amount as per December 31, 2002, EUR 27,454 million were credit default swaps, EUR 4,218 million were guarantees on loans (of which guarantees for aircraft finance totaled

EUR 1,309 million, guarantees on special loans totaled EUR 844 million and guarantees for housing construction totaled EUR 682 million). EUR 5 million were letters of credit.

     The guarantees for third party risks extended in 2002 increased by EUR 12,717 million, to EUR 19,369 million at December 31, 2002, mainly as a result from the assumption of third party risks of credit default in connection with securitization in the amount of EUR 18,793 million. Altogether, EUR 167 million of guarantees was redeemed.

Equity Capital

     The KfW Group’s capital and reserves (subscribed capital, reserves and fund for general bank risks in accordance with Section 340(g) of the Commercial Code) increased by EUR 699 million (9%) to EUR 8.1 billion at December 31, 2002 compared with one year earlier. KfW’s capital and reserves amounted to EUR 7.6 billion at December 31, 2002. KfW’s subscribed capital increased by EUR 3.2 billion, to EUR 3.8 billion of which EUR 3.3 billion is paid in. The increase was effected by a transfer from the capital reserves and the retained earnings. The reserves from the ERP Special Fund increased by EUR 34 million to EUR 559 million in 2002 in accordance with contractual arrangements. EUR 400 million was allocated to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code. KfW’s net income of EUR 220 million for 2002 was allocated to the special reserves which form part of retained earnings in accordance with Section 10 (3) of the KfW Law. The other reserves from profits increased by EUR 45 million through the inclusion of the results of the subsidiaries and the consolidation of their shareholders’ equity.

     In contrast to last year’s financial statements, in 2002 the outstanding contributions to the equity capital are not reported as assets but are included as separate item under subscribed capital. The previous year’s figures have been adjusted accordingly.

     As in prior years, the KfW Group well fulfils the requirements on capital and reserves under the EU Solvency Directive and the recommendations of the Committee on Banking Regulations and Supervision of the Central Bank Governors of the G10 countries (the Cooke Committee) on capital and reserves for banks operating internationally.

CAPITAL AND RESERVES(1)

	Additions/	December 31,
	(Deductions)	2002

	(EUR in millions)
Capital (of which EUR 3,300 million paid in)	3,238.7	3,750.0
Less outstanding contributions	(15.4)	(450.0)
Capital reserves	(1,287.4)	451.1
Reserve from the ERP Special Fund	34.4	559.1
Retained earnings
In accordance with Art. 10(2) of the KfW Law	416.9	480.8
In accordance with Art. 10(3) of the KfW Law	(2,132.5)	1,141.1
In accordance with Art. 17(4) of the D-Mark Balance Sheet Law(2)	—	47.6
Other retained earnings	44.2	512.0
Fund for general bank risks in accordance with Section 340(g) of the Commercial Code	400.0	1,600.0

	698.9	8,091.7

(1)	Totals may not add due to rounding.

(2)	To be adjusted for the special loss account shown under Assets in KfW’s balance sheet in accordance with Article 17(4) of the D-Mark Balance Sheet Law (EUR 27.2 million).

Earnings Position

     The following table shows the development of the KfW Group’s earnings position in the year under review:

	Earnings Position(1)

	2002	2001	Change

	(EUR in millions)			(%)

Interest income(2)	10,633.9	11,259.1	(625.2)	(5.6)
Interest expense	(9,108.6)	(10,050.1)	(941.5)	(9.4)

Interest received, net	1,525.3	1,209.0	316.3	26.2
Commissions received, net	193.9	185.1	8.8	4.8
Net earnings (expenditure) on financial transactions(3)	(8.8)	(6.3)	(2.5)	(40.0)
General administrative expenses(4)	(399.6)	(382.2)	(17.4)	(4.6)
Other operating income and expenses	21.4	21.9	(0.5)	(2.2)

Income from current operations before risk provisions and valuations	1,332.1	1,027.5	304.6	30.0
Risk provisions/valuations, net(5)	(1,021.5)	(782.8)	(238.7)	(23.4)
Income from current operations	310.7	244.7	66.0	21.2
Contractual allocation of interest to reserves from the ERP Special Fund	(34.4)	(34.2)	(0.2)	(0.5)
Taxes on income and revenues	(11.9)	(3.5)	(8.4)	(236.8)

Net income for the year	264.4	207.0	57.5	27.7

(1)	Totals may not add due to rounding.

(2)	Balance of interest earnings on lending and money market business, fixed-interest securities and debt register claims, with current income from shares and other non-fixed interest securities, investments and shares in affiliated enterprises.

(3)	Balance of gains and losses on currency conversions.

(4)	Including the depreciation and value adjustments on intangible and tangible assets.

(5)	Including write-downs on the special loss account and allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code. Net of the item “Earnings on all allocations of investments, shares in affiliated enterprises and securities treated as fixed assets”.

     The KfW Group’s income from current operations before risk provisions and valuations rose by EUR 305 million (30%) to EUR 1,332 million in 2002 compared with EUR 1,028 million in 2001 (KfW: increase of EUR 263 million (27%) to EUR 1,231 million). This increase was mainly due to a 26% increase (EUR 316 million) in net interest received by the KfW Group. This development was largely a result of the favorable trend in interest rates. Net interest received includes DEG’s interest income of EUR 122 million in 2002, an increase of EUR 24 million (24%) over the previous year.

     Net commissions received by the KfW Group rose by EUR 9 million (5%) to EUR 194 million in 2002 (KfW: increase of EUR 16 million (10%) to EUR 165 million), mainly due to higher charges for guarantees, partially offset by lower handling charges in the lending business and lower level of remuneration for handling business by FuB on behalf BvS, which declined in the course of the year. BvS is the Bundesanstalt für vereinigungsbedingte Sonderaufgaben, a federal institute responsible for special tasks related to Germany’s reunification.

     General administrative expenses increased by 5% in 2002. The following table sets forth the KfW Group’s administrative expenses for the years 2002 and 2001:

ADMINISTRATIVE EXPENSES

	2002	2001	Change

	(EUR in millions)			(%)

Salaries and wages	174.8	169.2	5.6	3.3
Social security contributions	26.1	25.1	1.0	4.0
Expenditure on pensions and support	46.4	35.5	10.9	30.7

Total expenditure on personnel	247.3	229.8	17.5	7.6
Other administrative expenses	120.8	123.4	(2.6)	(2.1)
Depreciation and value adjustments on intangible and tangible assets	31.5	29.0	2.5	8.6

Total expenditure on material and equipment	152.3	152.4	(0.1)	(0.1)

Total administrative expenses	399.6	382.2	17.4	4.6

     Administrative expenses rose by EUR 17 million (5%) to EUR 400 million (KfW: increase by EUR 31 million or 10% to EUR 334 million). This increase includes a rise in personnel expenditure of EUR 18 million (8%) to EUR 247 million as a result of the growth in the number of persons employed and adjustments of wages and salaries for staff on collectively agreed rates and performance-related rates. Expenditure on provisions for pensions also rose, mainly as a result of increases provided for in the collective wage agreement. Other administrative expenses remained almost unchanged from the previous year at EUR 152 million.

     Valuations and allocations to provision for risks amounted to EUR 1,022 million in 2002 compared with EUR 783 million in 2001. This substantial increase reflects the greater potential risk from the persistent weakness in the world and the national economies. KfW assesses its risk provisions with a system that mainly addresses risks identifiable on the balance sheet date. The bank continues to assess these risks on the basis of conservative standards. The allocation to risk provisions has increasingly been effected through the allocation to the fund for general bank risks under Section 340(g) of the Commercial Code rather than through allocations under Section 340(f) of the Commercial Code. Provisions against potential losses were made in the form of individual and general adjustments. The allocation to Section 340(g) reserves in 2002 amounted to EUR 400 million, totaling EUR 1,600 million as of December 31, 2002. This provisioning practice ensures that KfW is adequately secured against unexpected losses that can arise from the special risk structure of domestic SME and participation finance and long-term export finance. This has been part of KfW’s ongoing preparation for the transition to group accounting in accordance with the international financial reporting standards (IFRS), which is to take place by 2005 at the latest. Under the new regulations, new provisions for the special risks of a promotional bank can no longer be shown as risk provisions under Section 340(f). The KfW Group’s income from current operations (after valuations and risk provisions) was EUR 310 million in 2002, compared with EUR 245 million in 2001.

     The KfW Group’s net income for the year was EUR 264 million in 2002, compared with EUR 207 million in 2001. KfW’s net income for the year amounted to EUR 220 million. An amount corresponding to KfW’s net income for the year of EUR 220 million was allocated to the special reserves in accordance with Sections 10 (2) and (3) of the KfW Law. Net income achieved by the consolidated subsidiaries (EUR 45 million) was allocated to the other reserves from profits. KfW’s shareholders’ equity amounted to EUR 5,980 million at December 31, 2002.

FINANCIAL STATEMENTS OF KFW

BALANCE SHEET(1)

	As of December 31,

	2002		2001

		(EUR in thousands)
Assets
Cash reserves
Cash on hand	147		125
Balance with Deutsche Bundesbank	25,459		25,904
Balance in postal giro accounts	0	25,606	0	26,029

Loans and advances to banks
At call	25,445		21,391
Other	128,816,484	128,841,929	106,838,830	106,860,221

Loans and advances to customers		85,467,583		90,082,159
Bonds and other fixed-rate securities
Money market paper(2)	81,665		422,417
Bonds and debentures of public and other issuers(3)	19,197,688		19,668,704
KfW’s own bond issues	1,236,822	20,516,175	2,303,948	22,395,069

Shares and other non-fixed rate securities		11,620,965		10,934,368
Investments		13,009		568,434
Shares in affiliated enterprises		518,665		326,470
Loans on a trust basis and other trust business		7,886,607		7,407,992
Compensation claims on public authorities including bonds from their conversion		193,433		257,178
Intangible assets		7,740		8,037
Fixed assets		443,733		422,686
Other assets		39,023		432,761
Prepaid expenses and deferred charges		4,072,331		4,693,905
Special loss account consisting of provisions under Art. 17(4) of the D-Mark Balance Sheet Law		27,237		33,509

Total assets		259,674,036		244,448,818

This table should be read in conjunction with the notes on the following page.

	As of December 31,

	2002		2001

		(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	1,051,013		867,667
With agreed terms or periods of notice	30,485,085	31,536,098	43,485,354	44,353,021

Liabilities to customers
At call	144,013		266,827
With agreed terms or periods of notice	104,605,606	104,749,619	103,291,736	103,558,563

Securitized liabilities (bonds)		97,497,507		74,529,138
Loans on a trust basis		7,886,607		7,407,992
Other liabilities		3,452,670		156,396
Deferred income		6,291,063		6,845,553
Accrued estimated liabilities		640,525		626,767
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law		40,254		46,365
Fund for general bank risks		1,600,000		1,200,000
Subscribed capital		3,750,000		511,292
Unpaid capital		(450,000)		(434,598)
Capital reserves		451,051		1,738,490
Reserve from ERP Special Fund		559,090		524,672
Retained earnings		1,669,552		3,385,167

Total liabilities and shareholders’ equity		259,674,036		244,448,818

Contingent liabilities
On bills discounted and charged	0		0
On guarantees	31,659,669		12,888
Liability under collateral provided for third party liabilities	0	31,659,669	0	12,888
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	30,397,746	30,397,746	24,936	24,936

(1)	Totals may not add due to rounding.

(2)	In 2002, EUR 0 (2001: EUR 0) were eligible as collateral with the Deutsche Bundesbank.

(3)	In 2002 and 2001, EUR 16,672 million and EUR 16,372 million, respectively, were eligible as collateral under the refinancing operations of the European Central Bank via the Deutsche Bundesbank.

See also the accompanying Notes to Financial Statements.

STATEMENT OF INCOME(1)

	For the year ended December 31,

	2002		2001		2000

	(EUR in thousands)
Income
Interest income
From lending and money market	9,744,939		10,245,447		9,750,662
From fixed-interest securities and debt register claims	737,338	10,482,277	859,425	11,104,872	791,943	10,542,605

Current income
From shares and other fixed rate securities	2,860		31,792		31,663
From investments	348		901		953
From shares in affiliated enterprises	5,481	8,689	4,135	36,828	—	32,616
Commissions and similar service charges earned		410,159		377,387		365,717
Net earnings on financial transactions		—		—		7,116
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		6,519		1,375		—
Other operating income		18,252		22,046		17,955

Total income		10,925,896		11,542,508		10,966,009

Expenses
Interest expenses		9,096,226		10,029,300		9,584,319
Contractual appropriation of interest to reserve from the ERP Special Fund		34,418		34,233		37,042
Commissions and similar service charges payable		245,186		227,861		223,347
Net loss on financial transactions		10,113		4,565		—
General administrative expenses
Salaries and wages	145,114		136,202		119,912
Social security contributions and expenditure on pensions and support	60,358		48,501		52,276
Other administrative expenses	98,669	304,171	91,095	275,798	75,803	247,991

Depreciation and value adjustments on intangible and tangible assets		29,706		27,324		22,177
Other operating expenses		3,366		8,852		1,191
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses (2)		976,187		748,969		587,627
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		—		—		5,931
Extraordinary expenses		—		—		51,129
Write-downs on the special loss account under Art. 17(4) of the D-Mark Balance Sheet Law		6,271		24		52
Net income for the year		220,252		185,582		205,203

Total expenses		10,925,896		11,542,508		10,966,009

(1)	Totals may not add due to rounding.

(2)	Including EUR 400 million allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code (2001 EUR 500 million; 2000 EUR 500 million).

See also the accompanying Notes to Financial Statements.

FINANCIAL STATEMENTS OF KFW GROUP

BALANCE SHEET(1)

	As of December 31,

	2002		2001

		(EUR in thousands)
Assets
Cash reserves
Cash on hand	151		134
Balance with Deutsche Bundesbank	25,459		25,904
Balance in postal giro accounts	—	25,610	—	26,038

Loans and advances to banks
At call	43,470		29,121
Other	129,236,785	129,280,255	107,297,318	107,326,439

Loans and advances to customers		85,775,469		90,766,588
Bonds and other fixed-rate securities
Money market paper(2)	81,665		422,417
Bonds and debentures of public and other issuers(3)	17,562,216		17,651,212
KfW’s own bond issues	2,885,204	20,529,085	4,339,204	22,412,833

Shares and other non-fixed rate securities		11,620,965		10,934,368
Investments		193,773		197,431
Investments in affiliated enterprises		552,618		556,156
Shares in affiliated enterprises		11,854		11,854
Loans on a trust basis and other trust business		8,143,635		7,681,789
Compensation claims on public authorities, including bonds from their conversion		193,433		257,178
Intangible assets		8,448		8,863
Fixed assets		452,767		432,641
Other assets		46,941		437,446
Prepaid expenses and deferred charges		4,072,405		4,693,905
Special loss account consisting of provisions under Art. 17(4) of the D-Mark Balance Sheet Law		27,237		33,509

Total assets		260,934,495		245,777,038

This table should be read in conjunction with the notes on the following page.

	As of December 31,

	2002		2001

		(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	1,003,440		807,560
With agreed terms or periods of notice	30,753,839	31,757,279	43,749,312	44,556,872

Liabilities to customers
At call	142,972		278,957
With agreed terms or periods of notice	39,615,069	39,758,041	36,038,242	36,317,199

Securitized liabilities (bonds)		162,603,487		141,942,090
Loans on a trust basis		8,143,635		7,681,789
Other liabilities		3,495,192		268,920
Deferred income		6,291,222		6,845,780
Accrued estimated liabilities		753,669		725,162
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law		40,254		46,365
Fund for general bank risks		1,600,000		1,200,000
Subscribed capital		3,750,000		511,292
Unpaid capital		(450,000)		(434,598)
Capital reserves		451,051		1,738,490
Reserve from ERP Special Fund		559,090		524,672
Retained earnings		2,181,575		3,853,005

Total liabilities and shareholders’ equity		260,934,495		245,777,038

Contingent liabilities
On bills discounted and charged	0		0
On guarantees	31,677,171		12,899
Liability under collateral provided for third party liabilities	0	31,677,171	0	12,899
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	30,749,775	30,749,775	25,264	25,264

(1)	Totals may not add due to rounding.

(2)	In 2002, EUR 0 (in 2001 EUR 0) were eligible as collateral with the Deutsche Bundesbank.

(3)	In 2002 and 2001, EUR 16,685 million and EUR 16,390 million, respectively, were eligible as collateral with the Deutsche Bundesbank.

See also the accompanying Notes to Financial Statements.

STATEMENT OF INCOME(1)

	For the year ended December 31,

	2002		2001		2000

			(EUR in thousands)
Income
Interest income
From lending and money market	9,846,167		10,357,741		9,861,934
From fixed-interest securities and debt register claims	739,848	10,586,015	861,928	11,219,669	795,100	10,657,034

Current income
From shares and other fixed rate securities	2,860		31,792		31,663
From investments	25,490		7,673		9,369
From shares in affiliated enterprises	19,571	47,921	0	39,465	0	41,032
Commissions and similar service charges earned		439,282		413,077		390,549
Net earnings on financial transactions		—		—		4,432
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		0		4,422		589
Other operating income		25,151		31,230		28,355

Total income		11,098,369		11,707,863		11,121,991

Expenses
Interest expenses		9,108,636		10,050,139		9,608,902
Contractual appropriation of interest to reserve from the ERP Special Fund		34,418		34,233		37,042
Commissions and similar service charges payable		245,296		227,928		223,437
Net loss on financial transactions		8,781		6,270		—
General administrative expenses
Salaries and wages	174,750		169,215		146,735
Social security contributions and expenditure on pensions and support	72,564		60,545		60,204
Other administrative expenses	120,847	368,161	123,449	353,209	102,865	309,804

Depreciation and value adjustments on intangible and tangible assets		31,505		28,965		23,622
Other operating expenses		3,798		9,403		1,563
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses (2)		1,005,250		787,196		634,656
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		9,907		—		—
Extraordinary expenses		—		—		51,129
Write-downs on the special loss account under Art. 17(4) of the D-Mark Balance Sheet Law		6,271		24		52
Taxes on income		11,909		3,536		(13,160)

Net income for the year		264,437		206,960		244,944

Total expenses		11,098,369		11,707,863		11,121,991

(1)	Totals may not add due to rounding.

(2)	Including EUR 400 million allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code (in 2001 EUR 500 million, in 2000 EUR 500 million).

See also the accompanying Notes to Financial Statements.

CASH FLOW STATEMENT OF KFW GROUP(1)

	For the year ended December 31,

	2002	2001	2000

		(EUR in millions)
Cash flows from operating activities
Net income (before income tax)	276	210	232
Non-cash positions in net income and adjustments to reconcile net income to net cash provided by operating activities
Write-downs, depreciation and adjustments	1,049	816	658
Changes in provisions	41	40	100
Change in other non-cash positions
Other non-cash income and expenses	20	—	—
Profit from the sale of financial instruments	—	4	1
Profit from the sale of investments, property and equipment	—	—	—
Other adjustments (net)	1,326	(593)	(2.090)

Sub-total	2,712	478	(1,099)
Change in assets and liabilities from operating activities after correction for non-cash components
Claims on banks	(21,954)	(12,490)	(9,062)
Claims on customers	4,991	(7,258)	(13,356)
Securities available for sale	(40)	(1,554)	1,682
Liabilities to banks	(12,800)	(3,766)	2,324
Liabilities to customers	3,441	3,179	1,505
Promissory notes and other liabilities evidenced by paper	20,661	21,813	20,958
Other liabilities from operating activities	(6)	(4)	21
Interest receipts (incl. commissions)	11,053	11,633	11,048
Interest payments (incl. commissions)	(9,354)	(10,278)	(9,832)

Income tax paid	12	(4)	13

Net cash provided by operating activities	(1,308)	1,748	4,201

Cash flows from investing activities
Proceeds from the sale of investments	1,301	66	2,013
Proceeds from the sale of property and equipment	1	—	—
Payments for the acquisition of investments	—	(1,777)	(6,215)
Payments for the acquisition of property and equipment	(20)	(69)	(60)

Net cash provided by investing activities	1,282	(1,780)	(4,262)

Cash flows from financing activities
Proceeds on equity capital	34	34	37
Other financing activities (net)	—	—	—

Net cash provided by financing activities	34	34	37

Cash and cash equivalents at the end of previous period	26	30	50
Net cash provided by operating activities	(1,308)	1,748	4,201
Net cash provided by investing activities	1,282	(1,780)	(4,262)
Net cash provided by financing activities	34	34	37
Effect of exchange rate changes on cash and cash equivalents	(9)	(6)	4
Cash and cash equivalents at the end of period	26	26	30

(1)	Totals may not add due to rounding.

See also the accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

The Consolidated Companies and the Principles of Consolidation

     The consolidated financial statements include, beside Kreditanstalt für Wiederaufbau, KfW International Finance Inc., Delaware, USA, Finanzierungs- und Beratungsgesellschaft mbH, Berlin, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne and KfW Beteiligungsholding GmbH, Frankfurt am Main. Two other affiliated enterprises are not included in the consolidated financial statements because their results are of only minor significance for the presentation of the assets, financial situation and earnings of the KfW Group.

     Owing to the acquisition of DEG and the inclusion of DEG in the KfW Group consolidated financial statements for the first time in 2001, the figures of 2000 have been restated to include DEG to promote comparability. IKB is included in the consolidated financial statements as an affiliated enterprise for the first time in 2001.

     The annual financial statements for the individual companies in the KfW Group were drawn up in accordance with the accounting and valuation methods applying to KfW. Loans and advances and liabilities, and income and expenditure, between the consolidated enterprises were netted. The first consolidation was made by the book value method with the values stated on the KfW Group’s balance sheet date.

     The capital was consolidated on the basis of the values stated on the date the companies were first included in the KfW Group’s accounts. The differences in the liabilities resulting from the capital consolidation total EUR 446 million and are included in the KfW Group’s retained earnings.

     The annual financial statements for KfW International Finance Inc. are drawn up in a foreign currency and the amounts were converted at the official middle rate on December 31, 2002.

Accounting and Valuation Methods

     The financial statements of Kreditanstalt für Wiederaufbau and those for the KfW Group for 2002 have been drawn up in accordance with the requirements of the Commercial Code, the Ordinance on Bank Accounting and the Law Concerning the Kreditanstalt für Wiederaufbau. The special provisions of the D-Mark Balance Sheet Law have also been observed. In the financial statements, the reserves from the ERP Special Fund and the contractual allocation of interest earnings to these are now shown separately, as is the allocation to the capital reserves, which is shown as a memo item. Statements on individual items in the balance sheet, that may be made either in the balance sheet or an Annex are given in the Annex.

     In contrast to last year’s financial statements in 2002, this year the outstanding contributions to the equity capital are not reported as assets but are included as separate item under subscribed capital. The previous year’s figures have been adjusted accordingly.

     Cash on hand, loans and advances to banks and customers, investments, investments in affiliated companies and shares in affiliated enterprises and the other assets have been shown at cost, par or a lower value. Where loans or advances are shown at a higher than par value, the difference has been included in deferred income.

     The securities in liquid reserves (including securitized compensation claims on public authorities) are valued strictly at the lower of cost or market, where they are not covered by off-balance sheet business. Securities held as fixed assets are shown on a modified application of this principle. Securities assigned to an asset swap are valued together with the asset swaps it relates to on a joint basis. No allocations of securities to the trading stock have been made.

     Fixed assets are shown at acquisition or production cost, reduced by straight line depreciation in accordance with the expected useful life of the items. Minor items were fully written off in the year of acquisition.

     Liabilities are shown at repayment value; differences between agreed higher repayment amounts and disbursement amounts have been included in “Prepaid expenses and deferred charges”.

     Provisions for pensions and other obligations were valued in accordance with actuarial principles on the basis of “Richttafeln für die Pensionsversicherung” (Guideline Tables for Pensions Insurance) of 1998 by Dr. Klaus Heubeck. For KfW the part-value method was used, with interest rates for accounting purposes of 3% and 6% respectively. The other provisions are shown at their expected recourse value.

     Sufficient allowance has been made for risks, most of which are on loans as a result of the structure of KfW’s business, through appropriate provisions and allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code. The allocations are shown in the item “Write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses”. The possibility for netting in the statement of income in accordance with Section 340(f) (3) and Section 340(c) (2) of the Commercial Code has been utilized.

Notes on Assets

Loans and Advances to Banks and Customers and Loans on a Trust Basis and other Trust Business

LOANS AND ADVANCES TO BANKS

As of December 31, 2002
(EUR in millions)

		Remaining Term

			More than 3	More than 1 year	More than 5	Pro rata
	At call	Up to 3 months	months to 1 year	to 5 years	years	interest	Total

KfW	25	12,722	8,150	31,594	73,650	2,701	128,842
Group	43	12,857	8,211	31,750	73,697	2,722	129,280

Of which to:	KfW	Group
Affiliated enterprises	26	0
Enterprises in which KfW holds a participation	0	6,363
Without handling bank’s liability	2,154	2,154
Minor assets	0	0

LOANS AND ADVANCES TO CUSTOMERS

As of December 31, 2002
(EUR in millions)

		Remaining Term

	With no		More than 3
	fixed	Up to 3	months	More than 1 year	More than 5	Pro rata
	term	months	to 1 year	to 5 years	years	interest	Total

KfW	0	3,144	6,263	28,979	45,300	1,781	85,467
Group	0	3,169	6,351	29,390	45,078	1,787	85,775

Of which to:	KfW	Group
Affiliated enterprises	414	42
Enterprises in which KfW holds a participation	0	108
Minor assets	1,008	1,008

Bonds and Other Fixed-Rate Securities

     Amounts shown under “Bonds and other fixed-rate securities” are due in the year following the balance sheet date.

BONDS AND OTHER FIXED-RATE SECURITIES

Balance sheet date

	KfW		Group
	As of December 31,		As of December 31,

	2002	2001	2002	2001

	(EUR in millions)
Money market paper and bonds	3,361	4,465	3,185	4,168
Par value	3,310	4,464	3,141	4,171
Own bond issues	116	1,263	300	1,565
Par value	116	1,255	293	1,553

Total	3,477	5,728	3,485	5,733
Par value	3,426	5,719	3,434	5,724

     At December 31, 2002, “Bonds and other fixed-rate securities” includes loans and advances to:

	KfW	Group

	(EUR in millions)
Affiliated enterprises	1,767	0
Enterprises in which KfW holds a participation	0	12

At December 31, 2002, “Bonds and other fixed-rate securities” also includes:

	KfW	Group

	(EUR in millions)
Listed securities	19,864	19,877
Unlisted securities	652	652

Total marketable securities	20,516	20,529

Securities Transactions under Repurchase Agreements

     In sell and buy back transactions securities with book value of EUR 1,821 million were repurchased in 2002.

Fixed Assets

FIXED ASSETS KFW

As of December 31, 2002
(EUR in thousands)

		Residual Book Value	Residual Book Value
	Changes 2002(1)	as of December 31, 2002	as of December 31, 2001

Investments	(555,425)	13,009	568,434
Shares in affiliated enterprises	192,195	518,665	326,470
Securities treated as fixed assets	(1,141,596)	5,770,733	6,912,329

Total	(1,504,826)	6,302,407	7,807,233

								Residual Book	Residual Book
	Acquisition/							Value as of	Value as of
	Production			Trans-	Alloca-	Writedowns/		December 31,	December 31,
	Costs(2)	Inflows	Outflows	fers	tions	Adjustments		2002	2001

						Total	2002

Intangible assets	24,052	5,696	928	0	0	21,080	5,478	7,740	8,037
Tangible assets(3)	522,419	48,050	6,128	0	0	120,608	24,228	443,733	422,686
Sum	546,471	53,746	7,056	0	0	141,688	29,706	451,473	430,723

Total								6,657,891	8,237,956

(1)	Including price changes.

(2)	The Relief Facility under Article 31(6) of the EC Commercial Code has been utilized.

(3)	Of which as per December 31, 2002:

-	total value of land and buildings used for the bank’s activities was EUR 423,706 thousand

-	total value of office furniture and equipment was EUR 20,527 thousand

The reduction in investments of KfW on an unconsolidated basis is due to the incorporation of the shares in IKB into KfW Beteiligungsholding GmbH.

FIXED ASSETS KFW GROUP

As of December 31, 2002
(EUR in thousands)

		Residual book value as	Residual book value as
	Changes 2002(1)	of December 31, 2002	of December 31, 2001

Investments	(7,196)	746,391	753,587
Shares in affiliated enterprises	0	11,854	11,854
Securities treated as fixed assets	(1,141,596)	5,770,733	6,912,329

Total	(1,148,792)	6,528,978	7,677,770

								Residual Book	Residual Book
	Acquisition/							Value as of	Value as of
	Production			Trans-	Alloca-	Writedowns/		December 31,	December 31,
	costs(2)	Inflows	Outflows	fers	tions	Adjustments		2002	2001

						Total	2002

Intangible assets	26,488	6,062	928	0	0	23,174	5,962	8,448	8,863
Tangible assets(3)	544,137	48,572	7,374	0	0	132,568	25,543	452,767	432,641
Sum	570,625	54,634	8,302	0	0	155,742	31,505	461,215	441,504

Total								6,894,204	8,119,274

(1)	Including price changes.

(2)	The Relief Facility under Article 31(6), EC Commercial Code has been utilized.

(3)	Of which as per December 31, 2002:

•	total value of land and buildings used for the KfW Group’s activities was EUR 430,068 thousand

•	total value of office furniture and equipment was EUR 22,310 thousand

     Bonds and other fixed-rate securities, as well as shares and other non-fixed rate securities, that are intended as a permanent part of operations and so usually held until maturity date, have been included with the securities treated as fixed assets. They are shown separately in the accounts and valued following the lower of cost or market principle (modified). The book value of the marketable bonds not valued at the lower of cost or market and included in the item “Bonds and Other Fixed-rate Securities” was EUR 5,396 million at December 31, 2002.

          At December 31, 2002, “Shares and other non-fixed-rate securities” includes:

	KfW	Group

	(EUR in millions)
Listed securities	9,044	9,044
Unlisted securities	2,577	2,577

Total marketable securities	11,621	11,621

     Securities for which no collateral transactions with counterparties of first-class standing have been agreed are valued at the lower of cost or market.

Information on Equity Investments

EQUITY INVESTMENTS

As of December 31, 2002
(EUR in thousands)

     The companies numbered 1) to 4) are included in the consolidated financial statements as subsidiaries, and 5) is an affiliated enterprise.

		Equity
Name and domicile of company		capital		Share held	Net income

				(%)
1.	DEG-Deutsche Investitions- und
	Entwicklungsgesellschaft mbH, Cologne	894,605		100.0	37,880
2.	Finanzierungs-
	und Beteiligungsgesellschaft mbH, Berlin	10,549		100.0	5,436
3.	KfW International Finance Inc., Delaware, U.S.A.	10	(1)	100.0	0	(1)
4.	KfW Beteiligungsholding GmbH, Frankfurt am Main	215,802		100.0	15,802
5.	IKB Deutsche Industriebank AG, Dusseldorf	1,165,087	(2)	34.1	96,110	(2)

(1)	Converted at the rate on December 31, 2002 (1 EUR = 1.0487 USD).

(2)	As per March 31, 2002.

     The full list of shareholdings in accordance with Sections 285, Para. 11 and 313, Para. 2 of the Commercial Code is deposited with the district court in Frankfurt am Main.

     At December 31, 2002, “Investments” includes:

	KfW	Group

	(EUR in thousands)
Listed securities	102	591,011
Unlisted securities	8,000	8,000

Total marketable securities	8,102	599,011

LOANS ON A TRUST BASIS

As of December 31, 2002
(EUR in millions)

	KfW		Group

Loans and advances to banks
At call	160		161
Other	594	754	744	905

Loans and advances to customers		7,132		7,156
Investments		1		83
Total		7,887		8,144

Other Assets

     The item “Other Assets” consists mainly of pro rata interest on foreign exchange swaps totaling EUR 19.7 million at December 31, 2002.

Prepaid Expenses and Deferred Charges

     The difference contained in the item “Prepaid Expenses and Deferred Charges” between the higher amount repaid and the lower amount spent on liabilities amounted to EUR 771 million at December 31, 2002.

Notes on Liabilities

MATURITIES STRUCTURE OF BORROWED FUNDS

As of December 31, 2002
(EUR in millions)

	Remaining Term

		Up to	3 months	1 year to	More than	Pro rata
	At call	3 months	to 1 year	5 years	5 years	Interest	Total

Funds borrowed from banks with agreed term or period of notice
KfW	1,051	3,024	4,179	9,504	10,804	2,974	31,536
Group	1,004	3,024	4,218	9,690	10,843	2,978	31,757
Funds borrowed from customers:
Other borrowed funds with agreed term or period of notice
KfW	144	9,595	11,102	47,559	34,227	2,123	104,750
Group	143	1,203	2,076	11,353	24,108	875	39,758

KfW	1,195	12,619	15,281	57,063	45,031	5,098	136,286
Group	1,147	4,227	6,294	21,043	34,951	3,853	71,515

In %
KfW	1	9	11	42	33	4	100
Group	2	6	9	29	49	5	100

BORROWED FUNDS DUE THE FOLLOWING YEAR

As of December 31, 2002
(EUR in millions)

	KfW	Group
Securitized liabilities:
Bonds issued	12,537	29,961
- as per December 31, 2001	15,937	31,250

LIABILITIES TO AFFILIATED ENTERPRISES AND ENTERPRISES
IN WHICH THE KFW GROUP HOLDS A PARTICIPATION

As of December 31, 2002
(EUR in millions)

	Securitized and non-securitized liabilities

			To enterprises in which
	To affiliated enterprises		KfW holds a participation

	KfW	Group	KfW	Group(1)
Funds borrowed from banks	48	0	0	2
Funds borrowed from customers	65,115	0	0	0
Securitized liabilities	0	0	0	443

Total	65,163	0	0	445

(1)	As far as can be ascertained.

LIABILITIES ON A TRUST BASIS

As of December 31, 2002
(EUR in millions)

	KfW		Group

Funds borrowed from banks
At call	6		6
With agreed term or period of notice	87	93	87	93
Funds borrowed from customers
Savings deposits	0		0
Other liabilities
At call	881		881
With agreed term or period of notice	6,912	7,793	7,087	7,968

Investments		1		83

Total		7,887		8,144

Other Liabilities

     “Other Liabilities” consists mainly of the adjustment item which results from the conversion of foreign currency positions secured with swaps, amounting to EUR 3.3 billion at December 31, 2002.

Deferred Income

     This item includes discounts on claims totaling EUR 574 million at December 31, 2002.

EQUITY CAPITAL

THE KFW GROUP’S EQUITY CAPITAL

	December 31, 2001	Allocation 2002	December 31, 2002

	(EUR in millions)
KfW’s subscribed capital	511.3	3,238.7	3,750.0
Less outstanding contributions	(434.6)	(15.4)	(450.0)
Capital reserves	1,738.5	(1,287.4)	451.1
Reserve from the ERP Special Fund	524.7	34.4	559.1
Retained Earnings
a) Statutory reserve under § 10 (2) KfW Law	63.9	416.9	480.8
b) Special reserve under § 10 (3) KfW Law	3,273.6	(2,132.5)	1,141.1
c) Special reserve under § 17 (4) DM Balance Sheet Law	47.6	0	47.6
d) Other reserves from profits	467.8	44.2	512.0

Total	6,192.8	298.9	6,491.7

     An amount corresponding to KfW’s net income for 2002 of EUR 220 million was allocated out of the KfW Group’s net income for the year of EUR 264 million to the special reserves in accordance with Sections 10 (2) and (3) of the KfW Law. The net income for the year of EUR 44 million achieved by the consolidated subsidiaries was allocated to the other reserves from profits. KfW’s equity capital amounted to EUR 5,980 million at December 31, 2002.

Other Required Notes on Liabilities

Contingent Liabilities

     The KfW Group’s liabilities under guarantees totaled EUR 31,677 million at December 31, 2002. Of the total amount as per December 31, 2002, EUR 27,454 million were credit default swaps (including transactions under the PROMISE and PROVIDE programs), EUR 4,218 million were guarantees on loans (of which guarantees for aircraft finance totaled EUR 1,309 million, guarantees on special loans totaled EUR 844 million and guarantees for housing construction totaled EUR 682 million) and EUR 5 million were letters of credit.

     The guarantees for third party risks extended in 2002 amounted to EUR 19,369 million; they result mainly from the assumption of third party risks of credit default in connection with securitization to a total of EUR 18,793 million. Altogether, EUR 167 million of guarantees was redeemed.

Other Obligations

     Irrevocable loan commitments totaled EUR 30,750 million at December 31, 2002, of which EUR 13,624 million were attributable to export and project finance, EUR 10,844 million to investment finance, EUR 4,147 million to loans to promote developing countries and EUR 2,135 million to guarantees.

Notes on the Statement of Income

Geographical Markets

     A geographical distribution of the total amounts shown in certain income items in accordance with Article 34, Par. 2, No. 1 of the Ordinance on Bank Accounting has not been made, as KfW does not maintain any foreign branches.

Other Notes Required

Assets and Debts in Foreign Currencies

     The assets and debts in foreign currencies and cash transactions not completed on the balance sheet date have been converted into EUR at the official middle rates quoted on December 31, 2002.

     Expenditure and earnings on currency conversion have been included under “Net loss on financial transactions”; the imparity principle has been observed.

     Revaluations of provisions for loan losses in foreign currencies necessitated by movements in exchange rates were included in the item “Write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses”.

     Forward transactions were converted with due observance of the regulations on special cover or cover in the same currency. There were no effects from these items on the statement of income.

     As per December 31, 2002, total assets in foreign currencies were EUR 50.2 billion, converted in accordance with Section 340(h) (1) of the Commercial Code.

     Total debts in foreign currencies were EUR 95.4 billion.

Notes on Transactions bearing Market Risk

     KfW uses the following forward transactions/derivative products, mainly to hedge against risk of changes in interest rates and exchange rates, and other price and credit risks:

1.	Interest-rate related forward transactions/derivative products

•	interest rate swaps

•	caps and floors

2.	Currency-related forward transactions/derivative products

•	cross-currency swaps

•	currency swaps

•	forward exchange deals

3.	Other forward transactions

•	share options under standstill agreements

Derivatives Business (KfW)

			Reimbursement	Credit risk
	Nominal values		costs(1)	equivalents(1)

	December 31,

	2002	2001	2002	2002

	(EUR in millions)
VOLUMES/MATURITIES
Contracts with interest rate risks
Interest rate swaps	187,157	144,646	6,516	1,592
Standstill obligations on swap options	769	0	0	0
Spreadlocks	572	0	0	0
Caps and floors(2)	650	2	10	4

	189,148	144,648	6,526	1,596
Others	26	26	0	0

Total(3)	189,174	144,674	6,526	1,596

Contracts with currency risks
Cross-currency swaps	56,921	49,533	1,974	1,058
Currency swaps	6,695	4,683	25	19
Forward exchange deals	395	345	29	8
Spot exchange deals	18	0	0	0
Others	0	0	0	0

Total(3)	64,029	54,561	2,028	1,085

Contracts with other price risks
Share options under standstill agreements	72	161	0	0

Total(3)	72	161	0	0

	Interest Risks		Currency Risks		Other price risks
	December 31,		December 31,		December 31,

	2002	2001	2002	2001	2002	2001

	(EUR in millions)
NOMINAL VOLUMES
Terms:
With remaining terms of:
- up to 3 months	8,487	4,155	8,553	3,251	0	0
- more than 3 months to 1 year	21,450	11,330	3,525	6,626	0	0
- more than 1 year to 5 years	88,799	68,867	32,452	26,550	72	161
- more than 5 years	70,438	60,322	19,499	18,134	0	0

Total(3)	189,174	144,674	64,029	54,561	72	161

(1)	On December 31, 2002 KfW had deposited a total EUR 595.2 million as security for derivatives transactions. All contracts are valued by the mark-to-market method; all contracts with positive market values (without netting) with add-on, have been included.

(2)	Excluding “embedded” caps and floors.

(3)	OTC contracts.

			Reimburse-	Reimburse-	Credit risk
			ment costs(1)	ment	equivalents(1)	Credit risk
			without	costs(1)	without	equivalents(1)
	Nominal values		netting	with netting	netting	with netting

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2002	2002	2002

	(EUR in millions)
COUNTERPARTIES
OECD banks	183,320	147,283	5,975	964	2,000	544
Banks outside the OECD	0	110	0	0	0	0
Others	67,715	51,528	2,559	557	680	247
Public authorities	2,240	475	20	20	0	0

Total(2)	253,275	199,396	8,554	1,541	2,680	791

(1)	On December 31, 2002 KfW had deposited a total of EUR 595.2 million as security for derivatives transactions. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on (previous year: with add-on). The credit risk equivalents given in accordance with Principle 1 of the KfW Law include add-on. The list of derivatives according to counterparties now includes the replacement costs (unlike the previous year) after netting and the credit risk equivalents after netting.

(2)	OTC contracts.

Derivatives Business (KfW Group)

			Reimbursement	Credit risk
	Nominal values		costs(1)	equivalents(1)

	December 31,

	2002	2001	2002	2002

	(EUR in millions)
VOLUMES/MATURITIES
Contracts with interest rate risks
Interest rate swaps	187,969	145,600	6,550	1,601
Standstill obligations on swap options	769	0	0	0
Spreadlocks	572	0	0	0
Forward rate agreements	0	10	0	0
Caps and floors(2)	751	41	11	5

	190,061	145,651	6,561	1,606
Others	26	26	0	0

Total(3)	190,087	145,677	6,561	1,606

Contracts with currency risks
Cross-currency swaps	57,339	50,004	1,987	1,065
Currency swaps	6,695	4,683	25	19
Forward exchange deals	395	345	29	8
Spot exchange deals	18	0	0	0
Others	0	0	0	0

Total(3)	64,447	55,032	2,041	1,092

Contracts with other price risks
Share options under standstill agreements	72	161	0	0

Total(3)	72	161	0	0

	Interest Risks		Currency Risks		Other price risks

NOMINAL VOLUMES	December 31,		December 31,		December 31,

	2002	2001	2002	2001	2002	2001

			(EUR in millions)
Terms:
With remaining terms of:
- up to 3 months	8,487	4,178	8,553	3,251	0	0
- more than 3 months to 1 year	21,549	11,494	3,563	6,671	0	0
- more than 1 year to 5 years	89,386	69,357	32,781	26,919	72	161
- more than 5 years	70,665	60,648	19,550	18,191	0	0

Total(3)	190,087	145,677	64,447	55,032	72	161

(1)	On December 31, 2002 KfW had deposited a total of EUR 595.2 million as security for derivatives transactions. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on (previous year: with add-on).

(2)	Excluding “embedded” caps and floors.

(3)	OTC contracts.

			Reimburse
			ment	Reimburse	Credit risk	Credit risk
			costs(1)	ment	equivalents(1)	equivalents(1)
	Nominal	Nominal	without	costs(1)	without	with
	values	values	netting	with netting	netting	netting

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2002	2002	2002

	(EUR in millions)
COUNTERPARTIES
OECD banks	184,552	148,669	6,020	1,009	2,014	558
Banks outside the OECD	7	120	1	1	0	0
Others	67,807	51,606	2,561	559	682	249
Public authorities	2,240	475	20	20	0	0

Total(2)	254,606	200,870	8,602	1,589	2,696	807

(1)	On December 31, 2002 KfW had deposited a total of EUR 595.2 million as security for derivatives transactions. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on (previous year: with add-on). The credit risk equivalents given in accordance with Principle 1 of the KfW Law include add-on. The list of derivatives according to counterparties includes the replacement costs after netting (unlike previous year) and the credit risk equivalent amounts after netting.

(2)	OTC contracts.

     In addition, KfW has taken on the risks of default on certain loans to small and medium-sized enterprises and for housing construction and transferred them to the capital market. The risks were assumed through credit derivatives, the total amount of which on December 31, 2002 was EUR 27.5 billion (EUR 8.7 billion in the previous year). The transfer of the full risk to the capital market was made through credit default swaps (EUR 25.0 billion) and credit linked notes (EUR 2.5 billion).

Loans in the Names of Third Parties and for Third Party Account

     The loans in the name of third parties and for third party account totaled EUR 2,146 million as per December 31, 2002.

Personnel

     The average number of staff, not including the Board of Management and trainees, but including temporary staff is calculated from the figures at quarter endings during the year under review.

	KfW		Group

	2002	2001	2002	2001

Female employees	1,030	966	1,292	1,217
Male employees	1,152	1,097	1,373	1,324

Total	2,182	2,063	2,665	2,541

Staff not on collective wage agreements	1,513	1,385	1,776	1,648
Staff on collective wage agreements	669	678	889	893

Total	2,182	2,063	2,665	2,541

Remuneration, Advances and Loans to Members of the Board of Management and the Board of Directors

     The total remuneration paid to members of the Board of Management of the KfW Group for 2002 was EUR 1,900,000, while the remuneration paid to members of the Board of Directors of KfW was EUR 177,000.

     A liability of EUR 25,275,000 was accrued at December 31, 2002 for obligations under pension arrangements for retired members of the Board of Management and their surviving dependents; current payments amounted to EUR 1,949,000. Loans and advances to members of the Board of Management amounted to EUR 95,000 on December 31, 2002.

     Mandates held by Statutory Representatives or Other Representatives on Supervisory Boards of Major Joint Stock Companies in accordance with Section 267 (3) of the Commercial Code.

Hans W. Reich

     Aareal Bank AG, Wiesbaden

     Alstom GmbH, Frankfurt am Main

     HUK-Coburg Haftpflicht-Unterstützungs-Kasse kraftfahrender Beamter Deutschlands a. G. in Coburg, Coburg

     HUK-COBURG-Holding AG, Coburg

     Deutsche Telekom AG, Bonn

     IKB Deutsche Industriebank AG, Dusseldorf

     RAG Aktiengesellschaft, Essen

     ThyssenKrupp Steel AG, Duisburg

Dr. Peter Klaus

     Allgemeine Hypothekenbank Rheinboden AG, Frankfurt am Main

     Babcock Borsig AG, Oberhausen

     debis AirFinance B.V., Amsterdam

     Deutsche Verkehrsbank AG, Frankfurt am Main

     Georgsmarienhütte Holding GmbH, Georgsmarienhütte

     STEAG AG, Essen

     ThyssenKrupp Technologies AG, Essen

Wolfgang Kroh

     DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne

Ingrid Matthäus-Maier

     DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne

     Deutsche BauBeCon AG, Hannover

     Europäische Investitionsbank (EIB), Luxembourg

     Salzgitter Handel GmbH, Dusseldorf

Detlef Leinberger

     DtA-Beteiligungs-Holding AG, Berlin

     Europäischer Investitionsfonds, Luxembourg

     Landwirtschaftliche Rentenbank, Frankfurt am Main

Gerhard Lewark, Dr. Volker Groß, Detlef Vogt

     KfW International Finance Inc., Delaware, USA

Heinrich Heims

     EKO Stahl GmbH, Eisenhüttenstadt

     TelecomAsia Public Corp. Ltd., Bangkok/Thailand

     Bangkok Inter Teletech Company Ltd., Bangkok/Thailand

Klaus Tüngeler

     TelecomAsia Public Corp. Ltd., Bangkok/Thailand

Waltraud Wolff

     Saarstahl AG, Völklingen

Consolidated Financial Statements

     KfW for the first time drew up consolidated financial statements as of December 31, 2000.

SUPPLEMENTARY INFORMATION ON FUNDED DEBT OF KfW GROUP (1)(2)

Funded Debt Outstanding

					Principal
					Amount
					Outstanding at
			Year of		December 31,
	Interest Rate (%)		Incurrence	Maturity	2002

					(EUR in
	nominal	effective			millions)

1. Borrowed Funds
Schuldscheindarlehen	0.50-20.05	1,24-20.05	1973-2002	2003-2056	32,513
Loans from
Federal Republic	0.00-4.20	0.00-4.20	various(3)	various(3)	13,909
ERP Special Fund	0.00-8.00	0.00-8.00	various(3)	various(3)	9,474
Other lenders	1.23-11.40	1.23-11.40	1990-2002	2003-2019	4,116
Securities account(4)	1.84-8.85	1.84-8.85	various	various	3,209

					63,221
2. Bonds and Notes Issued
Bonds and Notes	0.01-16.30	0.07-16.43	1989-2002	2003-2037	148,942

Total funded debt(5)					212,163

(1)	Issues of KfW International Finance are included in the item Bonds, Issues of Deutsche Investitions-und Entwicklungsgesellschaft are included in the item Schuldscheindarlehen.

(2)	Includes all debt with initial maturities of more than 1 year. The presentation in this table follows neither German GAAP applicable to KfW nor the U.S. GAAP classification of debt described under “Kreditanstalt für Wiederaufbau — Capitalization”. All funded debt of KfW is unsecured.

(3)	Dates of incurrence and maturities of loans from the Federal Republic or the ERP Special Fund match the dates of incurrence and maturities of loans made with such funds.

(4)	Debt for prepaid interest and insurance fees in connection with export finance loans and other security deposits.

(5)	Includes the following debt in currencies (before any related swap transactions).

Principal Amount
Outstanding at
December 31,
Currency	2002

(in millions)
Australian dollars	1,200
Canadian dollars	600
Czech korunas	14,500
EURO	126,982
Hongkong dollars	2,650
Japanese yen	1,052,060
New Zealand dollars	200
Norwegian kroner	8,250
Polish zloty	300
Pounds sterling	15,319
South African rand	1,450
Swedish kronor	2,860
Swiss francs	2,100
U.S. dollars	50,369

     Repayment Schedule for Funded Debt(1)(2)(3)(4)

	2003	2004	2005	2006	2007	2008	2009

	(EUR in millions)
1. Borrowed Funds:
Schuldscheindarlehen:
Principal	5,478	2,989	3,947	2,187	2,310	4,367	4,171
Interest	1,579	1,311	1,130	912	809	678	460
Loans from ERP Special Fund:
Principal	1,129	1,135	1,125	1,330	1,287	1,116	957
Interest	345	302	258	210	160	113	77
Other lenders:
Principal	422	981	93	314	501	577	212
Interest	170	162	107	97	89	70	35
2. Bonds and Notes issued:
Principal	14,985	22,103	24,318	15,329	17,121	5,228	8,405
Interest	7,206	6,505	5,143	4,261	3,451	2,692	2,416
Total Borrowed Funds and
Bonds and Notes issued:
Principal	22,014	27,208	29,483	19,160	21,219	11,288	13,745
Interest	9,300	8,280	6,638	5,480	4,509	3,553	2,988

Total	31,314	35,488	36,121	24,640	25,728	14,841	16,733

[Additional columns below]

[Continued from above table]

				After
	2010	2011	2012	2012	Total

	(EUR in millions)
1. Borrowed Funds:
Schuldscheindarlehen:
Principal	2,818	881	279	3,086	32,513
Interest	251	156	137	2,706	10,130
Loans from ERP Special Fund:
Principal	646	382	210	154	9,474
Interest	45	23	11	11	1,553
Other lenders:
Principal	141	19	507	348	4,116
Interest	25	20	13	32	818
2. Bonds and Notes issued:
Principal	5,491	6,478	7,025	22,459	148,942
Interest	2,022	1,744	1,463	12,978	49,882
Total Borrowed Funds and
Bonds and Notes issued:
Principal	9,096	7,760	8,021	26,047	195,045
Interest	2,343	1,943	1,624	15,726	62,383

Total	11,439	9,703	9,645	41,773	257,428

(1)	No repayment schedule for loans from the Federal Republic has been provided, since the terms of such loans provide for repayment by KfW at the time and solely to the extent that KfW has been repaid by the ultimate recipient of such loans.

(2)	Floating rate interest for each loan is calculated on the basis of the most recent interest rate adjustment made before December 31, 2002.

(3)	Contracts with embedded termination options which are not exercised until December 31, 2002 are considered with their initial maturities.

(4)	Totals may not add due to rounding.

DEUTSCHE AUSGLEICHSBANK

OVERVIEW

     Pursuant to the DtA Act in its current form, DtA finances projects in furtherance of various economic and social policy objectives of the Federal Government:

•	In the area of business start-up financing, DtA provides financing for the establishment of new companies and the stabilization of young companies. Since the German re-unification in 1990, DtA has devoted considerable resources to encouraging and strengthening businesses in the former eastern Länder.

•	DtA has separately established its venture capital subsidiaries, tbg and gbb, which are intended to cover the growing need for capital during the seed- and early stage phases of business development in Germany, in part by attracting private capital to their fields of activity.

•	In support of environmental protection, DtA provides financing primarily to small and medium-sized companies to promote modern environmental preventive measures and the use of renewable energy sources.

•	DtA’s educational programs assist individuals preparing for master craftsman certificates and students pursuing higher education, and a related program promotes the hiring of trainees by small businesses.

•	DtA’s social policy programs are varied and include loans to institutions for support of the elderly, disabled persons and children.

     Upon effectiveness of the merger of DtA into KfW, ongoing responsibilities for these functions will be allocated within the KfW Group and the former principal office of DtA in Bonn will become a branch of KfW.

BUSINESS

     DtA generally extends credit indirectly through local financial institutions that in turn extend loans to their customers. DtA stipulates the interest rates and the maturities of loans extended through local financial institutions and provides interest subsidies to permit the local financial institutions to earn a commercial return on the loans. The local financial institutions are DtA’s primary obligors on its loans. In some instances, primarily in connection with lending in the new federal states, DtA releases the local financial institution from a portion of its primary liability and itself assumes a portion of the direct credit risk. Within a special mezzanine loan program, DtA also offers unsubordinated loans for which it bears all of the credit risk. DtA is, however, eligible for some counterguarantees from the European Investment Fund in respect of certain business start-up and environmental programs in the total amount of EUR 271 million, which constitutes 45% of the total credit volume of these programs.

     In addition to its own financial resources, DtA also distributes and lends funds from the ERP Special Fund (ERP Sondervermögen), a segregated fund comprised of the remaining assets of the European Recovery Program, also known as the Marshall Plan (the “ERP”). Loans made from ERP funds are reflected on DtA’s balance sheet, but DtA generally assumes no liability with respect to disbursements out of ERP funds. DtA receives only a commission for its services in connection with loans from ERP funds.

     The total amount of loans extended by DtA and outstanding at December 31, 2002 was EUR 43.1 billion (participations excluded). As a result of DtA’s lending approach, DtA has little direct credit risk. Of the total loans outstanding (excluding guarantees, amounts on deposit with other banks and loans evidenced by Schuldscheine) German banks were liable for 66.9%, the Federal Republic assumed the risk for 27.7% and DtA retained direct credit risk for 5.4%. Loan loss provisions amounted to EUR 363 million at December 31, 2002. As an instrumentality serving public policy objectives of the Federal Government, DtA is not subject to corporate taxes and does not seek to maximize profits. Like KfW, DtA does not distribute profits, but rather allocates them to statutory and special reserves.

     Total loan commitments were EUR 6.1 billion in 2002, of which EUR 2.5 billion was attributable to business start-up financing, EUR 2.3 billion to environmental protection programs and EUR 1.2 billion to educational, social and other programs.

Loan commitments:

BUSINESS START-UP FINANCING COMMITMENTS

	2002		2001		2000

		(EUR in		(EUR in		(EUR in
	No.	millions)	No.	millions)	No.	millions)
DtA Business Start-Up Program (1)	16,597	1,574	25,548	2,519	25,780	2,253
ERP Business Start-Up Program	4,542	413	6,513	576	12,192	999
Equity Capital Assistance Program	3,928	312	5,129	387	7,379	519
Technology Promotion Programs	212	97	380	372	654	633
Other (e.g. “Startgeld”)	4,279	132	5,998	280	8,506	320
DtA Guarantee Program	17	12	12	13	27	40
Total business start-up financing	29,575	2,540	43,580	4,147	54,538	4,764

ENVIRONMENTAL PROTECTION PROGRAM COMMITMENTS

	2002		2001		2000

		(EUR in		(EUR in		(EUR in
	No.	millions)	No.	millions)	No.	millions)
ERP environment program	922	1,673	1,100	1,720	1,453	1,600
DtA environment program	766	670	1,444	1,066	1,659	1,010
Total environmental program	1,688	2,343	2,544	2,786	3,112	2,610

EDUCATIONAL PROGRAM COMMITMENTS

	2002		2001		2000

		(EUR in		(EUR in		(EUR in
	No.	millions)	No.	millions)	No.	millions)
Master craftsman BaföG	36,063	193	23,570	136	14,687	122
Student BaföG	4,576	20	3,726	16	3,907	16
ERP training places program	35	1	917	20	1,390	32
Bildungsfinanzierungsprogramm	7,843	40	5,204	26	—	—
BaföG Staatsdarlehen	3	459	2	377	192	301
Total educational program	48,520	713	33,419	575	20,176	471

SOCIAL PROGRAM COMMITMENTS

	2002		2001		2000

		(EUR in		(EUR in		(EUR in
	No.	millions)	No.	millions)	No.	millions)
Total social program	317	483	537	377	583	469

Total loan commitments	80,100	6,079	80,080	7,885	78,409	8,314

(1)	Commitments represent the volume of funds committed for loans and guarantees in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years.

     Selected Financial Data of DtA. The audited consolidated financial statements of DtA as at and for the years ended December 31, 2002, 2001 and 2000, including the notes thereto, which financial statements have been audited by PwC Deutsche Revision (“PwC”), independent auditors, are included herein at page A-1 of this Report along with the audit report of PwC. The selected financial data for 2002, 2001 and 2000 beginning in the next paragraph has been prepared using such audited consolidated financial statements of DtA. The annual financial statements for Deutsche Ausgleichsbank and the DtA Group for the 2002, 2001 and 2000 business years have been prepared in accordance with the provisions of the German Commercial Code and the Ordinance on Bank Accounting. These provisions differ in certain significant respects from U.S. generally accepted accounting principles (“U.S. GAAP”).

CONSOLIDATED BALANCE SHEET DATA(1)

	As of December 31,
	2002	2001	2000

	(EUR in millions)
Assets:
Cash reserves	0	0	8
Loans and advances to banks and other customers	46,225	46,658	43,064
Investment securities(2)	3,398	1,122	636
Equities, investments and shares in affiliated enterprises(3)	1,801	3,513	6,281
Trust assets	200	218	237
Other assets(4)	206	1,240	1,223

Total assets	51,830	52,752	51,449

Liabilities and Equity:
Liabilities to banks and other customers	31,039	27,624	23,534
Securitized liabilities(5)	18,334	22,636	25,210
Trust liabilities	200	218	237
Other liabilities(6)	1,104	1,121	1,315
Equity (subscribed capital and reserves)	1,153	1,153	1,153

Total liabilities and equity	51,830	52,752	51,499

(1)	Totals may not add due to rounding.

(2)	Includes Schuldverschreibungen, bonds and other fixed-interest securities.

(3)	Includes tbg- and gbb-participations in the amount of EUR 1,081 million in 2002, EUR 989 million in 2001 and EUR 839 million in 2000.

(4)	Includes fixed assets, other assets and deferred income.

(5)	Securitized liabilities consist of debt securities, bonds and notes issued.

(6)	Includes deferred income, accrued expenses, funds for general bank risks and other liabilities.

     The total assets of the DtA Group decreased in 2002 by 2% to EUR 51.8 billion. While the number of new applications declined, total loans on balance sheet remained at the same level as last year. Investments in funds declined from EUR 2.5 billion to EUR 0.7 billion.

     At December 31, 2002, DtA had EUR 43.1 billion of loans outstanding (excluding guarantees, amounts on deposit with other banks and loans evidenced by Schuldscheine). Of the total amount of loans outstanding, EUR 25.0 billion (58.0%) were attributable to business start-up financing, EUR 12.2 billion (28.3%) to environmental protection programs and EUR 5.9 billion (13.7%) to educational, social and other programs.

     On January 17, 2001, DtA and KfW signed a joint refinancing agreement, pursuant to which KfW carries out all mid-and long-term capital market transactions for both entities. On the basis of this agreement, KfW provides DtA with funds at different maturities and differing interest rates. Such funds totaled EUR 8.2 billion (excluding accrued interest in the amount of EUR 0.2 billion) in 2001 and 2002.

CONSOLIDATED PROFIT AND LOSS ACCOUNT DATA

	For the year ended December 31,
	2002	2001	2000

	(EUR in millions)
Interest income(1)	2,364	2,322	2,252
Interest expense	2,224	2,334	2,252
Net interest income	140	(12)	0
Other income(2)	80	120	440
General administrative expenses and other expenses(3)	(144)	(123)	(113)
Risk provisions and downward value adjustments(4)	(55)	3	(261)
Allocations of provisions for general bank risks and upward value adjustments	(21)	12	(15)
Income taxes	0	0	1

Net profit for the year	0	0	52

(1)	Includes interest income from lending operations, money market transactions, fixed-interest securities and debt register claims and current income from shares and other variable-yield securities.

(2)	Includes proceeds from securities and participations, net commission income and other operating income.

(3)	Includes depreciation and value adjustments on intangible and tangible fixed assets, other operating expenses and extraordinary expenses.

(4)	Includes write-downs on and amortization of receivables and certain securities plus additions to accruals relating to the credit business, general bank risk reserves, depreciation and value adjustments on participating interests, shares of unaffiliated undertakings and marketable securities treated as fixed assets.

     DtA reached a break-even result in 2002 as a result of decreased interest expenses, increased profits from asset investments and reduced risk provisions compared with the previous year’s provisions.

     Administrative expenses increased in 2002 as a result of the premium paid in connection with an agreement with the ERP Special Fund concerning tbg’s risk coverage and an increase in fixed expenses for projects such as “Basel II”, tariffs for salaries and building costs. This increase was partially offset by the effect of cost-cutting measures introduced in 2002.

     The risk provision for the credit business of DtA declined by EUR 59 million in 2002, compared with 2001 (excluding the effect of releasing provisions for general bank risks accounted for under “risk provisions and downward value adjustments” in the amount of EUR 117 million in 2001). This reduction was mainly due to a decrease in loans extended for which DtA bears the risk.

     In 2002, tbg reduced its net loss by EUR 122 million to EUR 27 million. This was mainly achieved by an increase in equity capital of EUR 100 million and an agreement with the ERP Special Fund concerning tbg ´s risk coverage, according to which tbg is required to pay an annual insurance risk premium to the ERP Special Fund. Therefore DtA was required to grant a revenue contribution of EUR 27 million to compensate tbg ´s net loss for 2002. On the basis of the consolidation of this negative result, the results of operations of DtA were likewise materially affected. In comparison, DtA’s non-technology investment subsidiary gbb increased its net loss by EUR 9 million to EUR 16 million in 2002 due to higher risk provisions.

     The equity capital of DtA increased slightly through the allocation of provisions for general bank risks according to relevant German law in the amount of EUR 30 million. The equity ratio increased from 2.2% in 2001 to 2.3% in 2002.

FINANCIAL INFORMATION

     The following auditor’s report has been issued on the annual financial statements and the consolidated annual financial statements of DtA as of and for the year ended December 31, 2002:

AUDITOR’ S REPORT

     We have audited the annual financial statements, together with the bookkeeping system, and the consolidated financial statements of DtA, Bonn, as well as the management report of DtA and the DtA Group for the business year from January 1, 2002 to December 31, 2002. The bookkeeping system and the preparation of the financial statements, the consolidated financial statements and the management report in accordance with German commercial law and the supplementary provisions of DtA’s Articles of Association are the responsibility of the Board of Managing Directors of DtA. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the management report of DtA and the DtA Group based on our audit.

     We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and consolidated financial statements in accordance with German principles of proper accounting and in the management report of DtA and the DtA Group are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of DtA and the DtA Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the management report of DtA and the DtA Group are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting and consolidation principles used and the significant estimates made by the Board of Managing Directors, as well as evaluating the overall presentation of the annual financial statements, consolidated financial statements and the management report of DtA and the DtA Group. We believe that our audit provides a reasonable basis for our opinion.

     Our audit has not led to any reservations.

     In our opinion, the annual financial statements and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of DtA and the DtA Group in accordance with German principles of proper accounting. On the whole the management report of DtA and the DtA Group provides a suitable understanding of DtA’s and the DtA Group’s position and suitably presents the risks of future development.

Düsseldorf, May 20, 2003
PwC Deutsche Revision
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

By	/s/ Dr. Erner	By	/s/ Güldenberg

Dr. Erner		Güldenberg
Wirtschaftsprüfer		Wirtschaftsprüfer
(German Public Auditor)		(German Public Auditor)

Deutsche Ausgleichsbank’s annual balance sheet as at 31 December 2002

					31.12.2001
Assets	TEUR	TEUR	TEUR	TEUR	EUR million

Cash reserve
a) cash			9		0
b) assets held at central banks			71		0
thereof: with the Deutsche Bundesbank	71
c) balances on postal giro accounts			0		0

				80	0

Amounts due from financial institutions
a) payable on demand			474,578		67
b) other			37,563,006		38,067

				38,037,584	38,134

Amounts due from customers				9,007,919	9,599
thereof: municipal loans	7,515,420
Bonds and other fixed-interest securities
a) bonds and debentures
aa) from public issuers		600,326
thereof: available as collateral at the Deutsche Bundesbank	600,326				0
ab) from other issuers		2,788,865	3,389,191

thereof: available as collateral at the Deutsche Bundesbank	2,788,865				1,090
b) own bonds			8,541		32

Nominal amount	8,058			3,397,732	1,122

Shares and other variable-yield securities				709,295	2,500
Participations				1,825	2
Thereof: in financial institutions	—
in financial services institutions	—
Shares in affiliated enterprises				473,000	473
Thereof: in financial institutions	—
in financial services institutions	—
Trust assets				200,324	218
Thereof: trustee loans	200,324
Fixed assets				83,071	85
Other assets				2,763	1,038
Deferred income				42,484	45

Total assets				51,956,077	53,216

Deutsche Ausgleichsbank’s annual balance sheet as at 31 December 2002

					31.12.2001
Liabilities and equity	TEUR	TEUR	TEUR	TEUR	EUR million

Liabilities towards financial institutions
a) payable on demand			19,925		59
b) with an agreed term or period of notice			12,011,524		8,546

				12,031,449	8,605

Liabilities towards customers
a) other liabilities
aa) payable on demand			433,560		371
ab) with an agreed term or period of notice			18,680,390		18,829

				19,113,950	19,200
Securitized liabilities
a) bonds issued				18,333,687	22,636
Trust liabilities				200,324	218
thereof: trustee loans	200,324
Other liabilities				114,385	298
Deferred income				514,609	557
Provisions
a) provisions for retirement allowances and similar obligations			14,361		14
b) other provisions			450,599		535

				464,960	549
Fund for general bank risks				30,000	0
Equity
a) subscribed capital			511,292		511
b) revenue reserves
ba) legal reserves		476,976
bb) other revenue reserves		164,445	641,421		642

c) net profit			0		0

				1,152,713	1,153

Total liabilities and equity				51,956,077	53,216

Contingent liabilities
a) Contingent liabilities from guarantees and indemnity agreements				2,745,683	2,775
Other obligations
a) Irrevocable loan commitments				2,839,213	3,121

Deutsche Ausgleichsbank’s group balance sheet as at 31 December 2002

					31.12.2001
Assets	TEUR	TEUR	TEUR	TEUR	EUR million

Cash reserve
a) cash			9		0
b) assets held at central banks			71		0
thereof: with the Deutsche Bundesbank	71
c) balances on postal giro accounts			0		0

				80	0

Amounts due from financial institutions
a) payable on demand			474,644		67
b) other			37,563,006		38,067

				38,037,650	38,134
Amounts due from customers
thereof: municipal loans	7,515,420			8,188,188	8,524
Bonds and other fixed-interest securities
a) bonds and debentures
aa) from public issuers		600,326
thereof: available as collateral
at the Deutsche Bundesbank	600,326
ab) from other issuers		2,788,865	3,389,191		1,090

thereof: available as collateral
at the Deutsche Bundesbank	2,788,865
b) own bonds			8,541		32

Nominal amount	8,058			3,397,732	1,122
Shares and other variable-yield securities				717,280	2,521
Participations				1,083,288	991
Thereof: in financial institutions	—
in financial services institutions	—
Shares in affiliated enterprises				50	1
Thereof: in financial institutions	—
in financial services institutions	—
Trust assets				200,324	218
Thereof: trustee loans	200,324
Fixed assets				135,528	138
Other assets				27,625	1,058
Deferred income				42,496	45

Total assets				51,830,241	52,752

Deutsche Ausgleichsbank’s group balance sheet as at 31 December 2002

					31.12.2001
Liabilities and equity	TEUR	TEUR	TEUR	TEUR	EUR million

Liabilities towards financial institutions
a) payable on demand			19,925		59
b) with an agreed term or			12,011,712		8,546
period of notice
				12,031,637	8,605

Liabilities towards customers
a) other liabilities
aa) payable on demand			402,229		360
ab) with an agreed term or			18,605,416		18,659
period of notice
				19,007,645	19,019
Securitized liabilities
a) bonds issued				18,333,687	22,636
Trust liabilities				200,324	218
thereof: trustee loans	200,324
Other liabilities				99,347	5
Deferred income				514,609	557
Provisions
a) provisions for retirement allowances and similar obligations			14,361		14
b) other provisions			445,918		545

				460,279	559
Fund for general bank risks				30,000	0
Equity
a) subscribed capital			511,292		511
b) revenue reserves
ba) legal reserves		476,976
bb) other revenue reserves		164,445	641,421		642
c) net profit			0		0

				1,152,713	1,153

Total liabilities and equity				51,830,241	52,752

Contingent liabilities
a) Contingent liabilities from guarantees and indemnity agreements				2,745,683	2,775
Other obligations
a) Irrevocable loan commitments				3,193,498	3,570

Statement of Income of Deutsche Ausgleichsbank for the 2002 financial year

		31.12.2002	31.12.2002	31.12.2001
	TEUR	TEUR	TEUR	Mio. EUR

Interest income from
a) lending operations and money-market transactions		2,299,241		2,342
b) fixed-interest securities and debt register claims		122,223		40

		2,421,464		2,382

Interest expenses		2,227,697	193,767	2,337	45

Current income from
a) shares and other variable-yield securities		13,227		63
b) participations		39
c) shares in affiliated enterprises		0	13,266	0	63
Commission income		15,625		15
Commission expenses		10,558	5,067	14	1
Other operating income			5,286		1
General administrative expenses
a) personnel expenses
aa) wages and salaries		43,456		42
ab) social security contributions and expenses on pensions and welfare support		13,013		12
thereof: for pensions	5,517	56,469		54
b) other administrative expenses		39,784	96,253	40	94
Depreciation of and value adjustments on intangible and tangible fixed assets			8,003		8
Other operating expenses			22,885		9
Depreciation of and value adjustments receivables and certain securities as well as allocations to reserves in credit business			25,611		0
Earnings from allocations to receivables and certain securities and the release of reserves in credit business			0		75
Allocation to the fund for general bank risks			30,000		0
Dissolution of the fund for general bank risks			0		117
Depreciation of and value adjustments on participations, shares in affiliated enterprises and securities treated as fixed assets			0		27
Earnings from allocations to participations, shares in affiliated enterprises and securities treated as fixed assets			8,398		0
Expenditure stemming from the transfer of losses			15,896		294
Extraordinary Expenditure			27,136		0
Annual profit (previous year: annual deficit)			0		130
Transfer to revenue reserves
a) to legal reserves		0
b) to other revenue reserves		0	0		0
Withdrawals from revenue reserves
a) from legal reserves		0
b) from other revenue reserves		0	0		78
Withdrawal from retained profits		0	0	0	52

Net profit			0		0

Consolidated Statement of Income of Deutsche Ausgleichsbank (Group) for the 2002 financial year

				31.12.2001
	TEUR	TEUR	TEUR	EUR million

Interest income from
a) lending operations and money-market transactions		2,241,560		2,282
b) fixed-interest securities and debt register claims		122,224		40

		2,363,784		2,322

Interest expenses		2,224,111	139,673	2,334	12

Current income from
a) shares and other variable-yield securities		13,227		64
b) participations		56,850		53
c) shares in affiliated enterprises		0	70,077	0	117
Commission income		12,953		12
Commission expenses		9,111	3,842	12	0
Other operating income			6,148		4
General administrative expenses
a) personnel expenses
aa) wages and salaries		47,966		47
ab) social security contributions and expenses on pensions and welfare support		13,802		13

thereof: for pensions	5,517	61,768		60
b) other administrative expenses		62,824	124,592	44	104
Depreciation of and value adjustments on intangible and tangible fixed assets			10,248		9
Other operating expenses			8,705		10
Depreciation of and value adjustments on receivables and certain securities as well as allocations to reserves in credit business			55,390
Earnings from allocations to receivables and certain securities and the release of reserves in credit business			0		11
Allocation to the fund for general bank risks			30,000		0
Dissolution of the fund for general bank risks			0		117
Depreciation of and value adjustments on participations, shares in affiliated enterprises and securities treated as fixed assets			0		114
Earnings from allocations to participations, shares in affiliated enterprises and securities treated as fixed assets			8,962		0
Extraordinary expenses			0		0
Taxes on income and earnings			235		0
Other taxes			2		0
Net income			0		0
Transfer to revenue reserves
a) to legal reserves		0			0
b) to other revenue reserves		0	0		0

Net profit			0		0

I. GENERAL INFORMATION

General

     The annual financial statements for Deutsche Ausgleichsbank and the DtA Group for the 2002 business year have been prepared in accordance with the provisions of the German Commercial Code and the Ordinance on Bank Accounting.

Principles of Consolidation

     The financial statements of the individual DtA Group companies have been prepared in accordance with the accounting and valuation methods applicable to DtA. Amounts due and liabilities, expenses and income and interim results existing or arising between the companies included in the DtA Group consolidated financial statements have been eliminated.

     Four companies have been included in the DtA Group consolidated financial statements. After allocation to provisions for general bank risks break-even was achieved in 2002.

Consolidated Companies

     In addition to DtA, three companies have been included in DtA Group’s consolidated financial statements:

DtA-Beteiligungs-Holding AG, Bonn
(100 percent-owned subsidiary of Deutsche Ausgleichsbank)

tbg Technologie-Beteiligungs-Gesellschaft mbH of Deutsche Ausgleichsbank,
Bonn (tbg)
(100 percent-owned subsidiary of DtA-Beteiligungs-Holding AG)

gbb Beteiligungs-Aktiengesellschaft, Berlin (gbb)
(100 percent-owned subsidiary of DtA-Beteiligungs-Holding AG)

     As of December 31, 2002, tbg had a 50 percent share in TCC Technologie-Coaching-Center GmbH, Berlin. Pursuant to Section 311, Para. 2 German Commercial Code the company was not included in DtA Group consolidated financial statements. gbb has a 100 percent stake in the share capital of EuroRatings AG, Frankfurt. Pursuant to Section 296, Para. 2 German Commercial Code, this company was not included in DtA Group consolidated financial statements.

Accounting and evaluation methods

     All assets and liabilities are reported in the balance sheet in conformity with legal requirements and generally accepted accounting principles with regard to reasons, amounts and periods.

     Accounts receivable are valued at their nominal amount less value adjustments and present-value discounts. Securities held in liquid reserves are valued in conformity with the strict principle of the lower of cost or market value or at purchase cost or the market price on the balance sheet closing date. Securities held in fixed assets are valued in conformity with the moderate principle of the lower of cost or market value. Discounts in connection with the borrowing of funds, which were entered immediately as expenses in the previous years, have been deferred pro rata temporis since 1999. Investment portfolios are valued at purchase cost less any requisite valuation adjustments. Tangible fixed assets are valued at purchase or production cost less scheduled depreciation. Depreciation is based on expected useful economic life. Minor items were fully written off in the year of acquisition.

     Liabilities are shown at repayment value. Provisions for pensions are documented by expert actuarial reports. The computation was based on the entry age normal method in accordance with the standard tables of Dr. Klaus Heubeck, which were revised in 1998, using a 5.5 percent interest rate. In 1955, DtA concluded an agreement with the Supplementary Pension Agency of the Federal Government and State Governments (Versorgungsanstalt des Bundes und der Länder) for the provision of pensions for its employees. Other reserves were constituted to the necessary extent in accordance with the principle of sound commercial judgement. In the case of reduced interest rate in the DtA programs, the present cash value of expected interest cover shortfalls is included under other reserves. In order to promote transparency, the use of this reserve was shown under interest earned on credit and money market transactions (the gross amount is shown).

Currency conversion at DtA

     Pursuant to Section 340 (h) German Commercial Code, the conversion of liabilities held in foreign currencies as well as the off-balance sheet hedging transactions have been conducted at the spot exchange rate prevailing on the balance sheet date. The negative balance stemming from the conversion of the hedging operations has been posted under other liabilities.

Structure

     For the DtA Group and DtA, the structure of the balance sheet and the statement of income follows the guidelines stipulated in the Ordinance on Bank Accounting.

II. NOTES ON THE BALANCE SHEET

Maturity breakdown by unexpired terms
Figures in EUR million

	DtA	DtA	DtA Group	DtA Group
Balance sheet item	31.12.2001	31.12.2002	31.12.2001	31.12.2002

Other amounts due from financial institutions	38,067	37,563	38,067	37,563
– less than three months	2,592	1,968	2,592	1,968
– more than three months and up to one year	2,078	1,832	2,078	1,832
– more than one year and up to five years	14,241	14,190	14,241	14,190
– more than five years	19,156	19,573	19,156	19,573
Amounts due from customers	9,599	9,008	8,487	8,188
– less than three months	751	603	751	595
– more than three months and up to one year	231	324	227	333
– more than one year and up to five years	2,371	2,663	2,315	2,602
– more than five years	6,246	5,418	5,194	4,658
Bonds and other fixed-interest securities
– due the following year	27	145	27	145
Liabilities towards financial institutions with agreed maturity or period of notice	8,546	12,012	8,546	12,012
– less than three months	688	591	688	591
– more than three months and up to one year	250	589	250	589
– more than one year and up to five years	2,029	4,533	2,029	4,533
– more than five years	5,579	6,299	5,579	6,299
Other liabilities towards customers with agreed maturity or period of notice	18,829	18,680	18,666	18,605
– less than three months	1,161	1,067	988	982
– more than three months and up to one year	824	886	824	886
– more than one year and up to five years	7,275	7,326	7,285	7,336
– more than five years	9,569	9,401	9,569	9,401
Securitized liabilities
issued bonds
– due the following year	3,085	2,777	3,085	2,777

Amounts due from financial institutions
under DtA promotional programs
Figures in EUR million

	31.12.2001	31.12.2002	Change

ERP Business Start-Up Program	6,617	5,878	– 739
ERP Environmental and Energy-Saving Program	6,707	7,250	+ 543
ERP Equity Capital Assistance Program	3,106	3,359	+ 253
ERP Training Places Program	247	206	– 41
ERP Economic Development Program	53	36	– 17
ERP-other Programs	44	18	– 26
DtA Business Start-Up Program	10,224	10,632	+ 408
DtA Environmental Program	4,703	4,946	+ 243
DtA Social Program	1,877	1,976	+ 99
Equity Capital Assistance Program	903	861	– 42
Supplementary Equity Capital Program	188	184	– 4

Total	34,669	35,346	+ 677

     A subordinated priority was agreed upon for receivables resulting from the take-over of the ERP Economic Promotion Programs (ERP Wirtschaftsförderungsprogramme) from the Berliner Industriebank AG (BIB) in 1992. This is matched by the declaration of the Federal Government that no payments will be claimed from Deutsche Ausgleichsbank for as long as the bank is unable to claim any payments from BIB arising from the subordinated loans.

Amounts due from customers
under DtA promotional programs
Figures in EUR million

	31.12.2001	31.12.2002	Change

Equity Capital Assistance Program	4,793	4,111	– 682
Supplementary Equity Capital Program	7	5	– 2
Participation in KfW-Gemeindeprogramm	290	251	– 39
Municipal Loan Program	145	119	– 26
Loans to ethnic German immigrants from Eastern Europe for home furnishings	8	1	– 7
Master craftsman apprenticeship BaföG grants	558	600	+ 42
Loans for vocational training	56	36	– 20
Student BaföG grants	787	1,240	+ 453
ERP Environmental and Energy-Saving Program	8	4	– 4
DtA Environmental Program	20	23	+ 3
Purchases of accounts receivable	1,427	1,319	– 108
Promotion of education	12	47	+ 35

Total	8,111	7,756	– 355

			Strict	Moderate
			Principle Of	Principle Of
			The Lower	The Lower
			Of Cost Or	Of Cost Or
			Market	Market
Securities breakdown			Value	Value

Figures in EUR million
Balance sheet item	Listed	Unlisted
Bonds and other fixed-interest securities	3,398	—	1,061	2,337
Shares and other variable-yield securities
•DTA	43	666	666	43
•tbg	8	0	8	—
•gbb	—	0	—	—

Amounts due from affiliated enterprises

     DtA has reported non-securitized claims from DtA-Beteiligungsholding AG totaling EUR 866 million under amounts due from customers. There are non-securitized liabilities towards DtA-Beteiligungsholding AG totaling EUR 18 million, tbg (EUR 40 million) and gbb (EUR 75 million).

Participations in programs
Figures in EUR million

	31.12.2001	31.12.2002	Change

tbg participations
– Participations in technology companies (BTU)	299	248	– 51
– DtA Participation Program	160	193	+ 33
– ERP Innovation-Program	0	8	+ 8
– Participations in VC funds	156	176	+ 20
– Participations in technology companies (BTU 2000)	211	300	+ 89
– FUTOUR participation Program (including FUTOUR 2000)	65	62	– 3
– Participations in young technology companies (BJTU)	12	9	– 3
– Other participations	0	0	0
gbb participations
– Participation in the DVB AG	60	60	0
– Growth and expansion financing	7	3	– 4
– Konsolidierungs-und Wachstumsfonds Ost (KWFO)	10	9	– 1
– Business start-up financing	2	1	– 1
– Participations in VC funds	7	12	+ 5
DtA participations
– European Investment Fund	1	1	0
– Berliner Energieagentur GmbH	1	1	0

Total	991	1,083	+ 92

Fixed Assets (DtA)
Figures in EUR 1000

					Reclassi-
	Purchase/			Cumulative	fication
Breakdown of	production-			deprecia-	of book	Status	Status	Depreciation
balance sheet item	costs	Additions	Disposals	tion	values	31.12.2002	31.12.2001	2002

Land and buildings used for own operations	73,463	2,426	0	14,561	-391	60,937	61,760	2,858
Other land and buildings	227	0	72	80	391	466	170	23
Operating equipment	54,641	5,555	2,155	36,373		21,668	23,390	5,122
Participations	2,038	0	0	213		1,825	1,825	0
Shares in affiliated enterprises	500,001	0	0	27,001		473,000	473,000	0
Securities treated as fixed assets	728,518	1,912,495	301,340	0		2,339,673	728,518	0

     Participations held by tbg and shares held by gbb (affiliated enterprises) were assessed with regard to listed companies at their respective market values and with regard to non-listed companies at the book value less any specific provisions depending on the respective rating classification.

Fixed Assets (Group)
Figures in EUR 1000

					Reclassi-
	Purchase/			Cumulative	fication
Breakdown of	production-			deprecia-	of book	Status	Status	Depreciation
balance sheet item	costs	Additions	Disposals	tion	values	31.12.2002	31.12.2001	2002

Land and buildings used for own operations	227,927	4,667	15	121,519	-391	110,669	111,024	4,616
Other land and buildings	227	0	72	80	391	466	170	23
Operating equipment	57,624	6,144	2,256	37,119	0	24,393	26,114	5,609

Total Tangible Assets	285,778	10,811	2,343	158,718		135,528	137,308	10,248

Participations	1,226,616	104,046	11,785	235,589	0	1,083.288	991,247	220
Shares in affiliated enterprises	1,329	713	1,990	2	0	50	1,329	2
Securities treated as fixed assets	732,864	1,912,495	304,981	705	0	2,339,673	732,159	0

Deferred income

     This item contains EUR 35 million in accruals for discounts granted in the disbursement of loans.

Liabilities towards financial institutions and customers

     This balance sheet item applies to DtA only. The subsidiaries refinance exclusively through DtA or DtA-Beteiligungs-Holding AG.

Liabilities towards financial institutions
Figures in EUR million

	31.12.2001	31.12.2002	Change

Borrowers note loans	7,476	10,997	+ 3,521
Refinancing funds from the European Investment Bank	468	524	56
Fixed-term deposits	101	1	– 100
Deposits, pro rata interest, other	560	512	– 48

Total	8,605	12,031	+ 3,426

     Borrowers note loans increased because of the refinancing agreement with KfW.

Liabilities towards customers
Figures in EUR million

	31.12.2001	31.12.2002	Change

Refinancing funds from ERP Special Fund	16,782	16,753	– 29
Borrowers note loans	1,509	1,534	+ 25
Other government deposits, incl. Special Fund	517	501	– 16
Deposits, pro rata interest, other	392	326	– 66

Total	19,200	19,114	– 86

DTA’s BORROWINGS BY SOURCE OF FUNDS

	2002	2001	2000

	(EUR in millions)
Capital Market Funds:
Bonds and notes issued by DtA(1)	—	—	4,731.4
Borrowers note loans(2)	4,020	4,165.0	20.0
Funds borrowed from the European Investment Bank	90.4	—	243.4
Total capital market funds	4,110.4	4,165.0	4,994.8

Public Funds:
ERP Special Fund	2,269.0	2,805.0	3,299.0
Total borrowings	6,379.4	6,970.0	8,293.8

(1)	Borrowings represent the volume of funds borrowed in the relevant year.

(2)	In 2001 and 2002, borrowers note loans were provided by KfW under the refinancing agreement. Does not include accrued interest in the amount of EUR 0.2 billion for 2001 and 2002.

DtA’s securitized liabilities

     Bond issues serve the purpose of financing the DtA’s own lending activities. No new bonds were issued in the year under review, though EUR 3,085 million were redeemed.

Breakdown of trust business

     The trust assets and liabilities include trustee loans (EUR 200 million). Amounts due from financial institutions total EUR 192 million and amounts due from customers total EUR 8 million. Liabilities towards customers total EUR 200 million.

     Trustee loans amounting to EUR 192 million were granted under the Equalization of Burdens Act (Lastenausgleichsgesetz) and the Immediate Aid Act (Soforthilfegesetz).

     The most significant trustor with EUR 196 million is the Special Compensation Fund (Sondervermögen Ausgleichsfonds).

Deferred income

     This item includes discounts in the amount of EUR 385 million which were incurred in the disbursement of loans under DtA programs and EUR 125 million in purchased amounts due from the Federal Institute for Labor (Bundesanstalt für Arbeit).

Equity

     The subscribed capital totals EUR 511 million. Of DtA’s total capital, the special ERP Special Fund (ERP Sondervermögen) holds a 53.3 percent share, the Federal Republic of Germany, represented by the Federal Ministry of Finance, holds a 40.6 percent share and the Special Compensation Fund (Sondervermögen Ausgleichsfonds) holds a 6.1 percent share.

     DtA’s break-even result for the year does not allow any allocations to profit brought forward and other retained earnings.

DtA’s contingent liabilities

     Contingent liabilities consist of guarantees (EUR 268 million) and liability-indemnity declarations to financial institutions in the context of loans extended under public lending schemes (EUR 2,478 million). They are predominantly secured in the form of counter-guarantees by the Federal Government.

Other obligations

     Both in the case of the DtA Group and DtA only irrevocable loan commitments are shown.

Foreign currencies in euro

     Foreign currencies are included in the balance sheet item “Amounts due from financial institutions” in the amount of EUR 77 million, in the items “Securitized liabilities”, “Liabilities towards financial institutions” and

“Liabilities towards customers” in the amount of EUR 7,205 million and in the item “Other liabilities” in the amount of EUR 95 million. They are exclusively apportionable to DtA.

III. NOTES ON THE STATEMENT OF INCOME

Regional breakdown of income

     Income was generated almost exclusively in the Federal Republic of Germany.

Extraordinary Expenditure

     The position Extraordinary Expenditure consists of the revenue contribution to tbg paid by DtA to compensate tbg’s loss.

IV. OTHER INFORMATION

Derivative business
Volume

	Nominal values		Credit risk equivalents

Figures in EUR million	31.12.2001	31.12.2002	31.12.2002

Interest rate risks
Interest rate swaps	7,204	6,005	57
Caps	230	115	—

Total interest rate risks	7,434	6,120	57

Currency risks
Foreign exchange deals transactions	—	—	—
Currency swaps/ Cross-currency swaps	8,712	6,859	270

Total currency risks	8,712	6,859	270

Maturity breakdown

	Interest rate risks		Currency risks
	Nominal values		Nominal values

Figures in EUR million	31.12.2001	31.12.2002	31.12.2001	31.12.2002

Remaining terms
up to three months	384	76	340	—
up to one year	867	540	862	2,125
up to five years	2,231	1,954	5,460	2,982
more than five years	3,952	3,550	2,050	1,752

Total	7,434	6,120	8,712	6,859

Counterparties

	Nominal values		Credit risk equivalents

Figures in EUR million	31.12.2001	31.12.2002	31.12.2002

Banks in the OECD	15,579	12,499	293
Banks not in the OECD	—	—	—
Non-banks	567	480	34

Total	16,146	12,979	327

     Loan risk equivalents were assessed in accordance with the maturities method. No netting agreements existed. Derivative transactions are subject to DtA’s overall risk management and risk control system. They were concluded only by DtA exclusively for hedging purposes (micro-hedging).

Employees (DtA)

	2001			2002
Annual average	Male	Female	Total	Male	Female	Total

Full-time employees	402	313	715	404	298	702
Part-time employees	6	92	98	7	103	110
Trainees	7	16	23	8	15	23

Total	415	421	836	419	416	835

Employees (Group)

	2001			2002
Annual average	Male	Female	Total	Male	Female	Total

Full-time employees	442	344	786	444	325	769
Part-time employees	6	97	103	7	108	115
Trainees	7	16	23	8	15	23

Total	455	457	912	459	448	907

Remunerations to the Executive Bodies

     The remuneration paid to the members of the Management Board in the 2002 financial year totaled EUR 691,000. A former member of the board received a special payment (Sonderzahlung) in the amount of EUR 118,000. A total amount of EUR 6,638,000 was reserved as at December 31, 2002 for pension commitments due to former members of the Management Board and their surviving dependants. Payments to such persons amounted to EUR 787,000 in 2002.

     The total remuneration paid to the members of the Advisory Board in the 2002 financial year amounted to EUR 70,000.

Deposit security

     DtA is a member of the Deposit Insurance Fund (Einlagensicherungsfonds) of the Federal Association of German Public Sector Banks (Bundesverband Öffentlicher Banken Deutschlands) and the Compensation Scheme of the Federal Association of German Public Sector Banks (Entschädigungseinrichtung des Bundesverbandes Öffentlicher Banken Deutschlands GmbH). Additional funding commitments exist in the amount stipulated in the Articles of Association.

Advisory Board (as of December 31, 2002)

SIEGMAR MOSDORF
     Chairman
GUSTAV ADOLF SCHRÖDER
     Deputy Chairman
DIETRICH JAHN
     Deputy Chairman
RAINER WILMERSTADT
SIMONE PROBST
DIETRICH AUSTERMANN
BARTHOLOMÄUS KALB
CHRISTINE SCHEEL
DR. SIGRID SKARPELIS–SPERK
DR. RAINER WEND
HERIBERT RECH
DR. OTTO WIESHEU
VOLKMAR STRAUCH
DR. HARALD NOACK
BIRGIT DIEZEL
DR. JÜRGEN HENSEN
DR. BERND RODEWALD
DR. PAUL SIEBERTZ
DR. ULRICH OESINGMANN
HANS-EBERHARD SCHLEYER
HOLGER WENZEL

Management Board (as of December 31, 2002)

DR. PETER FLEISCHER
Chairman
DR. MICHAEL BORNMANN

Supervision

     DtA is subject to the supervisory authority of the Federal Government, which has in turn assigned this responsibility to the Federal Ministry of the Interior by mutual agreement with the Federal Ministry of Finance and the Federal Ministry of Economics and Labor.

Shareholdings in companies

Companies in which DtA, tbg and gbb have a 20% or more interest

	Nominal/Share Capital	% in	Performance(1)
Company name and location	TEUR	Shares	TEUR

DtA
Berliner Energieagentur GmbH, Berlin	2,557	33.30	—
tbg
1:1 Prototyping Herbak GmbH, Calmbach	33	23.10	-59
AlCarbom Technologie GmbH, Bremen	33	24.70	—
amidoo GmbH, Bremen	34	24.90	-71
amplex GmbH, München	33	24.20	—
ATT Advanced Temperature Test Systems GmbH, Martinsried	33	24.90	—
Audiantis GmbH Interaktive Audiostreaming, Berlin	32	21.60	-97
Business-Angel-Beteiligungsgesellschaft mbH & Co. KG, Hannover	5.113	23.80	-3,403
Baltic Submarines Germany GmbH, Rostock	33	24.90	—
BioM VC GmbH & Co. Fonds KG, Martinsried/München	2.500	22.30	-320
BusinessBits GmbH, Hannover	32	22.80	—
C&C Technologies GmbH, Göttingen	40	24.10	-5
Devael GmbH, Woltersdorf	33	24.90	-112
e-business Software GmbH, Bremerhaven	34	24.60	-9
e-Capital New Technologies Fonds AG & Co. UBG KG, Rheinbach	3.000	24.80	-2,707
Erigon GmbH, Leipzig	33	24.90	—
First M GmbH, Düsseldorf	31	20.00	-80
GTX Pharmaceuticals GmbH, München	32	22.40	—
Heidelberg Innovation GmbH & Co. Bioscience Venture KG (BSV I), Heidelberg	2.930	25.00	1,793
Hoteldirect GmbH, Bremen	31	20.10	-23
Image D.C. GmbH, Gross Boelkow	37	21.50	-452
IMH Venture Capital Berlin GmbH, Berlin	15.978	24.90	-194
Intellectronic GmbH, Otterfing	33	24.90	—
Interchange GmbH, Berlin	33	23.40	—
IVC Venture Capital AG, Frankfurt	4.385	24.70	-10,492
MediaAnalyzer Software & Research Hamburg	31	20.10	—
MicroGan GmbH, Ulm	32	21.40	—
novasion. GmbH, Köln	33	24.90	—
PhosphoSites GmbH Starterzentrum Unikliniken Homburg	33	24.90	-3
PIKOS GmbH, Köln	33	24.90	—
red arc Software GmbH, München	33	24.90	—
Reprom Networks GmbH, Berlin	33	24.90	—
S.K. Enterprise Gesellsch. F. bionische Lebensmittel mbH, Hamburg	31	20.10	—
Sachsen LB V.C. GmbH & Co.KG, Leipzig	3.300	24.80	-2,240
smartphone GmbH, Dortmund	33	24.90	—
S-ReFIT AG, Regensburg	2.980	25.00	-1,279
TCC Technology Coaching Center GmbH, Berlin	511	50.00	—
TCC Touchless Chip Communication GmbH, Düren	31	20.00	-97
Technologie Beteiligungsfonds Bayern GmbH & Co. KG, Landshut	11.884	25.00	11,878
Technologie Beteiligungsfonds Bayern Verwaltungs GmbH, München	6	25.00	1
TFG Technologie-Fonds III GmbH & Co. Beteiligungen KG, Frankfurt	5.000	24.60	8
TraJet GmbH, Braunschweig	33	21.00	—
Tübinger Seed Fonds KG, Tübingen	1.450	21.90	-1,232
TVM Medical Ventures GmbH & Co. KG, München	14.783	23.30	-3,079
VCT Venture Capital Thüringen GmbH & Co. KG, Erfurt	5.113	24.90	-2,078
Vereta GmbH, Dassel	33	23.00	—
VOMAG GmbH, Wilkau-Hasslau	32	22.10	—
World Of Words GmbH, Freiburg	31	20.10	—

Shareholdings in companies(1)

Companies in which DtA, tbg and gbb have a 20% or more interest

		Nominal/Share Capital	% in	Performance(1)
	Company name and location	TEUR	Shares	TEUR

gbb
	Bachmann GmbH, Pinnow	200	20.00	—
	Bike Systems Betriebs- und Beteiligungsgesellschaft mbH, Nordhausen	26	20.00	—
	Dachwieger Elektroservice, Dachwig	35	24.93	-17
	Exato Küchen AG, Klosterfelde	6.894	20.51	—
	EXPER Deutschland GmbH, Lüdenscheid	100	25.00	-236
	FAMA Fassaden GmbH, Zottelstedt-Apolda	33	24.70	—
	Gerhard Auge GmbH, Doberlug-Kirchhain	34	24.82	—
	Hirschfeld Touristik Event GmbH & Co. KG, Erfurt	150	25.00	—
	Hirschfeld Software GmbH, Erfurt	38	25.00	—
	LEWAG AG, Schwerin	1.176	21.74	insolvent
	MALA Verschlusssysteme GmbH, Schweina	256	20.00	364
	OPTEC GmbH, Berlin	520	25.00	insolvent
	Optosys Technologies GmbH, Berlin	503	23.86	insolvent
	Optosys Technologies GmbH, Berlin	25	20.00	insolvent
	Premium Bodywear AG, Wittgensdorf	100	24.00	-6
	Robot Systems GmbH, Berlin	640	24.90	—
	Sanforst Holzveredelung, Stavenhagen	260	24.62	—
	Sanforst Vertrieb, Invenack	150	24.80	—
	Schorfheider Holzkohle, Eberswalde	245	22.04	—
	SEDO Chemicals GmbH, Fürstenwalde	151	20.00	—
	TBM Tilmann Borchardt Maschinenbau GmbH, Annaburg	51	24.95	—

(1)	For companies marked with “ – ” annual financial statements 2002 are not available yet.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED
GERMAN AND UNITED STATES ACCOUNTING PRINCIPLES

     The financial statements and the consolidated financial statements of KfW and of DtA, respectively, have been prepared in accordance with the German Commercial Code (HGB) and the more specific requirements of the Accounting Regulation for Banks and Financial Service Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute - the “Bank Accounting Regulation”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors.

     As a result, KfW’s and DtA’s financial statements and consolidated financial statements included in this annual report may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”). Neither KfW nor DtA are required to prepare or present financial statements in accordance with accounting and reporting practices and principles followed in the United States.

     The following is a summary of differences between German GAAP and U.S. GAAP as of the dates of KfW’s and DtA’s financial statements and consolidated financial statements included in this annual report. It should not be taken as exhaustive of all differences. No attempt has been made to identify all disclosures, presentation or classification differences that would affect the manner in which transactions or events are presented in the financial statements and the consolidated financial statements of KfW and DtA, respectively, or notes thereto.

Investment Securities

     Under German GAAP, securities are classified as securities in the trading portfolio, “liquidity reserve” securities or fixed assets. Fixed assets are valued based on the “modified lower of cost or market principle” according to which the historic cost (the original purchase price) is subject to exceptional depreciation only if a permanent impairment in value is expected. Trading portfolio and the “liquidity reserve” securities are current assets and recorded at the lower of cost or market. All recognized changes in valuation are recorded in current income or expense, as applicable.

     Under U.S. GAAP, investments in equity and debt securities are classified into the categories trading, available-for-sale or held-to-maturity (for debt securities only). According to Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities,” securities held to maturity are carried at amortized cost and are subject to other-than-temporary impairment tests. Trading and available-for-sale securities are recorded at fair value. Adjustments to the fair value of available-for-sale securities are included in other comprehensive income, a separate component of equity, while adjustments to the fair value of trading securities are included in the statements of income.

Derivative Instruments and Hedge Accounting

     Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution’s trading book or investment book. Trading derivatives are treated as current assets and accordingly follow the lower of cost or market. That is, while unrealized losses on trading derivatives are recorded in current income, unrealized gains are not recognized. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge (often referred to as gap hedge). Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of KfW, are disclosed in notes to the financial statements. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a basis consistent with the underlying hedged position pro rata temporis, often resembling synthetic instrument accounting. Credit-default swaps provided as credit risk protection are disclosed as contingent liabilities.

     Under U.S. GAAP (SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”), all derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities, regardless of any hedge relationship that might exist. Changes in the value of derivative instruments are recognized in the income statement as they arise, unless they satisfy stringent criteria for hedge accounting (including designation and high effectiveness), supported by formal documentation. The accounting treatment of the hedging instruments as well as the hedged items depends on the type of hedge designation (fair value hedge or cash flow hedge), the offset being in either current income or other comprehensive income. Also depending on the hedge designation, the carrying value of the hedged item may need to be adjusted to offset the changes in the fair value of the hedging derivative. Any ineffectiveness resulting from the hedge relationship is recognized in income.

Provision for loan losses

     German GAAP requires that, in establishing and maintaining the allowance for loan losses, entities consider all evident risks relating to their lending operations, primarily counterparty credit risk. Specific provisions recorded for counterparty exposure equal the level of anticipated losses reduced by the expected net realizable value of any collateral provided. Additionally, serving as a cushion for unexpected credit losses, banks maintain a general reserve based on their historical loan loss experience. In general, the calculation of such general reserve follows the guidance and parameters included in the applicable tax laws.

     Under U.S. GAAP, guidance relating to the impairment of loans is included in SFAS 5, “Accounting for Contingencies,” and SFAS 114, “Accounting by Creditors for Impairment of a Loan”. For loans that are individually deemed impaired, specific reserves are determined based on the present value of future cash flows discounted at the loan’s effective interest rate, or where the loan is collateral dependent based on the fair value of the collateral provided. Where available, the observable market price of the loan can be used. SFAS 5 requires recognition of a loss when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable (general reserves). Such general reserves are calculated on a consistent basis considering historical experience and other appropriate risk factors.

Certain provisions and reserves

     German GAAP permits provision for general banking risks by setting up certain disclosed or “hidden” reserves. In accordance with Section 340(f) of the German Commercial Code, the disclosed reserves are based on the valuation of loans and advances to banks and customers as well as securities held as part of the liquidity reserve at a lower amount than required in order to reflect the risks associated with the banking business. Because the assets are shown at lower amounts in the balance sheet, there is no actual reserve shown on the balance sheet. Hidden reserves are restricted to 4% of the value of the assets. Income and expenditure relating to movements in the hidden reserves may be netted with the income or expenditure relating to lending operations. In addition, in accordance with Section 340(g) of the German Commercial Code and the principle of prudence, a general provision for groups of receivables with a similar risk exposure is also permitted and disclosed on the face of the balance sheet.

     Under U.S. GAAP, provisions are only recorded when certain criteria are met. In accordance with SFAS 5, “Accounting for Contingencies,” a provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable.

Reacquired own debt securities

     Under German GAAP, own debt securities that are re-acquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in current income.

     Under U.S. GAAP, repurchased own debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the book value of outstanding debt is recorded in current income.

Property and equipment

     Under German GAAP, property and equipment are reported at acquisition or manufacturing cost, as applicable, and reduced by scheduled depreciation in accordance with their estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the tax office. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. This additional depreciation is reversed when the reason for the impairment no longer exists.

     U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. After recording such impairment charge, U.S. GAAP does not permit subsequent recovery.

Scope of Consolidation

     Under German GAAP, consolidation of all majority-owned subsidiaries is required only when certain size thresholds are exceeded, and then only if the necessary information can be obtained without unreasonable expense or delay, unless the shares are held for purpose of sale or the control is temporary. Entities in which a substantial equity interest is held are included in the consolidated financial statements on a pro rata basis. Entities in which an equity interest is held and whose business and financial policy is subject to material influence (associated companies) are valued at equity.

     Under U.S. GAAP, an entity’s financial statements should be consolidated when the parent company has a controlling interest in it, either through a majority voting interest or through the existence of other control factors. Proportionate consolidation is generally not allowed. The equity method is required for investments where the parent company has more than 20% of the voting rights or if factors indicate that significant influence exists. Furthermore, consolidation of a special purpose entity by its sponsor is often required. Consolidation should occur as soon as control is established.

Business combinations and goodwill

     Under German GAAP, business combinations may be accounted as a pooling of interest or under the purchase method. When purchase accounting is applied, goodwill arising on the acquisition of an entity can be offset directly against reserves or capitalized and amortized over the estimated economic useful life, generally over a period of 15 business years.

     Under U.S. GAAP (SFAS 141 and 142), “Goodwill and Other Intangible Assets,” which is effective for all business combinations initiated after July 1, 2001, business combinations are accounted under the purchase method. The pooling of interest method of accounting is no longer permitted. However, goodwill is no longer be amortized, but rather tested for impairment at least annually at the reporting unit level, after December 31, 2001, and for purchases initiated after July 1, 2001.

Pension provisions

     Under German GAAP, pension obligations are determined using actuarial principles, whereby the ongoing and future pension obligations and benefit obligations to retired beneficiaries are determined using a valuation benchmark (partial value) in line with tax regulations.

     Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, “Employers’ Accounting for Pensions” which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS 87, a pension asset representing the excess plan assets over benefit obligations is recognized in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% “corridor” are recognized.

Assets and liabilities held in trust

     Under German GAAP, assets and the equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would likely not be recorded on the balance sheet.

THE FEDERAL REPUBLIC OF GERMANY

GENERAL

Area, Location and Population

     The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.2 million in 2000. Approximately 15% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Dusseldorf and Bremen.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2002, Tables 3.1, 3.4 and 3.6)

Government

     The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 Federal States (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

     The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 603 members and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.

     General elections for the Bundestag are held every four years. The last general election was held on September 22, 2002, and the next general election will be held in 2006. A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag and cannot be removed from office during his or her four-year term unless the Bundestag has agreed on a successor.

Political Parties

     The political parties currently represented in the Bundestag are the Social Democrats (SPD), the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Bündnis 90/Grüne and the Free Democrats (FDP). In addition, two candidates of the Party of Democratic Socialism (PDS) were elected into the new parliament via direct constituency seats.

     Since 1949, the Federal Republic has been governed by seven Chancellors over 15 electoral periods. After a decade and a half of a coalition government made up of the CDU, CSU and the FDP, the general elections in 1998 resulted in a victory for a coalition between the SPD and the Bündnis 90/Grüne. This coalition was confirmed in the last general elections held on September 22, 2002. The current Federal Government was formed in October 2002 and, as in the previous electoral period, is led by Chancellor Gerhard Schröder of the SPD.

     The following table shows the results of the five most recent general elections to the Bundestag.

	2002		1998		1994		1990		1987
	Elections		Elections		Elections		Elections(1)		Elections(2)

	% of		% of		% of		% of		% of
	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats

SPD	38.5	251	40.9	298	36.4	252	33.5	239	37.0	186
CDU/CSU	38.5	248	35.1	245	41.4	294	43.8	319	44.3	223
Bündnis 90/Grüne(3)	8.6	55	6.7	47	7.3	49	5.0	8	8.3	42
FDP	7.4	47	6.2	43	6.9	47	11.0	79	9.1	46
PDS	4.0	2	5.1	36	4.4	30	2.4	17	—	—
Others	2.8	—	5.9	—	3.6	—	4.2	—	1.4	—

Total		603		669		672		662		497

(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Länder.

(2)	Does not include 22 members of the Bundestag from Berlin (West) without voting rights.

(3)	For 1987 includes only the results of the west German Grüne party; for 1990 includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne); for 1994 and all subsequent periods includes the results of the combined Bündnis 90/Grüne.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, Tables 4.3 and 4.5; for 2002:
www.bundeswahlleiter.de/bundestagswahl2002/deutsch/ergebnis2002/bund_land/wahlkr eis/kr99999.htm and
www.bundeswahlleiter.de/bundestagswahl2002/deutsch/ergebnis2002/ergebgrafik/html /sitzgwv_999.htm)

International Organizations

     The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union (“EU”). The treaty establishing the ECSC lapsed in July 2002 after fifty years in force. Today, the Federal Republic is one of 15 member states of the EU, together with Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is approximately 377 million.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2002 für das Ausland, Table 1.3)

     In addition to the 15 Member States, several other countries, located principally in eastern Europe, are scheduled to join the EU. Negotiations with Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia were concluded in December 2002 and the accession treaty with these countries was signed in April 2003. These countries are set to join the EU in May 2004. Negotiations with Bulgaria and Romania are still ongoing. Furthermore, Turkey was recognized as an applicant country in December 1999. For further information on the European integration, see “The Federal Republic of Germany — The Economy — European Integration ”.

(Source: www.europa.eu.int/comm/enlargement/enlargement.htm, www.europa.eu.int/abc/history/index_en.htm)

     The Federal Republic is also a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, it is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). The Federal Republic is also a shareholder of the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community. Further, the Federal Republic forms part of the European Economic and Monetary Union (“EMU”). On January 1, 1999, with the start of Stage Three of the EMU, the European Central Bank (“ECB”) assumed responsibility for the monetary policy in the euro area, which now consists of twelve Member States. These twelve Member States adopted the euro as a single currency to replace their national currencies. See “The Federal Republic of Germany — Monetary and Financial System” for additional information on the Eurosystem and the EMU.

Statistical Disclosure Standards of the International Monetary Fund

     The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

THE ECONOMY

Overview

     The Federal Republic’s economic system has developed since 1945 into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.

Key Economic Figures

     The German economy is one of the world’s largest economies. In 2002, its gross domestic product (“GDP”) expressed at current prices was EUR 2,108.2 billion. At constant prices (1991 = 100), real GDP for western Germany rose from EUR 511.3 billion in 1960 to EUR 1,288.5 billion in 1990 (the year of the German reunification). At 1995 prices, GDP for all of Germany, i.e. including the eastern Länder, rose from EUR 1,710.8 billion in 1991 to EUR 1,984.3 billion in 2002. This growth in GDP is primarily a result of gains in productivity. At 1995 prices, real GDP per person employed was EUR 51,300 in 2002, at which point 38.7 million persons were either employed or self-employed.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1; Statistisches Bundesamt, Statistisches Jahrbuch 2002, Table 24.2, Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2002, Tables 2.5 and 2.10)

     As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2002, 22.5% of GDP, measured at 1995 prices, was generated by the producing sector (excluding construction), while construction contributed 4.6%. Distribution, catering trade and transportation services accounted for 18.4%, financing, rents and corporate services accounted for 30.0%, and other public and private services accounted for 20.0% of GDP. Private consumption totaled 56.7% of GDP, investment amounted to 19.0%, and state consumption equaled 19.6%. Exports and imports of goods and services accounted for 35.9% and 31.2% of GDP in 2002 at 1995 prices, respectively. Thus, the foreign balance of trade showed a surplus equal to 4.7% of GDP in 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

     While the German economy benefited from the world-wide upswing in the first half of 2002, growth lost momentum again during the second half. This was due in part to a deterioration in the external environment mainly caused by the slowdown in the United States and by increased geopolitical risks associated with the Iraq conflict. The resulting rise in oil prices had a dampening effect on disposable income. In addition, weak stock markets negatively affected market sentiment, particularly hampering private consumption and fixed capital formation. As a result of the aforesaid developments, overall economic growth in the Federal Republic decreased further in 2002, as demonstrated by an annual average real GDP growth of 0.2%, compared to 0.6% in 2001, each expressed at 1995 prices.

     In January 2003, the German Federal Ministry of Economics and Labor officially predicted that German real economic growth would be around 1% in 2003, thereby revising its earlier estimate of 1.5%. In its spring forecast of April 2003, the Ministry further revised its growth expectation downwards to around 0.75%. Nevertheless, further significant downside risks to economic growth remain, mainly due to the still unpredictable effects of the Iraq war on the world economy. Despite the apparent end of the military conflict it is yet unclear how the global economic climate will develop. In the past, a recovery of the global economic climate has generally had a stimulating effect on German exports, resulting in positive trends for the German economy.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1; Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2003 der Bundesregierung; Bundesministerium für Wirtschaft und Arbeit, press release dated April 28, 2003)

     Exports of the Federal Republic totaled EUR 713.8 billion in 2002 at 1995 prices, corresponding to an increase of 2.6% compared to 2001 (in 2001, German exports increased by 5.0% compared to 2000). The unemployment rate rose from 9.4% of the civil workforce in 2001 to 9.8% in 2002 (as computed under the “national definition” used by the German authorities). Based on the method of calculation promulgated by the International Labour Organization (ILO) (the “ILO definition”), the unemployment rate increased from 7.3% to 7.8%. For an explanation of the differences between the national definition and the ILO definition, see “– Employment and Labor”. The rate of consumer price inflation decreased from 2.0% in 2001 to 1.4% in 2002. This decrease was mainly caused by a slight decline of private households’ available income, which limited the scope for price increases in the retail sector, and the considerable appreciation of the euro versus the U.S. dollar, which led to falling prices of imported goods and commodities. The effect of the introduction of euro bank notes and coins on price trends in 2002, although heavily discussed by the general public, was generally speaking negligible. Public debt totaled EUR 1,277.7 billion at year-end 2002. The figures provided in this paragraph are partially estimated.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Tables VIII.7, IX.1, IX.6 and IX.7; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2002, Table 1.10; Statistisches Bundesamt, Wirtschaft und Statistik 1/2003, Preisentwicklung im Jahr 2002, pp. 55-65)

     The following table shows certain key economic figures for the Federal Republic for the past five years.

KEY ECONOMIC FIGURES

	2002	2001	2000	1999	1999(1)	1998

	(EUR in billions)				(DM in billions)
GDP – at current prices	2,108.2	2,071.2	2,030.0	1,978.6	3,869.8	3,773.6
(change in %)	1.8	2.0	2.6	2.3	2.3	3.1
GDP – at 1995 prices	1,984.3	1,980.8	1,969.5	1,914.8	3,737.8	3,669.9
(change in %)	0.2	0.6	2.9	2.0	2.0	2.0
Unemployment Rate (national definition) (in %)	9.8	9.4	9.7	10.5	10.5	11.1
Rate of Inflation (year-to-year change in consumer price index in %)	1.4	2.0	1.4	0.6	0.6	1.0
Balance of Payments – current account	48.9	1.0	(28.5)	(22.2)	(43.5)	(21.7)
Debt of the Federal Republic, Länder, and municipalities(2)	1,277.7	1,223.9	1,211.4	1,200.0	2,347.0	2,280.2

(1)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(2)	2002 figure partly estimated.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Tables VIII.7, IX.1, IX.6, IX.7 and X.2)

European Integration

     The integration of the economies of the Member States of the EU and of the applicant states is progressing. Under the relevant EU legislation, an internal market that provides for the free movement of goods and services, persons and capital between the Member States was established as of January 1, 1993.

Economic and monetary integration

     The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the EMU, which led to the introduction of the euro as the single European currency under the monetary control of the independent ECB.

     The Maastricht Treaty established specific convergence criteria regarding, among others, levels of inflation and interest rates, budget deficits and accumulated public debt, that Member States have to satisfy in order to participate in Stage Three of EMU. For example, the budget deficits of Member States must not exceed 3% of their respective GDPs, unless the ratio is declining and is close to the reference limit of 3% or the excess is exceptional and temporary. In addition, the Member States’ overall public debt must not exceed 60% of their respective GDPs, unless the ratio is decreasing towards that reference value at a satisfactory rate.

     To ensure continuous budgetary discipline among the Member States participating in Stage Three of EMU, the Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. The Pact was formally adopted by the European Council in June 1997. According to the Pact, the Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations, while the general government deficit must be kept within the reference limit of 3% of GDP, established by the Maastricht Treaty. As part of the Pact, the Council of the European Union adopted regulations in July 1997 regarding the surveillance of the Member States’ budgetary positions. These regulations, among other things, accelerated and clarified the implementation of the procedure regarding “excessive” government deficits set forth in the Maastricht Treaty. Under the Pact, a Member State whose total public deficit exceeds the reference limit of 3% of GDP becomes subject to the “excessive deficit procedure” which may ultimately lead to the imposition of fines. Only in the event of a severe economic downturn or an unusual event outside that Member State’s control (e.g., a significant natural disaster or a war having an impact on the Member State) may the 3% limit be exceeded without triggering the risk of fines.

     The first excessive deficit procedure under the Pact was initiated against Portugal in October 2002, when the European Commission found that Portugal’s government deficit amounted to 4.1% of GDP in 2001. As a result of remedial action and other factors, the Portuguese deficit was reduced to 2.8% in 2002 and the deficit procedure was closed.

     A second such procedure was initiated against Germany in November 2002, when the European Commission initially estimated the deficit of the Federal Republic to amount to 3.8% of GDP in 2002. In March 2003, the European statistics office (“Eurostat”) revised the deficit ratio for Germany slightly downwards to 3.6% of GDP in 2002. A third excessive deficit procedure was initiated against France in March 2003, when the Commission estimated the French government deficit to amount to 3.1% of GDP in 2003. For additional information on the status of the 2002 and 2003 estimated budget deficits for the Federal Republic as they relate to the excessive deficit procedure, see the description under the caption below, “– Germany’s Budget Deficit and the Excessive Deficit Procedure”.

(Sources: European Commission, press release dated October 16, 2002 and press release dated April 2, 2003; Deutsche Bundesbank, Monthly Report February 2003, p. 55; Eurostat, Euro indicators news release dated March 17, 2003)

     The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 (“ESA95”) generally apply.

FISCAL MAASTRICHT CRITERIA

	2002(1)	2001(1)	2000(2)	1999	1998

General Government Deficit as % of GDP	3.6	2.8	1.4	1.5	2.2
General Government Debt as % of GDP	60.8	59.5	60.2	61.2	60.9

(1)	Provisional figures.

(2)	Adjusted for proceeds from the UMTS auction (EUR 50.85 billion). In the accounts of the Federal Statistical Office, UMTS proceeds are recorded under “net increase in non-produced assets”. As a result, according to the Federal Statistical Office, government spending in 2000 was lower and a surplus in the amount of EUR 22.8 billion, or 1.1 % of GDP, rather than a deficit, was achieved.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

Introduction of the euro

     At a special summit of the heads of state of the Member States in May 1998, the European Council confirmed that eleven Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) satisfied the conditions for adopting the euro as a single currency. With the commencement of Stage Three of EMU on January 1, 1999, the euro became the currency of these Member States. Effective January 1, 2001, the European Council adopted a decision, resulting in Greece becoming the twelfth member of the euro area.

(Source: European Commission, press release dated May 3, 2000; document number IP/00/422, “The History of the European Union: 2001”, www.europa.eu.int/abc/history/2001/2001_en.htm)

     On December 31, 1998, the European Council adopted irrevocable conversion rates between the euro and the national currencies of the initial participating Member States. The conversion rate between the euro and the Greek drachma was fixed on June 19, 2000. The official exchange rate for the Deutsche Mark was fixed at DM 1.95583 = EUR 1. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender in the 12 Member States of the European Union participating in Stage Three of EMU to replace the national currencies.

     The ECB was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”). On January 1, 1999, the Governing Council of the ECB, consisting of 17 (now 18) members, assumed sole responsibility for the monetary policy in the euro area. According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. The ESCB supports the general economic policies of the EU. See “Federal Republic of Germany — Monetary and Financial System” for more information on the ESCB.

(Source: www.europa.eu.int/abc/history/1998/1998_en.htm; www.europa.eu.int/abc/history/1999/1999_en.htm)

Political integration

     In addition to forming the EMU, the Member States of the EU agreed upon the formation of a European Political Union. For the time being, however, the Member States retain sovereignty in most important areas of policy. The Treaty of Amsterdam, signed by all 15 Member States in October 1997, extends the scope of the Maastricht Treaty to various aspects of foreign policy, as well as internal and social affairs, without affecting the provisions relating to the EMU.

(Source: www.europa.eu.int/abc/history/1997/1997_en.htm)

Enlargement

     In March 1999, the Member States agreed upon the Agenda 2000, a framework designed to prepare the EU for the accession of new Member States and to reform the EU’s institutions and policies, especially the common agricultural policy. Accession negotiations with the first group of applicant states, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia were concluded in Copenhagen in December 2002 and the accession treaty with these states was signed in Athens in April 2003. These countries are scheduled to join the EU in May 2004. Negotiations with Bulgaria and Romania are still ongoing. Both applicant countries are actively being supported by the EU in their efforts to become members in 2007, and the Commission has provided a roadmap identifying necessary steps to be taken in order to fulfill the accession criteria by this date.

     Turkey was recognized as an applicant country in December 1999 and in November 2000, the European Commission presented an “Accession Partnership” proposal identifying certain key issues that Turkey must address before starting accession negotiations. The European Council is scheduled in December 2004 to decide on whether to open accession negotiations with Turkey at that time. The decision will depend largely on Turkey fulfilling proposals made at the Copenhagen summit in December 2002.

(Source: www.europa.eu.int/comm/enlargement/negotiations/index.htm;
www.europa.eu.int/comm/enlargement/enlargement.htm;
www.europa.eu.int/comm/enlargement/intro/ag2000_opinions.htm;
www.europa.eu.int/scadplus/leg/en/lvb/e50005.htm; www.europa.eu.int/abc/history/1999/1999_en.htm;
www.europa.eu.int/abc/history/2000/2000_en.htm)

Germany’s Budget Deficit and the Excessive Deficit Procedure

     Lower than expected total public sector receipts and higher labor market and social security expenditures resulted in a general government budget deficit for the Federal Republic in 2002 exceeding the limit of 3% of GDP permitted under the Maastricht Treaty. The terms of the Maastricht Treaty provide that, if the European Commission determines that the Maastricht 3% budget deficit threshold has been breached, the European Commission is required to initiate the “excessive deficit procedure” under the Stability and Growth Pact, initially involving confidential recommendations and a review of corrective measures implemented by the Federal Government.

     On November 13, 2002 the European Commission announced the initiation of the excessive deficit procedure against the Federal Republic. The first step of this procedure was the preparation of a report of Germany’s budget and economic situation, which was published on November 19, 2002. In the report, the European Commission found that Germany’s general government deficit was expected to reach 3.8% of GDP in 2002. The report also noted that Germany’s general government gross debt was expected to increase from 59.5% to 60.9% of GDP in 2002, exceeding the 60% ceiling set by the Treaty. On January 21, 2003, the Council of Economics and Finance Ministers of the European Union (“Ecofin Council”), acting on the recommendation of the European Commission, stated that the Federal Republic had an excessive deficit in 2002. The Ecofin Council recommended that the Federal Government should adopt certain measures by May 21, 2003 to reduce the deficit. In particular, it required that immediate deficit reduction measures in Germany should amount to at least 1% of GDP on a cyclically adjusted basis, or approximately EUR 21 billion. In addition, to support economic growth potential, the Ecofin Council urged the Federal Government to reform the German labor market and social security system. Reform measures have been proposed by the Federal Government, in particular in general proposals known as “Agenda 2010” and certain tax reforms intended to promote growth. See “– Economic Policy – Agenda 2010” and “Public Finance – Tax Structure – Current tax reform measures”.

     Under the terms of the Maastricht Treaty, in the event that the European Commission reviews the corrective measures taken by the Federal Government and determines after such review that such corrective measures are not adequate, the Pact provides for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of Germany’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. The Federal Government had maintained the position that a budget deficit below 3% of GDP would be attainable in 2003, which forecast was, however, based on an earlier real GDP growth estimate of 1%. In April 2003, however, the Federal Government revised downwards its official growth forecast to around 0.75%, and the Federal Minister of Finance stated in a press interview published May 11, 2003 that Germany will overstep the 3% threshold for the general government deficit in 2003 and will also miss its goal of bringing public budget close to balance by 2006 due to weaker than expected economic growth. However, he pledged that Germany would follow the Ecofin recommendations made under the excessive deficit procedure and that the public deficit would be brought below 3% in 2004. He also stressed that Germany would remain on a budget consolidation course, although the deadline of 2006 could no longer be achieved.

     The Ecofin Council has indicated that it will refrain from imposing additional consolidation measures in case economic growth in 2003 turns out to be lower than the Federal Government’s forecast. Moreover, on May 21, 2003, Pedro Solbes, the Member of the European Commission responsible for Economic and Financial Affairs, announced that, based on currently available information, the impact of deficit reduction measures taken in Germany is likely to reach the required 1% of GDP on a cyclically adjusted basis. These deficit reduction measures mainly comprise an increase in individual contributions to the public pension, unemployment and health insurance systems, higher revenues from tobacco, fuel and enterprise taxes, and lower expenditures for health care and unemployment benefits. Mr. Solbes indicated that although Germany will likely have a deficit above 3% of GDP in 2003 due to persistent weak economic activity, no further deficit reduction measures would be required for 2003. He indicated that Germany’s excessive deficit must be corrected in 2004.

(Sources: www.europa.eu.int/news/index_en.htm; www.destatis.de/presse/deutsch/pm2003/p0200121.htm; www.bmwi.de/Homepage/Politikfelder/Wirtschaftspolitik/Wirtschaftsfakten/Wirtschaftsfakten.jsp;
Bundesministerium der Finanzen, Monthly Report March 2003, pp. 35-55; European Commission, press release
PRES/03/15 dated January 21, 2003; Bundesregierung, news release dated May 14, 2003;
http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/03/259|0|RAPID&lg=EN)

Economic Policy

     The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government considers the aforesaid measures necessary also to improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment. To achieve its goals, the Federal Government has adopted several major economic policy initiatives, including a consolidation of the budget, a reform of the social security system, a further opening up of product markets and a comprehensive tax reform. The recent tax reform, known as “Tax Reform 2000”, is designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. See “Public Finance – Tax Structure – Tax Reform 2000”, below. In order to comply with the Maastricht criteria on budgetary discipline, the Federal Government has adopted certain measures aimed at reducing the budget deficit to 3% of GDP or below for the fiscal year 2004. These measures are designed to curtail government spending on the one hand and reduce tax loopholes and prevent tax evasion on the other hand. See “Public Finance – Tax Structure – Current tax reform measures”. In addition, the Federal Government has formulated a range of ecologically motivated policy measures geared towards the conservation of energy and the protection of the environment. It has also taken steps to facilitate raising venture capital and to improve the efficiency of the German capital markets.

Agenda 2010

     In order to continue and reinforce the course of reform, especially in respect of the social security system, the Federal Government has announced a bundle of measures designated as “Agenda 2010”. The “Agenda 2010” comprises, among other things, measures to strengthen the financial position of the municipalities, to make the labor markets more flexible, to reform the system of unemployment benefits and social welfare to reduce the level of unemployment benefits, and to reform labor, social and tax laws to promote employment.

2002 general government budget results

     In 2002, the general government budget deficit amounted to EUR 76.2 billion. According to provisional figures, the general government deficit increased from 2.8% of GDP in 2001 to 3.6% of GDP in 2002. The Maastricht deficit criterion, which restricts general government deficits to a reference limit of 3% of GDP, was thus not met for the first time. Public debt increased from 59.5% of GDP in 2001 to 60.8% in 2002. Thus, public debt exceeded the maximum level of 60% permitted by the Maastricht Treaty.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3.)

2003 Federal budget

     The business cycle and the global political context are of vital importance for the development of the Federal budget. In 2002, the Federal Government had to increase net borrowings to EUR 31.9 billion to compensate for the substantial additional burden resulting from the difficult economic situation. In connection with the Federal budget for the fiscal year 2003 certain risks remain in place. In line with the Annual Economic Survey 2003 of the Federal Government (Jahreswirtschaftsbericht 2003 der Bundesregierung), the budget is based on a real GDP growth rate of 1%. However, the Federal Government is now anticipating a real GDP growth of around 0.75% for 2003, and the official tax estimate finalized on May 15, 2003 revealed a tax shortfall of EUR 3.5 billion for the Federal budget in the fiscal year 2003 compared to the earlier estimate of November 2002. A supplementary budget will have to be passed in the latter part of the year, when the impact of the currently weak economic situation on the Federal receipts and expenditures can be judged more clearly. Nevertheless, the Federal Government remains committed to further pursue its policy of discipline with regard to the Federal budget, to reduce the general government deficit (i.e., including the consolidated budgets of the Länder, the municipalities and the social security system in addition to the Federal budget) below the 3% threshold established by the Maastricht Treaty in 2004, and to achieve a balanced budget as soon as possible.

     Budgeted expenditures for 2003 amount to EUR 248.2 billion (including investment expenditure amounting to EUR 26.7 billion), a decrease of 0.4% compared to 2002. Revenue projections amount to EUR 228.9 billion, an increase of 5.7% compared to 2002. This figure excludes the downward revision of 2003 tax revenues by EUR 3.5 billion, which is not reflected in the official budget. Based on the non-adjusted revenue figures, the projected Federal deficit for 2003 is EUR 19.3 billion, which would constitute a decrease of EUR 13.4 billion compared to the Federal budget deficit of 2002. The budget deficit is projected to be financed by net borrowings of EUR 18.9 billion and revenue from coin at EUR 0.4 billion.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, March 2003, Table 1;
www.bundesfinanzministerium.de/Finanz-und-Wirtschaftspolitik/Bundeshaushalt-.433 ..17740/.htm;
Bundesministerium für Wirtschaft und Arbeit, press release dated April 28, 2003; Bundesministerium der Finanzen, press release dated May 15, 2003)

Tax revenues and other Federal income

     The Federal budget is based on projected 2003 tax revenues of EUR 203.3 billion, which would represent an increase of EUR 11.3 billion, or 5.9%, compared to 2002. Other Federal income included in the budget is estimated to amount to EUR 25.6 billion in 2003, an increase of EUR 1.0 billion compared to 2002. This other income includes EUR 3.5 billion in profits generated by the Deutsche Bundesbank and EUR 14.9 billion of anticipated proceeds from privatizations and the repayment of loans.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, March 2003, page 8)

Social security expenditures

     Projected social security expenditures are budgeted at EUR 107.4 billion, or 43.3% of total expenditures, in 2003. This figure includes EUR 77.3 billion in Federal contributions to the compulsory pension insurance system (gesetzliche Rentenversicherung), an increase of approximately EUR 4.4 billion compared to 2002.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, March 2003, page 10)

Promotion of the economy

     The 2003 budget provides for an amount of EUR 15.1 billion, or 6.1% of total budgeted expenditures, to promote the German economy. This amount includes EUR 4.6 billion in regional subsidies. A new budgetary item of EUR 3.5 billion has been incorporated in order to compensate businesses and private households for the damages caused by the flooding in eastern Germany in August 2002 and for the reconstruction of infrastructure (Fonds ‘Aufbauhilfe’ nach dem Flutopfersolidaritätsgesetz). An amount of EUR 2.7 billion has been budgeted for the promotion of the coal-mining industry. Furthermore, the Federal Government provides subsidies in the amount of EUR 0.9 billion to small and medium-sized enterprises to improve their productive performance and their ability to innovate.

(Source: Bundesministerium der Finanzen, Haushaltsinformationssystem Finanzen und Volkswirtschaft (FiVo), Internal Table “VW 4330 Angaben zum Quartalsbericht 2003”)

Interest payments

     The Federal budget projects EUR 37.9 billion in interest payments in 2003, an increase of 2.2% compared to the previous year.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, March 2003, page 12)

Privatizations

     In 2002, the Federal Government continued its policy of privatizing state-owned businesses. By privatizing formerly state-owned businesses, the Federal Government intends to improve the competitiveness of the German economy, thereby fostering employment and economic growth. Recently privatized enterprises include GEWOBAG Gemeinnützige Wohnungsbau-AG Berlin, juris GmbH, Deutsche Investitions- und Entwicklungsgesellschaft mbH, Frankfurter Siedlungsgesellschaft mbH and Deutsche Eisenbahn-Wohnungsgesellschaft mbH. The Federal Government expects that in 2003, proceeds from privatizations, including continued sell-downs of existing stakes, will amount to EUR 5.5 billion. As in the years before, these proceeds will be primarily used to meet the pension commitments of the former postal service. From 2004, they will be used to reduce public debt in general.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, March 2003, page 8; Beteiligungsbericht 2002, pages 1-3; Bundesministeriums der Finanzen, Monthly Report December 2002, page 39)

Gross Domestic Product

     The following tables show the structure of the Federal Republic’s real GDP at 1995 prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.

STRUCTURE OF REAL GDP – EXPENDITURE(1)

	2002	2001	2000	1999	1999(2)	1998	2002	2001	2000	1999

	(EUR in billions)				(DM in billions)		(change in %)
Private consumption	1,124.3	1,131.6	1,114.8	1,099.2	2,149.8	2,072.8	(0.6)	1.5	1.4	3.7
Government consumption	388.5	382.6	379.6	375.0	733.4	726.3	1.5	0.8	1.2	1.0
Machinery and equipment	149.9	165.4	175.5	160.3	313.5	292.5	(9.4)	(5.8)	9.5	7.2
Construction	214.3	227.7	242.1	248.7	486.4	479.5	(5.9)	(6.0)	(2.6)	1.4
Other investment	27.1	26.5	25.2	23.2	45.4	40.0	2.5	5.0	8.4	13.5
Changes in stocks(3)	(13.9)	(15.2)	(2.7)	(6.6)	(12.9)	3.2
Domestic demand	1,890.3	1,918.6	1,934.5	1,899.8	3,715.7	3,614.3	(1.5)	(0.8)	1.8	2.8
Net exports(3)	94.0	62.2	35.0	15.0	29.3	55.6
Exports	713.8	695.4	662.1	582.5	1,139.3	1,078.6	2.6	5.0	13.7	5.6
Imports	619.8	633.1	627.1	567.4	1,109.7	1,023.0	(2.1)	1.0	10.5	8.5
Gross domestic product	1,984.3	1,980.8	1,969.5	1,914.8	3,745.0	3,669.9	0.2	0.6	2.9	2.0

(1)	Figures computed in February 2003, assuming 1995 prices.

(2)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(3)	Percentage changes are not presented.

(Source: Deutsche Bundesbank, Monthly Report March, 2003, Table IX.1)

STRUCTURE OF REAL GDP – ORIGIN(1)

	2002	2001	2000	1999	1999(5)	1998	2002	2001	2000	1999

	(EUR in billions)				(DM in billions)		(change in %)
Agriculture, forestry and fishing (2)	24.1	24.4	24.3	24.2	47.3	45.9	(1.2)	0.4	0.4	3.1
Producing sector (excluding construction)	446.5	447.3	445.6	429.4	839.8	855.2	(0.2)	0.4	3.8	(1.8)
Construction	90.4	96.0	102.6	105.5	206.3	205.3	(5.8)	(6.5)	(2.7)	0.5
Distribution, catering trade, transportation and telecommunications services	366.1	361.8	352.9	335.3	655.8	614.6	1.2	2.5	5.3	6.7
Financing, rents and corporate services	595.4	585.2	572.6	548.3	1,072.4	1,028.6	1.7	2.2	4.4	4.3
Public and private services(3)	396.5	391.6	387.3	380.6	744.4	737.6	1.2	1.1	1.8	0.9
All economic sectors	1,919.0	1,906.3	1,885.3	1,823.3	3,566.1	3,487.2	0.7	1.1	3.4	2.3
Economic sectors, adjusted(4)	1,809.6	1,801.4	1,785.5	1,730.3	3,384.2	3,320.2	0.5	0.9	3.2	1.9
Gross domestic product	1,984.33	1,980.8	1,969.5	1,914.8	3,745.0	3,669.9	0.2	0.6	2.9	2.0

(1)	Figures computed in February 2003, assuming 1995 prices.

(2)	The gross value added of the sector “Agriculture, forestry and fishing” is computed by subtracting the gross value added of all other economic sectors from the total, using the official figures provided in Deutsche Bundesbank, Monthly Report, March 2003, Table IX.1.

(3)	Includes care-at-home services.

(4)	Gross value added after deduction of assumed bank charges, but excluding taxes on products (offset against subsidies on products).

(5)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

Sectors of the Economy

Producing sector

     The producing sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government’s transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, the industry in the eastern Länder has undergone a restructuring process. Today, the German producing sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the producing sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2002, the sector’s aggregate contribution to real GDP was 22.5%.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

     The following table shows the output of the producing sector in index form using 1995 as the base year (1995 = 100) for each of the years indicated.

OUTPUT IN THE PRODUCING SECTOR(1)
(1995 = 100)

	2002(2)	2001	2000	1999	1998

Producing sector, total	111.3	113.2	113.4	107.8	106.2
Industry(3)	118.1	119.9	119.1	111.5	109.6
of which
Intermediate goods(4)	116.0	116.1	116.9	110.7	108.7
Capital goods(5)	131.0	134.3	130.9	118.0	116.2
Consumer goods(6)	102.9	105.2	105.6	103.3	101.6
Energy(7)	98.4	98.1	99.7	100.0	100.4
Construction	74.5	78.9	84.9	87.9	87.1

(1)	Adjusted for working-day variations.

(2)	Provisional figures.

(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.

(4)	Including mining and quarrying except energy-producing goods.

(5)	Including manufacture of motor vehicles and components.

(6)	Including printing and service activities related to printing.

(7)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.2; Monthly Report January 2003, Table IX.2)

Services sector

     As in most other industrialized countries, the services sector, which comprises distribution, catering trade and transportation services, financing, rents and corporate services, as well as other public and private services, has expanded rapidly in recent years and is currently the largest contributor to real GDP. In 2002, the sector’s aggregate contribution to real GDP was 68.4%. Within the services sector, financing, rents and corporate services is the largest segment in terms of contribution to GDP, contributing 30.0% of real GDP in 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

Employment and Labor

     From the late 1950s to the early 1970s, the Federal Republic experienced almost full employment. Thereafter, the unemployment rate increased to 9.0% in 1986 before declining until 1991. After 1991, following German reunification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition used by the German authorities, rose from 5.7%, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 5.4% in 1991 to 9.5% in 1997. In the period 1998 to 2001, the rate decreased to 9.4% under the national definition or 7.3% under the ILO definition. In 2002, however, the unemployment rate rose again to 9.8% (national definition) or 7.8% (ILO definition) in the wake of sluggish economic growth. Due to the weak economic conditions, the employment situation deteriorated further in the beginning of 2003, resulting in a seasonally adjusted unemployment rate of 10.7% in April 2003 under the national definition. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week. The ILO definition considers unemployed only those persons who are available and seeking work. The number of people who were either employed or self-employed in 2002 was approximately 38.7 million.

(Source: Deutsche Bundesbank, Monthly Report April 2003, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, May 2003, Table II.8; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2002, Tables 1.10 and 2.5)

     The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons are counted as employed who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder.

EMPLOYMENT AND UNEMPLOYMENT

	2002(1)	2001	2000	1999	1998

Employed (in thousands)	38,690	38,919	38,753	37,942	37,539
Unemployed (in thousands) national definition (2)	4,060	3,852	3,889	4,099	4,279
Unemployment rate (in %) national definition (3)	9.8	9.4	9.7	10.5	11.1
Unemployed (in thousands) ILO definition (4)	3,251	3,074	3,065	3,333	3,594
Unemployment rate (in %) ILO definition (3)	7.8	7.3	7.3	8.1	8.7

(1)	Provisional figures.

(2)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).

(3)	As a percentage of the total work force (excluding armed forces).

(4)  Unemployed persons, available and seeking work.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.6; Monthly Report February 2001, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2002, page 15)

     Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former GDR resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Länder lost their jobs. In 2002, the unemployment rate in the eastern Länder was 17.7%, which is more than twice the unemployment rate of the western Länder (7.7%). In early 2003, unemployment continued to increase due to an unfavorable overall economic climate, as demonstrated by a seasonally adjusted unemployment rate of 8.5% for the western Länder and 18.7% for the eastern Länder in April 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, May 2003, Table II.8)

     In the past, wages in Germany typically experienced only moderate increases over time, partly as a consequence of high unemployment rates. The growth in unit labor costs, taking into account the increase in labor productivity, was even more moderate (0.2% in 1998, 0.4% in 1999, 1.0% in 2000, 1.5% in 2001 and 0.8% in 2002). The following table shows changes in the wage level for each of the years indicated by reference to 1995 figures as reflected in various economic indices.

WAGE TRENDS
(1995=100)

	2002(1)	2001(1)	2000(1)	1999(1)	1998(1)

Wages and salaries per employee(2)	109.6	108.0	106.0	104.3	102.7
Change from previous year in %	1.5	1.9	1.7	1.5	1.0

(1)	Figures computed in February 2003.

(2)	Work place concept.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.9)

     Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector. The German trade union environment has changed considerably in 2001 when the five largest unions of the service sector merged to form ver.di (Vereinte Dienstleistungsgewerkschaft). Its approximately 3 million members in more than 1000 professions make ver.di the largest union worldwide.

     The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both sides. Individual employment contracts may deviate from the terms of any applicable Tarifvertrag only if such deviations are expressly allowed by the Tarifvertrag or if they benefit solely the employee.

     Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, there are relatively few strikes in the Federal Republic compared to other countries.

Social Security Legislation

     The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, retirement and disability pensions, workmen’s compensation, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions. In 1995, compulsory nursing care insurance was introduced.

     Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.

     In 2001, the social security funds received contributions in an aggregate amount of EUR 444.2 billion, thereby falling short of the funds’ expenditures by EUR 4.2 billion. In the first three quarters of 2002, the social security contributions amounted to EUR 337.4 billion, and expenditures were EUR 345.0 billion. The social security budget thus incurred a deficit of EUR 7.6 billion in the first three quarters of 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.1)

     To ensure the long-term viability of the public pension scheme, the Bundestag adopted the Retirement Funds Act (Altersvermögensgesetz) in May 2001. The goal of the act, which will take effect in four stages until 2008, is to encourage people to invest in private pension schemes and to promote pension schemes run by employers. Under the act, employees receive certain bonuses and tax benefits in connection with investments in private pension schemes, depending on, among other things, the invested amounts, the employees’ income and the number of children they have. The goal is that ultimately the expected decline of public pension scheme payments will be offset by payments by private pension schemes.

     In light of a difficult global economic situation and a changing population structure, the Federal Government is aware that additional structural reforms must take place to safeguard the sustainability of the social security systems over the long term. In his policy statement on March 14, 2003, Chancellor Gerhard Schröder announced, as part of the “Agenda 2010” described above, the restructuring and renewal of the welfare state, which includes the merger of unemployment assistance and welfare benefits at a level equal to present welfare benefits. This aims at increasing the incentive to take up employment and implies a reduction of outlays for unemployment. In addition, in November 2002, a commission was appointed by the Federal Government to work out reform proposals for the social security insurance system. In April 2003, the commission unveiled the key features of its proposals to reform the German health insurance and pension scheme. Apart from cost-cutting measures for the statutory health insurance, the commission proposed two reform alternatives: an “employee insurance”
(Erwerbstätigenversicherung), that covers all working people, including self-employed and freelancers, or an income-neutral “health premium concept” (Gesundheitsprämienkonzept) that includes tax funded social compensation for low-income earners. Regarding the pension scheme, the commission proposed a gradual increase of the retirement age to 67 years (currently 65) by 2011 and an alignment of the pension adjustment with the development of the assessment basis of the pension insurance.

(Source: http://eng.bundesregierung.de/dokumente/Rede/ix_472712.htm;
www.bundesregierung.de/Themen-A-Z/Mut-zur-Veraenderung-,9774/Gesundheit.htm;

www.bundesregierung.de/Nachrichten-,417.478516/Bericht-der-Ruerup-Kommission-.htm;
www.bundesregierung.de/Nachrichten-,417.481139/Ruerup-Kommission-legt-Vorschl.htm)

International Economic Relations

     International economic relations are of major importance to the German economy. In 2002, exports and imports of goods and services amounted to 35.9% and 31.2% of GDP at 1995 prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

     Because the Federal Republic’s economy depends on exports it is particularly vulnerable to trade barriers, such as protective tariffs. In March 2002, the U.S. introduced protective tariffs on steel imports of up to 30%. This measure has a negative impact on German steel exports to the United States and generally on competition in the world steel market. Following the request of several countries, the WTO established a single panel against the U.S. steel safeguards in July 2002. The panel is expected to issue its final report in the near future.

(Source: Bundesministerium für Wirtschaft und Technologie, press release dated March 6, 2002; press release dated April 24, 2002; http://europa.eu.int/comm/trade/pdf/disp_ovw030702.pdf, page 12)

Balance of payments

     The Federal Republic typically achieves a surplus as far as the trading of goods is concerned. Traditionally, however, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remissions by foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. Since 1991, increases in expenditures for services and in transfer payments have resulted in persistent current account deficits. In 1997, the current account deficit was DM 15.8 billion (approximately EUR 8.1 billion), the lowest level since German reunification. During the following years, the current account deficit increased again reaching a peak of EUR 28.5 billion in 2000 due to, among other things, a rise in oil prices, structural readjustments of the capital markets in connection with the introduction of the euro and increases in the services deficit owing to expenditures of German tourists abroad. Since 2001, however, the Federal Republic returned to current account surpluses again: In 2001, the current account surplus amounted to EUR 1.0 billion rising to EUR 48.9 billion in 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2002, page 41; Deutsche Bundesbank, Monthly Report March 2003, Table X.2)

     Since the beginning of 2002, the euro has appreciated by more than 20% against the U.S. dollar. This has raised fears that Germany’s export growth could weaken. The negative impact of the euro’s increase in external value on the German economy is potentially mitigated by a number of factors. Other EMU countries accounted for 43% of German exports in 2002, indicating that a major part of German sales abroad may not be affected by the dollar weakening. Moreover, according to data of the Deutsche Bundesbank, Germany’s price competitiveness vis-à-vis 19 industrial countries was still around 3% above its long term average in February 2002. Furthermore, there may be positive influences of the stronger currency on the domestic economy. Lower import prices potentially caps consumer price inflation.

(Source: Deutsche Bundesbank, Monthly Report February 2002, page 39; Deutsche Bundesbank, Monthly Report March 2002, page 74; Deutsche Bundesbank, Zahlungsbilanzstatistik, March 2003, Table I. 3c)

     The following table shows the Federal Republic’s balance of payments for each of the years indicated.

BALANCE OF PAYMENTS (BALANCES)

	2002(1)	2001(1)	2000(1)	1999(1)	1999(1)(5)	1998(1)

		(EUR in millions)			(DM in millions)
Current account(2)
Foreign trade(3)	126,103	95,495	59,128	65,211	127,542	126,970
Supplementary trade items	(5,748)	(4,887)	(6,846)	(6,976)	(13,644)	(5,934)
Services(4)	(34,887)	(47,371)	(44,425)	(41,460)	(81,089)	(65,301)
Factor Income	(7,339)	(12,609)	(3,325)	(8,966)	(17,536)	(13,337)
Current transfers	(25,605)	(26,676)	(27,144)	(25,701)	(50,267)	(53,304)

Total current account	52,524	3,951	(22,612)	(17,819)	(34,851)	(10,905)
Capital transfers and purchases/ sales of intangible non-produced assets	(204)	(967)	6,826	(154)	(301)	1,289
Capital account
Total net capital (capital exports)	(87,226)	(22,503)	34,347	(26,084)	(51,016)	17,042
of which:
Total net German investment abroad (increase/capital exports: negative figure)	(256,444)	(284,800)	(353,152)	(347,069)	(678,808)	(593,077)
Total net foreign investment in Germany (increase/capital imports: positive figure)	169,218	262,297	387,499	320,985	627,792	610,119
Balance of unclassifiable transactions	32,840	13,487	(24,405)	31,593	61,791	(298)
Change in the Deutsche Bundesbank’s net external assets at transaction values (increase: negative figure)	(33,292)	32,677	48,230	(36,999)	(72,364)	(8,231)

(1)	Figures are subject to significant uncertainty owing to changes in the method of data collection in foreign trade.

(2)	Foreign trade and services are recorded on the basis exports (f.o.b.)/imports (c.i.f.), i.e. including the freight and insurance costs of imports.

(3)	Special trade according to the official foreign trade statistics. Special Trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on imports c.i.f. and exports f.o.b. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, page 278).

(4)	Excluding the freight and insurance costs included in the c.i.f. import value.

(5)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Balance of payments statistics, February 2003, Tables I.1 and I.9)

Balance of trade

     The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:

FOREIGN TRADE OF GOODS

	2002	2001	2000	1999	1999(1)	1998

		(EUR in millions)			(DM in millions)
Exports of goods (f.o.b.)	648,306	638,268	597,440	510,008	997,489	955,170
Imports of goods (c.i.f.)	522,062	542,774	538,311	444,797	869,947	828,200
Trade surplus	126,243	95,495	59,128	65,211	127,542	126,970

(1)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Balance of payments statistics, April 2003, Table I.1)

     The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, electrical engineering and chemical products.

     The principal import goods are motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. It therefore largely depends on imports to satisfy its demand of raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.

COMPOSITION OF EXPORTED AND IMPORTED GOODS

	2001

	Exports	Imports

	(EUR in billions)
Total	637.3	550.3
of which:
Coal and turf	0.2	1.4
Petroleum and gas	2.9	33.5
Nutrition	22.4	25.5
Textiles	11.7	12.9
Clothing	6.9	17.0
Paper	13.5	12.1
Chemical products	78.9	55.8
Iron and steel, non-ferrous metals	29.7	27.0
Machinery	90.6	37.9
Office machines and automatic data processing equipment	16.8	29.5
Electrical machinery	31.4	23.9
Special mechanical and optical goods	25.0	16.4
Motor vehicles and components	116.1	51.1

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2002, Tables 12.6 and 12.7)

FOREIGN TRADE (SPECIAL TRADE) BY GROUPS OF COUNTRIES AND COUNTRIES(1)

	2002	2001	2000

	(EUR in billions)
Exports to:
Total	648,306	638,268	597,440
Central and eastern Europe	75,186	69,914	59,900
France	69,776	69,601	67,418
United States	66,596	67,824	61,764
United Kingdom	54,228	52,764	49,377
Italy	47,443	47,119	45,011
The Netherlands	39,540	40,011	38,993
Belgium/Luxembourg	34,128	35,187	32,728
Austria	33,270	33,486	32,436
Spain	29,655	27,841	26,732
Switzerland	26,635	27,489	25,596
Southeast Asia(2)	25,012	24,735	24,029
OPEC Countries	14,578	13,669	10,729
China(3)	14,495	12,118	9,459
Sweden	13,471	12,978	13,524
Japan	12,171	13,103	13,195
Imports from:
Total	522,062	542,774	538,311
Central and eastern Europe	70,441	68,701	62,781
France	49,374	49,743	50,862
The Netherlands	43,122	43,233	44,739
United States	39,994	45,982	47,121
United Kingdom	33,652	37,259	36,923
Italy	33,618	35,280	35,776
Belgium/Luxembourg	28,818	28,521	26,230
Southeast Asia(2)	26,393	28,351	30,498
Austria	21,174	20,664	20,497
China(3)	21,068	19,942	18,553
Switzerland	19,507	19,753	18,797
Japan	19,032	22,910	26,847
Spain	10,731	15,226	16,087
Sweden	8,931	8,999	10,202
OPEC countries	6,960	8,220	10,235

(1)	Exports f.o.b. by country of destination, imports c.i.f. by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, page 278).

(2)	Includes Brunei, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand.

(3)	Does not include Hong Kong.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table X.3)

MONETARY AND FINANCIAL SYSTEM

Deutsche Bundesbank

     The Deutsche Bundesbank was established as the Federal Republic’s central bank and bank of issue in August 1957. The Deutsche Bundesbank has its headquarters in Frankfurt am Main.

     Effective January 1, 1999, the ECB assumed the task of pursuing a single monetary policy within EMU in cooperation with the national central banks of the Member States that have adopted the euro as their legal currency. The Deutsche Bundesbank has the responsibility of implementing the single monetary policy in Germany. It also continues to act as bank of issue, issuing euro denominated banknotes in Germany, and as the bankers’ bank, enabling credit institutions to maintain their reserves balances with the Deutsche Bundesbank. It further acts as the Federal Government’s fiscal agent and manages the official foreign reserves not transferred to the ECB, in cooperation with the latter. In addition, the Deutsche Bundesbank plays an important role in banking and financial market supervision, as further described below under the caption “— Financial Supervisory Authority”.

(Source: www.bundesbank.de/info/info_aufgaben.en.php)

The European System of Central Banks

     The ESCB consists of the ECB and the national central banks of the 15 Member States of the EU. The Eurosystem consists of the ECB and the national central banks of the twelve Member States currently participating in Stage Three of EMU. The Eurosystem is responsible for the single monetary policy for the euro area. The national central banks of the Member States not participating in Stage Three have no vote in the decisions of the Eurosystem. The ESCB is governed by three decision-making bodies:

•	The Governing Council of the ECB, which consists of the members of the Executive Board and the governors of the national central banks of those Member States participating in Stage Three of EMU;

•	The Executive Board of the ECB, which comprises the President and the Vice-President of the ECB, as well as four other members who are appointed by the heads of state or governments of those Member States participating in Stage Three; and

•	The General Council, which consists of the President and the Vice-President of the ECB and the governors of all 15 national central banks of the Member States of the EU.

Objectives and Tasks of the ESCB

     The ESCB’s primary objective is to maintain price stability. The ESCB supports the general economic policies of the European Union. In pursuing its goals, the ESCB must act in accordance with principles of an open market economy, in which the allocation of resources is determined by free competition.

     The basic tasks of the ESCB include:

•	Defining and implementing the monetary policy of the EU;

•	Conducting foreign exchange operations;

•	Holding and managing the official foreign exchange reserves of the participating Member States;

•	Monitoring payment systems; and

•	Supporting policies pursued by competent national authorities relating to the supervision of credit institutions and the stability of the financial system.

(Source: European Central Bank, Annual Report 1999, pages 135-138; www.ecb.int/about/statesch.htm – Protocol no.18)

Background of the ESCB

     In June 1988, the European Council confirmed its objective of gradually creating an economic union. For this purpose, it mandated a committee chaired by Jacques Delors, then-President of the European Commission, to study and propose concrete steps leading to this union. In his report, Mr. Delors recommended that economic union be attained in three steps. In accordance with Mr. Delors’ recommendations, Stage One of EMU began on July 1, 1990, when all restrictions on the movement of capital between Member States were in principle abolished. In order to realize Stages Two and Three of EMU, it was necessary to revise the Treaty establishing the European Economic Community to create an appropriate institutional framework. For this purpose, an Intergovernmental Conference on EMU was convened that resulted in the conclusion of the Maastricht Treaty, which entered into force on November 1, 1993.

     The formation of the European Monetary Institute (“EMI”) on January 1, 1994 marked the start of Stage Two of EMU. The main tasks of the EMI were to strengthen the cooperation among the central banks of the Member States, to coordinate the Member States’ monetary policies and to pave the way for Stage Three of EMU, which included the creation of the ESCB, a single monetary policy and a single currency. The EMI had no responsibility, however, to conduct the EU’s monetary policy, which remained within the responsibility of the Member States, nor did it have any authority to carry out foreign exchange interventions.

     In December 1995, the European Council confirmed that Stage Three of EMU would start on January 1, 1999 and agreed on “euro” as the name of the single currency unit that would replace the national currencies of the participating Member States. In May 1998, the Council of the EU unanimously decided that eleven Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) had satisfied the conditions for participating in Stage Three of EMU, and the governments of these Member States appointed the President, the Vice-President and the four other members of the Executive Board of the ECB. The appointment of these officials took effect in June 1998 and marked the establishment of the ECB.

     Stage Three of EMU commenced on January 1, 1999, when irrevocable exchange rates were fixed for the national currencies of the eleven Member States participating in the final stage of EMU, and the ECB became responsible to conduct a single monetary policy for the euro area. On January 1, 2001, Greece entered Stage Three of EMU, thereby increasing the number of participating Member States to twelve.

     On January 1, 2002, the euro banknotes and coins were successfully introduced in the twelve Member States participating in Stage Three of EMU, including the Federal Republic. The Deutsche Mark lost its status as legal tender on December 31, 2001, although many shops accepted both euro and the Deutsche Mark until February 28, 2002. In addition, people are entitled to exchange any remaining Deutsche Mark banknotes and coins for euro banknotes and coins at the regional branches of the Deutsche Bundesbank for an unlimited period of time thereafter . The changeover from the national currencies to the euro in the participating states was successful and encountered fewer problems than anticipated. Since its introduction, the euro has become the second most widely used currency internationally, and its role in international trade and finance is expected to continue to grow.

(Source: www.ecb.int/about/emu.htm; European Central Bank, press release dated January 2, 2002; press release dated April 24, 2002; press release dated December 2, 2002)

Monetary Policy Instruments of the ESCB

     To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB.

     Open market operations, which may be executed as standard tenders, quick tenders or bilateral procedures, play an important role in the ESCB’s monetary policy because they steer interest rates, manage the liquidity situation in the market and signal the ESCB’s stance on monetary policy. The initiation of open market operations and the decision on the instruments to be used for executing them as well as their terms and conditions fall within the responsibility of the ECB. Five instruments are available for open market operations:

•	Reverse transactions (which apply to repurchase agreements or collateralized loans);

•	Outright transactions;

•	The issuance of debt certificates;

•	The issuance of foreign exchange swaps; and

•	The collection of fixed-term deposits.

     Standing facilities, which are designed to provide or absorb overnight liquidity, as the case may be, signal the ESCB’s stance on monetary policy and bind overnight market interest rates.

     The imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion. The reserve requirements applicable to individual institutions are determined in relation to certain elements of their respective balance sheets.

(Source: European Central Bank, Annual Report 1999, pages 48-54; www.ecb.int/about/monetarypolicy.htm)

Money Supply and Prices

     The ECB’s primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) a reference value for the euro area money supply M3, and (ii) a broadly based assessment of the outlook for price developments. The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units and money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In 2002, the annual growth rate of euro area M3 was 6.8%, thereby exceeding the reference value. This monetary growth was presumably due to a large extent to investors’ preference for safe and liquid assets in the context of weak stock markets and a high volatility in financial markets. Taking into account the continuing decline of private sector borrowing, the ECB does not see any risks to price stability in the medium term.

(Source: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, March 2003, Table 2.4; press release “Review of the Quantitative Reference Value for Monetary Growth”, December 2002; European Central Bank, Annual Report 2002, page 13)

     The following table shows price trends in Germany for the periods indicated.

PRICE TRENDS

	2002	2001	2000	1999	1998

	(change from previous year in %)
Harmonized Consumer Price Index	1.3	2.1	1.4	0.6	0.6
Consumer price index	1.4	2.0	1.4	0.6	1.0
Index of producer prices of industrial products sold on the domestic market	(0.5)	3.0	3.4	(1.0)	(0.4)

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.7; Monthly Report December 2002, Table IX.7; www.destatis.de/indicators/d/vpi020vj.htm)

     The following table shows the principal indicators relating to money supply for each of the years indicated.

MAIN MONETARY INDICATORS

	As per December 31,(1)

	2002	2001(4)	2000	1999	1999(3)	1998

		(EUR in billions;			(DM in billions;	(DM in billions;
		euro area)			euro area)	Germany)
Currency in circulation(2)	341.2	239.7	348.4	349.9	684.3	242.6
Money Stock M1	2,424.4	2,207.9	2,077.1	1,964.0	3,841.3	1,042.1
Money Stock M2	4,958.4	4,664.6	4,290.1	4,132.8	8,083.1	1,454.3
Money Stock M3	5,783.3	5,427.0	4,899.9	4,791.0	9,370.4	2,425.7
	Annual change in %, December comparison;
	1998: average annual change in %, based on monthly averages (5)
Money Stock M1	9.7	5.1	5.7	10.1		6.3
Money Stock M2	6.5	6.1	3.7	5.3		4.2
Money Stock M3	6.8	7.8	4.2	6.2		4.3

(1)	1998:	M1 means currency in circulation and sight deposits held by domestic non-banks at domestic banks.

M2 means M1 plus time deposits for less than four years.

M3 means M2 plus saving deposits at statutory notice.

	1999-2002:	M1 means currency in circulation, overnight deposits (excluding central governments deposits), and (for EMU) central governments monetary liabilities, which are not included in the consolidated balance sheet.

M2 means M1 plus deposits with agreed maturities of up to 2 years and deposits redeemable at notice of up to 3 months (excluding central governments deposits).

M3 means M2 plus repo transactions, money market fund certificates, money market papers and debt securities up to 2 years.

M3 and its components exclude holdings by non-residents of the euro area of money market fund shares/units, money market paper and debt securities up to 2 years.

(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.

(3)	Calculated based on official figures provided in euro using the fixed calculation rate of DM 1.95583 = EUR 1.

(4)	Euro area enlargement in 2001.

(5)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.

(Source: European Central Bank, Monthly Bulletin, March 2003, Tables 2.4.1, 2.4.2; Monthly Bulletin June 2002, Tables 2.4.1, 2.4.2; Monthly Bulletin April 2001, Tables 2.4.1, 2.4.2; Deutsche Bundesbank, Monthly Report February 1999, Tables I.1 and II.2)

Official Foreign Exchange Reserves

     The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.

OFFICIAL FOREIGN EXCHANGE RESERVES OF THE FEDERAL REPUBLIC

	As of December 31,

	2002	2001	2000	1999(1)	1999(1)(2)	1998

		(EUR in millions)			(DM in millions)
Gold	36,208	35,005	32,676	32,287	63,148	17,109
Foreign Currency Balances	40,522	49,489	53,377	52,420	102,525	100,363
International Monetary Fund Reserve Position and Special Drawing Rights	8,272	8,721	7,762	8,332	16,296	16,533
Claims on the European Central Bank (net)	—	—	—	—	—	—

Total	85,002	93,215	93,815	93,039	181,968	134,005

(1)	External position of the Deutsche Bundesbank in the European Monetary Union. Assets and liabilities vis-a-vis all EMU member countries and non-EMU member countries.

(2)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table X.8. and X.9)

     The Federal Republic’s foreign reserve assets are currently managed by both the ECB and the Deutsche Bundesbank. Following the commencement of Stage Three of EMU on January 1, 1999, the eleven originally participating Member States transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 39.5 billion to the ECB, 85% of which consisted of foreign currency reserves and 15% of which consisted of gold. Like the national central banks of other countries that so far have not entered Stage Three of EMU, the Bank of Greece originally paid up only EUR 102.8 million, or 5%, of the share of the ECB’s capital that it had subscribed for. When Greece entered Stage Three of EMU in January 2001, however, the Bank of Greece paid up the remaining 95% of its subscribed capital.

     The ECB manages the foreign reserve assets that the twelve participating Member States have transferred to it and regularly communicates its management decisions to the respective national central banks, which are responsible for executing portfolio management operations in accordance with the instructions that they receive from the ECB. Management decisions by the ECB may include the setting of operational objectives in terms of currency distribution, interest rate risk, credit risk and liquidity requirements. The foreign reserve assets that were not transferred to the ECB at the start of Stage Three of EMU continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of EMU, the ECB monitors and coordinates market transactions conducted with those assets.

(Source: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Report 2000, page 82)

External Positions of Banks

     The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.

FOREIGN FINANCIAL ASSETS AND LIABILITIES BY SECTOR

	2002	2001	2000	1999	1999(1)	1998

		(EUR in millions)			(DM in millions)
Deutsche Bundesbank
Assets	103.9	76.1	100.8	142.0	277.7	135.1
Liabilities	9.0	8.8	6.6	6.2	12.1	16.0
Net Position	94.9	67.4	94.2	135.8	265.6	119.1
Banks
Loans to foreign banks	690.6	596.1	507.7	427.1	835.3	774.9
Loans to foreign non-banks	558.8	570.3	475.8	396.1	774.7	610.3
Loans from foreign banks	614.2	622.7	586.0	483.6	945.8	875.7
Loans from foreign non-banks	319.2	350.6	314.9	284.4	556.2	390.3

(1)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Tables IV.4, X.8 and X.9)

Foreign Exchange Rates and Controls

     The euro is a freely convertible currency. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

     The following tables show the exchange rates for selected currencies into the Deutsche Mark and the euro, respectively, for the past five years.

ANNUAL AVERAGE EXCHANGE RATES OF THE DEUTSCHE MARK (1)

1998

DM to 1 U.S. dollar	1.7592
DM to 1 pound sterling	2.9142
DM to 1 Swiss franc	1.2141
DM to 100 French franc	29.829
DM to 1,000 Italian lire	1.0132
DM to 100 Netherlands guilder	88.714
DM to 100 Japanese yen	1.3484

(1)	Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Tables X.11 and X.12)

ANNUAL AVERAGE EXCHANGE RATES OF THE EURO(1)

	2002	2001	2000	1999

U.S. dollars per 1 euro	0.9456	0.8956	0.9236	1.0658
Pound sterling per 1 euro	0.6288	0.6219	0.6095	0.6587
Japanese yen per 1 euro	118.06	108.68	99.47	121.32
Swiss franc per 1 euro	1.4670	1.5105	1.5579	1.6003

(1)	Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table X.11)

Banking System

     As of January 31, 2003, 2,355 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,420.3 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s own classification, these institutions included 272 commercial banks with an aggregate balance sheet total of EUR 1,826.6 billion. These included four major commercial banks with an aggregate balance sheet total of EUR 1,058.5 billion, 186 regional and other commercial banks, including privately held commercial banks, and the Deutsche Postbank AG, (with an aggregate balance sheet total of EUR 662.3 billion), as well as 82 subsidiaries or branches of foreign banks located in the Federal Republic (with an aggregate balance sheet total of EUR 105.9 billion).

     In addition to the commercial banks, there were 510 savings banks and their 14 central institutions, the 13 Landesbanken and the DekaBank Deutsche Girozentrale (formerly known as DGZ•DekaBank Deutsche Kommunalbank), and 14 special purpose credit institutions. As of January 31, 2003, the aggregate balance sheet total of the savings banks was EUR 976.7 billion, and the aggregate balance sheet total of the Landesbanken and the DekaBank Deutsche Girozentrale was EUR 1,312.7 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 513.8 billion.

     Furthermore, the Federal Republic’s banking system comprises 1,489 credit cooperatives (with an aggregate balance sheet total of EUR 554.9 billion as of January 31, 2003) and their 2 regional institutions (with an aggregate balance sheet total of EUR 196.1 billion), including the DZ Bank AG, which was formed after the merger of Deutsche Genossenschaftsbank with the GZ Bank, another regional institution of the credit cooperatives, 26 mortgage banks (with an aggregate balance sheet total of EUR 875.9 billion) and 28 building and loan associations (with an aggregate balance sheet total of EUR 163.5 billion).

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IV.2)

     All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.

     In 2002 the difficult economic situation and other factors contributed to significant losses by many institutions in the German banking sector. In recent years, German banks have tended to have relatively lower ratios of equity to total assets than many of their international counterparts. However, according to the Deutsche Bundesbank, the stability of the German financial system as well as the banks’ liquidity is not in question. In order to reduce costs, to increase profit margins and to shed parts of their risks, many banks have taken aggressive actions to cut costs and otherwise to improve their financial position.

(Source: Deutsche Bundesbank, press release dated February 24, 2003)

     On April 23, 2003, five major German commercial banks and KfW announced a proposal to form jointly a financing institution for the true sale securitization of loans originated by banks. Other institutions may join in this so-called “true sale initiative”. The financing institution is not expected to accept for securitization any loans that are in default or are otherwise non-performing. The Federal Government has initiated legislation intended to eliminate the existing disadvantages of true sale securitization, including the application of trade tax (Gewerbesteuer). The true sale initiative is intended, among other things, to reduce banks’ equity charges and to open up additional funding sources.

Securities Market

     The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

     Highly developed secondary markets, combined with the distribution strength of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions.

     In 2002, sales of debt securities and shares amounted to EUR 181.0 billion and EUR 52.2 billion, respectively.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VII.1)

     The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG. In 2002, it had a total turnover of EUR 3,040.9 billion, accounting for 87% of the total turnover on German securities exchanges. Effective January 1, 2003, the Frankfurt Stock Exchange restructured its trading segments for shares, making use of a greater leeway granted by the Fourth Financial Market Promotion Act of June 2002. At the same time, the Neuer Markt, a separate exchange created in March 1997 for the trading of shares in high technology and start-up companies, will cease to exist as of January 1, 2004. Issuers listed in the Neuer Markt will change to the new “General Standard” segment of the regulated market. As of March 24, 2003, Deutsche Börse further offers restructured indices, the DAX 30, MDAX, SDAX and TecDAX.

(Source: Deutsche Börse, Cash Market: Monthly Statistics – January 2003;
http://www.ip.exchange.de/INTERNET/IP/ip_news.nsf/(web+news+englisch)/F044573BA1 8.03.03)

Financial Supervisory Authority

     In April 2002, the Act on Integrated Financial Services Supervision (Gesetz über die integrierte Finanzdienstleistungsaufsicht) took effect. The act reorganizes the system of financial services supervision in Germany by merging the Federal Banking Supervisory Authority, the Federal Supervisory Authority for Securities Trading and the Federal Supervisory Authority for the Insurance Industry into one single supervisory authority, the Federal Institute for Financial Services Supervision (Bundesanstalt für Finanzdienstleistungsaufsicht), located in Bonn and Frankfurt. It is organized as a public law institution (Anstalt des öffentlichen Rechts), and is funded exclusively from fees paid by the companies subject to its supervision. This organizational change was a response to recent developments in the financial markets and the fact that companies are increasingly forming business combinations across sectors in order to efficiently offer comprehensive financial services.

     The new Financial Supervisory Authority began operations on May 1, 2002. Its task is to provide integrated financial services supervision, intended better to address the needs of the capital markets for the protection of investors and insured persons, and to enable financial services providers to install more adequate cross-sector risk-management devices. Overall, the reform is intended to strengthen the German financial markets, especially in respect of competition with other European countries.

     The act changed the role of the Deutsche Bundesbank in banking supervision. For the first time, the cooperation of the Bundesbank in banking supervision is regulated by law. The Bundesbank is closely integrated into the ongoing supervision of the banking sector by the newly expanded Financial Supervisory Authority.

(Source: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002)

PUBLIC FINANCE

Receipts and Expenditures

     The Federal Government, each of the Länder governments and each of the municipalities have separate budgets. The federal budget is the largest single public budget.

     The fiscal year of the Federal Republic is the calendar year. The annual Federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

     In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.

     Starting with the 2001 fiscal year, a new budgetary classification took effect. Because receipts and expenditures are allocated differently under the new classification, line items contained in the budgets drawn up for the 2001 and subsequent fiscal years are not necessarily comparable with the respective line items contained in budgets for prior periods. This is true especially with respect to General Services and General Financing.

     In 2002, total consolidated public sector receipts as shown in the national accounts amounted to EUR 952.7 billion, with tax receipts of EUR 485.0 billion and social security receipts of EUR 388.7 billion.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

     In 2002, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 138.2 billion and EUR 165.1 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.5)

     Consolidated public sector expenditures in 2002, as shown in the national accounts, amounted to a total of EUR 1,028.9 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 573.0 billion) and employee compensation (EUR 165.9 billion). Other significant consolidated public sector expenditures included gross capital formation, which totaled EUR 33.7 billion, and interest on public debt, which totaled EUR 67.2 billion.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

     The consolidated budget deficit shown in the national accounts increased from an amount of EUR 57.5 billion in 2001 to EUR 76.2 billion in 2002. In 2002, the budget deficit was 3.6% of GDP.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

PUBLIC SECTOR ACCOUNTS(1)

	2002(2)	2001(2)	2000(2)	1999(6)	1999(6)(7)	1998

		(EUR in billions)			(DM in billions)
Federal Government, Länder governments and municipalities (3)
Receipts	547.5	554.0	613.4	566.1	1,107.2	1,072.1
of which taxes	441.7	446.2	467.3	453.1	886.2	833.0
Expenditures	607.3	601.0	594.8	592.9	1,159.6	1,128.8
Balance	(59.8)	(47.0)	18.6	(26.8)	(52.4)	(56.7)
Social security(4)
Receipts(5)	456.6	444.5	434.1	429.1	839.2	812.2
Expenditures	464.4	448.4	434.1	425.6	832.4	808.9
Balance	(7.8)	(3.9)	0.0	3.5	6.8	3.3
Consolidated public sector
Receipts	919.7	921.2	975.9	925.2	1,809.5	1,765.5
Expenditures	987.3	972.1	957.3	948.5	1,855.1	1,818.9
Balance	(67.6)	(50.9)	18.6	(23.3)	(45.6)	(53.4)

(1)	The budgetary definition used here differs from the methods used for the government account of the national accounts as shown in the text above.

(2)	Figures are partly based on estimates.

(3)	Includes special funds.

(4)	Includes statutory pension insurance funds, the Federal Labor Office, statutory health insurance and accident insurance, retirement pension funds for farmers and supplementary pension funds for government employees.

(5)	Includes Federal Government liquidity assistance to the Federal Labor Office.

(6)	Preliminary.

(7)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Table VIII.1)

FEDERAL GOVERNMENT ACCOUNTS

	2002(1)	2001(1)	2000(1)	1999(2)	1999(2)(3)	1998

		(EUR in billions)			(DM in billions)
Receipts	238.9	239.9	291.4	240.3	470.0	439.0
of which taxes	214.4	213.3	219.0	211.7	414.0	379.5
Expenditures	271.5	260.9	264.5	266.5	521.2	495.6
Total balance	(32.6)	(21.0)	26.9	(26.2)	(51.2)	(56.6)

(1)	Partly estimated.

(2)	Provisional figures.

(3)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Tables VIII.2 and VIII.4)

FEDERAL GOVERNMENT EXPENDITURES(1)

	2004(2)	2003(3)	2002	2001	2000

		(EUR in millions)
Expenditures total	245,100	248,199	249,286	243,145	244,405
Selected categories:
Education, science, research, cultural affairs	11,956	11,343	10,956	10,633	9,888
Social security	107,769	107,325	111,855	102,034	100,761
of which:
Subsidies to social welfare Insurance (including unemployment insurance)	83,829	82,177	83,926	75,896	70,420
Family and child benefits	3,303	3,274	3,313	3,325	3,409
Labor market policy	11,861	12,773	15,408	13,462	14,645
Promotion of savings and investments	500	500	482	486	451
Defense	28,452	28,337	28,391	27,958	23,251
Transportation / Communication	10,512	10,291	10,021	9,775	9,404
General Financing	38,600	39,955	40,119	43,530	51,486
of which:
Debt service	39,771	37,885	37,063	37,627	39,149
Other expenditures
Economic Cooperation	3,744	3,695	3,672	3,697	3,602
Health	371	464	357	403	118
Housing, Regional Planning	1,781	1,913	2,237	2,200	2,297
Food, Agriculture, Forestry	1,157	1,210	1,179	1,371	1,633

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” as the information is derived from different sources and is the result of different methods of data compilation.

(2)	Government projection.

(3)	According to the Federal Budget 2003.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, Table 2, pages 212-214, Table 4, pages 222-223; Bundesministerium der Finanzen, Bundeshaushalt 2003 Tabellen und Übersichten, Table 3, pages 9-11)

Tax Structure

Income tax

     The Federal Government’s largest source of revenue is income tax. Employees pay income tax in the form of payroll taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. In contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. Originally (within the scope of the Tax Reform 2000 which is described below under “— Tax Reform 2000”), the Federal Government had intended to increase the basic personal allowance to EUR 7,426 as from January 1, 2003. The basic tax rate was to be cut to 17% while the top rate was to be brought down to 47% from the same date. However, due to the serious flooding in eastern Germany in August 2002, the Federal

Government decided to postpone the tax relief scheduled for 2003 to 2004, thus enabling the funds required for flood relief to be raised without incurring new government debt. The income tax payable with respect to taxable income generated during the 2003 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,235 for single persons/EUR 14,471 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 19.9% to 48.5%, and (iii) a flat rate of 48.5% for net income in excess of EUR 55,007 for single persons/EUR 110,015 for married couples, thus delaying the implementation of the second stage of the Tax Reform 2000 by one year until January 1, 2004. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate to finance the restructuring processes in the eastern Länder. Capital income received by domestic taxpayers is subject to capital income withholding tax (Kapitalertragsteuer) at a rate of 30% for interest payments and 20% for dividend payments, respectively, subject to an allowance in the amount of EUR 1,601 (EUR 3,202 for married couples). The tax withheld is credited against the taxpayers’ income tax liability. Tax rates and allowances are expected to change in future periods, including in 2004. See “— Tax Reform 2000”.

     Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25%, which is a drastic reduction compared to the former 45% for retained earnings and 30% for distributed profits. Against the background of the flooding the Federal Government decided to raise the corporation tax rate by 1.5 percentage points, limited to the year 2003, to 26.5%. The full imputation system previously used in connection with the taxation of dividends has been replaced by the so-called “half income system” in 2002 to make cross-border investment within the EU more attractive. Under the half income system, only half of the distributed profits of a corporation is included in the shareholders’ personal income for tax purposes. In return, it is no longer necessary to credit the corporate tax paid by the company against the shareholders’ income tax liability. Starting with the 2002 tax year, capital gains from the sale of shareholdings from one corporation to another are generally tax-exempt. Private shareholders are able to sell their stakes in corporations after a minimum holding period of one year without having to pay taxes, unless they hold a substantial interest. However, the threshold for a substantial interest was reduced from 10% to 1% as from 2002. If the sale is subject to tax, i.e. when shares are sold within the one-year holding period or represent a “substantial interest”, the half-income method applies. The tax-free allowance for the sale or closure of a business has been raised from approximately EUR 30,680 to EUR 51,200 in 2002. Alternatively to the “one fifth rule”, a tax privilege for extraordinary income aimed at reducing the impact of progressive tax rates (called “one fifth rule” because it arises from dividing the eligible extraordinary income by five and subsequently multiplying the resulting tax liability by five), entrepreneurs retiring from business can now opt for the so called “half-average tax rate” since the tax year 2001. Retiring entrepreneurs thus also have the option to have profits from the sale or closure of agricultural, business and professional undertakings and partnership shares taxed at the half-average tax rate. Various measures have been adopted to finance the foregoing tax relief, e.g. the declining-balance tax depreciation rate for movable assets was reduced from 30% to 20% and the depreciation rate for buildings owned for business purposes fell from 4% to 3%.

Value-added tax

     Value-added tax (“VAT”) is imposed on the value added to most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities are subject to a 7% rate.

Environmental tax

     On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation, to lower social security contributions and to allocate the burden of taxes and contributions more equally among labor, capital and natural resources. Pursuant to this scheme and subject to certain exceptions, electricity consumption initially was taxable at a rate of EUR 0.0102 per kilowatt hour, or kWh, and the petroleum tax was increased by EUR 0.0307 per liter of gasoline, EUR 0.0205 per liter of fuel oil, and EUR 0.0164 per kWh of gas. While the tax increase on fuel oil and gas was a non-recurring measure, the petroleum tax and the electricity tax have increased annually from 1999 until 2003 by EUR 0.0307 per liter and by EUR 0.026 per kWh, respectively. Additionally, since November 1, 2001, the petroleum tax rate is differentiated according to the gasoline’s sulfur content. The higher revenues generated by these energy taxes have enabled the Federal Government to reduce and stabilize the rate of contribution to the pension insurance scheme (Beitragssatz der gesetzlichen Rentenversicherung).

Trade tax

     Historically, the trade tax, which is levied at municipal level, comprised a tax on both the trade earnings and the trade capital of a business. The trade capital tax was abolished, effective January 1, 1998. By contrast, the trade earnings tax is still in effect. Its rate varies and depends on a number of factors, including the nature of the business subject to the trade tax as well as the municipality that levies the tax. A business’s trade earnings are calculated in accordance with specific rules and are not necessarily identical with that business’s earnings as calculated for other purposes. The trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. Unincorporated businesses, which already particularly benefit from the significant cuts in income tax rates in the wake of the Tax Reform 2000 (described below), thereby obtain an additional reduction of their tax burden. The trade tax will be credited against their income tax liability in a standardized form. The income tax applicable to unincorporated businesses will be reduced by an amount equal to 1.8 times the assessment basis for trade tax. As a result of the legislative mediation procedure, these provisions have been readjusted with respect to their precise objective in order to limit over-compensation. Ultimately, however, the majority of unincorporated companies will still be afforded full relief from trade tax through various available procedures.

Tax Reform 2000

     In July 2000, the Tax Reduction Act (Steuersenkungsgesetz) was adopted. Following a resolution of the Bundesrat, calling for additional tax relief for small and medium sized enterprises, the Federal Government presented the Supplementary Tax Reduction Act (Steuersenkungsergänzungsgesetz), which was passed in November/December 2000. The entire tax reform package, called the “Tax Reform 2000”, is the most ambitious tax reduction program in the history of the Federal Republic. It came into effect on January 1, 2001. The main beneficiaries of the Tax Reform 2000 are families, employees and small and medium-sized enterprises. Until 2005, the Tax Reform 2000 provides for a total annual relief in the amount of EUR 32 billion compared to the 1998 tax burden.

     As far as personal income tax is concerned, the first stage of the Tax Reform 2000 accelerated the effective date of a previously enacted tax decrease by one year from January 1, 2002 to January 1, 2001. In two subsequent stages, which will take effect on January 1, 2004 (originally scheduled for January 1, 2003, see “–Income Tax”) and January 1, 2005, the personal allowance will be increased to EUR 7,664 for single persons (from currently EUR 7,235) and EUR 15,329 for married couples (from currently EUR 14,471), the minimum tax bracket will be lowered to 15% (from currently 19.9%), and the maximum tax bracket will be lowered to 42% (from currently 48.5%). In addition, effective January 1, 2005, the maximum flat rate will be applied only to income in excess of EUR 52,151 for single persons (currently EUR 55,007) and EUR 104,303 for married couples (currently EUR 110,015).

     In addition to the Tax Reform 2000, the Bundestag adopted the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), which took effect on January 1, 2002. It contains a number of short-term measures particularly benefiting small and medium-sized enterprises. Most importantly, a reinvestment reserve makes it easier for small and medium-sized partnerships to restructure their equity, resulting in a total relief of EUR 650 million. Additionally, the act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises.

Current tax reform measures

     The Act for the Reduction of Tax Privileges and Exemptions (Steuervergünstigungsabbaugesetz) was adopted and published in the Federal Gazette in May 2003, to take effect in May and July 2003. The final law reflects a compromise that was reached after initial rejection by the Bundesrat, focusing on changes to enterprise taxation, in particular as it applies to companies, and containing restrictions on the utilization of old imputation tax credits for corporate income tax refunds.

     In March 2003, the Federal Government introduced draft legislation providing for a tax amnesty for non-complying taxpayers. The proposal also aims at encouraging tax compliance by changing the existing rules applicable to interest income relating to securities. Instead of the interest withholding tax of 30% currently imposed as a prepayment towards the taxpayer’s ultimate tax liability, a security holder’s income tax liability on interest earned would be satisfied by withholding tax on interest payments at a rate of 25%. If an individual’s actual tax liability falls short of the 25% tax rate, however, any excess amount paid would be refunded to the taxpayer based on a tax assessment. It is presently unclear, whether and in what form these plans will be implemented.

Proposed EU Savings Tax Directive

     According to a proposed draft directive regarding the taxation of savings income that was approved by the Council of European Union on December 13, 2001, each Member State under its domestic law must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of its Member State details of the payment of interest (within the meaning of the directive) to any individual resident in another Member State. The competent authority of the Member State of the paying agent is then required to communicate this information to the competent authority of the Member States of which the recipient is a resident. The proposed directive is to be implemented by the Member Sates by January 1, 2004. The respective provisions shall apply as from January 1, 2005.

     According to a political agreement reached by the Ministers of Finance of the Member States in January and March 2003, Austria, Belgium and Luxembourg may opt instead to withhold tax from such payments at a rate of 15% for the first three years starting January 1, 2005, of 20% as from January 1, 2008 and 35% as from January 1, 2011. Austria, Belgium and Luxembourg shall become obliged to supply information rather than to withhold tax only if and when Switzerland, Monaco, Liechtenstein, Andorra, and San Marino, after having levied withholding tax similar to the one to be imposed in Austria, Belgium and Luxembourg for a transitional period first, agree to supply information as well; and the Council of the European Union concludes unanimously that the United Sates is committed to exchange information upon request. It is envisaged that the Council of the European Union will decide on a final text of the directive shortly and adopt the proposal in a way that substantially reflects the understanding described above. However, insofar only a political agreement has been reached, it is still not yet possible to predict precisely when or in what form the proposal will ultimately be adopted. It is also expected that Switzerland, Monaco, Liechtenstein, Andorra and San Marino will agree to the proposed transitional withholding tax, followed by information reporting, and that certain associated territories and dependencies of Member States will apply the same measures as the Member States. The timing of these actions and measures is uncertain however. Moreover, one Member State declared in March 2003 that it is withholding its consent to the proposed directive.

(Source:www.bundesfinanzministerium.de/Steuern-und-Zoelle/Lexikon-Steuern-A-Z-.701.htm;
www.bundesfinanzministerium.de/Anlage10654/Die-Oekosteuer-ein-Plus-fuer-Arbeit-u nd-Umwelt.pdf;
www.bundesfinanzministerium.de/Anlage1937/BMF-Schreiben-vom-16.05.2001.pdf;
www.bundesfinanzministerium.de/Anlage16210/German-stability-programme-December-2 002-update.pdf;
www.bundesfinanzministerium.de/Steuern-und-Zoelle/Aktuell-.484.17608/Gesetz-zum-Abbau-von-Steuerverguenstigungen-ist-...htm;
www.bundesfinanzministerium.de/Anlage17296/Erlaeuterungen-zu-den-im-Gesetzesbesc hluss-BT-StVergAbG-vorgesehenen-steuerlichen-Massnahmen.pdf;
www.bundesfinanzministerium.de/Anlage17724/Referentenentwurf_Zinsabgeltung_Stand_17032003.pdf;
www.bundesfinanzministerium.de/Anlage14092/Tax-reform-2002-An-overview.pdf)

     The following table provides an overview of tax revenues of the Federal Government, Länder governments and municipalities divided by categories for the past five years.

TAX REVENUES OF THE FEDERAL, LÄNDER AND MUNICIPAL AUTHORITIES(1)

	2003(2)	2002(2)	2001	2000	1999

		(EUR in millions)
Federal taxes(3)	87,775	83,494	79,277	75,504	72,235
Share of the Federal Government in(4):
Wage tax and assessed income tax	60,010	59,385	60,094	62,882	61,496
Capital gains tax and corporate tax	9,735	8,444	10,230	18,545	16,834
Interest withholding tax	3,542	3,730	3,943	3,227	2,660
Value added and import-turnover tax	67,559	68,083	66,318	66,493	66,162
Trade tax	2,212	1,754	1,513	1,327	1,305
Total Federal taxes(5)	196,107	192,060	193,767	198,790	192,447
Länder taxes(6)	18,633	18,576	19,628	18,444	19,564
Share of the Länder governments in(4):
Wage tax and assessed income tax	60,010	59,385	60,094	62,882	61,496
Capital gains tax and corporation tax	9,735	8,444	10,230	18,545	16,834
Interest withholding tax	3,542	3,730	3,943	3,227	2,660
Value added and import-turnover tax	62,263	62,098	61,224	61,958	60,013
Trade tax	4,537	3,998	3,997	4,194	4,158
Total Länder taxes(7)	181,047	178,552	178,691	189,493	184,003
Municipal authorities taxes(8)	10,087	9,957	9,866	9,633	9,460
Share of the municipalities in:
Wage tax and assessed income tax	22,146	21,977	22,285	23,074	22,430
Value added and import-turnover tax(9)	2,878	2,869	2,884	2,925	2,847
Trade tax	16,401	16,918	19,024	21,505	21,597
Total municipal authorities taxes	51,512	51,721	54,059	57,136	56,334
Revenues of EU (10):
Customs duties	2,850	2,896	3,191	3,394	3,186
Value added tax	5,900	5,145	8,509	9,496	8,134
Tax based on nominal GNP	12,400	10,518	8,031	8,943	8,964
Total tax revenues	449,815	440,884	446,247	467,252	453,068

(1)	The information presented in this table concerning Federal tax receipts is not comparable to the information concerning tax receipts in the table “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.

(2)	2002: Municipal authorities taxes and trade tax estimated. 2003: Projected figures, Arbeitskreis Steuerschätzung, May 2003.

(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.

(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipal authorities) and distributed among the Federal Government, the Länder governments and the municipalities according to specific distribution schedules.

(5)	Net of Federal grants to certain Länder and of EU contributions.

(6)	Includes, among others, taxes on motor vehicles, beer, and inheritance and gift tax.

(7)	Including Federal grants to certain Länder.

(8)	Includes, among others, real property tax.

(9)	Municipalities’ share in value added tax and import-turnover tax.

(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, Table 13, pages 268-278)

Government Participations

     At the end of 2002, the Federal Republic held direct participations in 102 public or private enterprises, and various special funds held participations in 22 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 16.2 billion (DM 31.6 billion) as per December 31, 2001 compared to EUR 14.8 billion (DM 28.9 billion) as per December 31, 2000 (Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1).

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2001, page 2;Beteiligungsbericht 2002, pages 1, 2)

     The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) at the end of September 2002.

	Nominal Capital of	Participation of the
	Enterprise as per	Federal Republic as
	September 30,	per September 30,
Enterprises	2002(1)	2002

	(EUR in millions)	(percent)
Significant majority participations:
Deutsche Ausgleichsbank(2)	511	100.0
Deutsche Bahn AG	2,150	100.0
Deutsche Post AG	1,113	50.0
		plus 26 shares
Kreditanstalt für Wiederaufbau	3,750	80.0

Significant minority participations exceeding 25%
Deutsche Telekom AG	10,746	30.9
Flughafen München GmbH	307	26.0

(1)	Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(2)	Direct ownership of Deutsche Ausgleichsbank, also known as DtA, is in the process of being transferred to KfW. See the discussion under “Deutsche Ausgleichsbank” in the “Kreditanstalt für Wiederaufbau” portion of this report.

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2002, Chapter K, Table III, pages 191-238; Federal Gazette part I 2002, page 2064)

DEBT OF THE FEDERAL GOVERNMENT

     As per December 31, 2002, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 725.4 billion, or 34.4% of the 2002 GDP at current prices, compared to EUR 701.1 billion, or 33.8% of the 2001 GDP at current prices as per December 31, 2001. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities), the Federal Railway Fund (Bundeseisenbahnvermögen) and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Tables VIII.10 and IX.1)

     The Federal Government raises funds primarily through the issuance of bonds and notes. The Federal Government does not raise funds in foreign currencies and does not issue secured debt. Starting January 1, 1999, the Federal Government has been raising all funds in euro. Bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued.

     In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 220,946 million as per June 30, 2002. Of this amount, EUR 102,614 million was outstanding in the form of export credit insurance, which is handled by HERMES on behalf and for the account of the Federal Government.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, Overview 4, page 343)

     For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.

     For information on the Federal Government’s liability as per December 31, 2002 for capital subscriptions to various international financial organizations, see the table entitled “III. Liabilities to International Financial Organizations”, below.

TABLES AND SUPPLEMENTARY INFORMATION

I. DIRECT DEBT OF THE FEDERAL GOVERNMENT

SUMMARY

Principal Amount
Outstanding as per
December 31, 2002

(EUR in millions)
Federal bonds	460,384
Bonds of the Federal Railways	2,556
Five-year special Federal bonds	141,586
Federal Treasury notes	85,000
Federal savings bonds	17,897
Treasury discount paper	28,610
Federal Treasury financing paper	1,617
Borrowers’ note loans of which:	34,635
— from residents	33,806
— from non-residents	829
Old debt(1) of which:	7,972
Equalization claims	7,529
Assumed debt of equalization fund	0
Other	40
Repurchased debt	61,269
Medium term notes of Treuhandanstalt	368

Total	719,356

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(Source: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2002, Bundesanzeiger Nr. 35 of February 20, 2003, page 3108)

DEBT TABLES

1. Federal Bonds(1)

				Principal Amount
				Outstanding as per
Title	Interest Rate	Year of Issue	Maturity	December 31, 2002

	(% p.a.)			(EUR in millions)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,579
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	511
6.75% Bonds of the Federal Republic of 1993	6.75	1993	2003	5,113
6.5% Bonds of the Federal Republic of 1993	6.5	1993	2003	8,181
6% Bonds of the Federal Republic of 1993	6.0	1993	2003	6,136
7.125% Bonds of the Treuhandanstalt of 1993	7.125	1993	2003	7,158
6.5% Bonds of the Treuhandanstalt of 1993	6.5	1993	2003	5,113
6.875% Bonds of the Treuhandanstalt of 1993	6.875	1993	2003	5,113
6.625% Bonds of the Treuhandanstalt of 1993	6.625	1993	2003	5,113
6% Bonds of the Treuhandanstalt of 1993	6	1993	2003	5,113
6.125% Bonds of the Federal Railways of 1993	6.125	1993	2003	2,556
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,226
6.75% Bonds of the Federal Republic of 1994	6.75	1994	2004	5,113
7.5% Bonds of the Federal Republic of 1994	7.5	1994	2004	5,113
Floating Bonds of the Federal Republic of 1994	float.	1994	2004	5,113
6.25% Bonds of the Treuhandanstalt of 1994	6.25	1994	2004	4,090
6.75% Bonds of the Treuhandanstalt of 1994	6.75	1994	2004	4,090
7.5% Bonds of the Treuhandanstalt of 1994	7.5	1994	2004	5,113

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002

	(% p.a.)			(EUR in millions)
7.375% Bonds of the Federal Republic of 1995	7.375	1995	2005	8,692
6.875% Bonds of the Federal Republic of 1995	6.875	1995	2005	10,226
6.5% Bonds of the Federal Republic of 1995	6.5	1995	2005	10,226
6% Bonds of the Federal Republic of 1996 (I)	6	1996	2006	12,782
6% Bonds of the Federal Republic of 1996 (II)	6	1996	2006	6,136
6.25% Bonds of the Federal Republic of 1996	6.25	1996	2006	7,158
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,339
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,339
6.5% Bonds of the Federal Republic of 1997	6,5	1997	2027	11,248
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,339
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,316
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,692
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,100
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	13,805
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,000
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,000
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,000
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,000
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,000
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,000
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,000
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000

Total Federal Bonds				462,941

(1)	Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

2. Five-Year Special Federal Bonds(1)

				Principal Amount
				Outstanding as per
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2002

	(% p.a.)			(EUR in millions)
4.5% Bonds of 1998—Series 126	4.5	1998	2003	6,647
4.5% Bonds of 1998—Series 127	4.5	1998	2003	7,669
3.75% Bonds of 1998—Series 128	3.75	1998	2003	6,624
3.5% Bonds of 1998—Series 129	3.5	1998	2003	6,000
3.25 % Bonds of 1999—Series 130	3.25	1999	2004	8,000
3.25 % Bonds of 1999—Series 131	3.25	1999	2004	1,500
4.125 % Bonds of 1999—Series 132	4.125	1999	2004	5,000
4.250 % Bonds of 1999—Series 133	4.250	1999	2004	6,000
4.250 % Bonds of 1999—Series 134	4.250	1999	2005	7,000
5% Bonds of 2000—Series 135	5	2000	2005	6,000
5% Bonds of 2000—Series 136	5	2000	2005	15,000
5% Bonds of 2000—Series 137	5	2000	2006	14,000
4.5% Bonds of 2001-Series 138	4.5	2001	2006	14,000
4% Bonds of 2001-Series 139	4	2001	2007	18,000
4.5% Bonds of 2002-Series 140	4.5	2002	2007	20,000
4.250% Bonds of 2002-Series 141	4.250	2002	2007	145

Total Five-Year Special Federal Bonds				141,586

(1)	Five-Year Special Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.

3. Federal Treasury Notes(1)

				Principal Amount
				Outstanding as per
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2002

	(% p.a.)			(EUR in millions)
4.25% Notes of 2001	4.25	2001	2003	10,000
4.25% Notes of 2001	4.25	2001	2003	10,000
3.75% Notes of 2001	3.75	2001	2003	10,000
3.5% Notes of 2001	3.5	2001	2003	10,000
4.25% Notes of 2002	4.25	2002	2004	12,000
4% Notes of 2002	4	2002	2004	12,000
3.25% Notes of 2002	3.25	2002	2004	12,000
3% Notes of 2002	3	2002	2004	9,000

Total Federal Treasury Notes				85,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are 2 years. No redemption prior to maturity.

4. Federal Savings Bonds (1)

				Principal Amount
				Outstanding as per
	Interest Rate	Year of Issue	Maturity	December 31, 2002

				(EUR in millions)
Federal Savings Bonds	2% to 7.75%	1996 to 2002	2003 to 2010	17,897

5. Treasury Discount Paper (2)

				Principal Amount
				Outstanding as per
	Interest Rate(3)	Year of Issue	Maturity	December 31, 2002

				(EUR in millions)
Treasury Discount Paper	2.77% to 3.80%	2001 to 2002	2003	28,610

6. Federal Treasury Financing Paper (4)

				Principal Amount
				Outstanding as per
	Interest Rate(3)	Year of Issue	Maturity	December 31, 2002

				(EUR in millions)
Federal Treasury Financing Paper	2.35% to 4.30%	2001 to 2002	2003 to 2004	1,617

7. Borrowers’ note loans (5)

				Principal Amount
		Year of		Outstanding as per
	Interest Rate	Incurrence	Maturity	December 31, 2002

				(EUR in millions)
Borrowers’ note loans	2.9% to 8.45%	1965 to 2002	2003 to 2018	34,635

(1)	Government Savings Bonds are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Government Savings Bonds provide for interest rates that increase during the term of the bonds. In addition, the seven-year Government Savings Bonds provide for payment of compounded interest at maturity or upon redemption prior to maturity.

(2)	Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.

(4)	Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(5)	Borrowers’ note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.

8. Other Liabilities

				Principal Amount
		Year of		Outstanding as per
Title	Interest Rate	Incurrence	Maturity	December 31, 2002

				(EUR in millions)
Old debt (1)	0% to 8.9%	Various	Various	7,972
Debt of Equalization of Burdens Fund taken over by the Federal Government	Various	1980	Various	0.31
Other debt (2)	Various	Various	Various	40.47

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(2)	Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

(Source for Tables 1 through 3: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2002, Bundesanzeiger Nr. 35 of February 20, 2003, page 3108; internal documents of the Federal Ministry of Finance)

II. GUARANTEES BY THE FEDERAL GOVERNMENT

	Principal Amount Outstanding
	as per June 30,

Debtor or Purpose of Debt	2000(1)(2)	2001(1)(2)

	(EUR in millions)
Export finance loans (including rescheduled loans)	105,278	105,505
Untied loans; direct foreign investments by German companies; Loans of the European Investment Bank to non-EU borrowers	24,985	25,006
Loans in connection with EU agricultural policy measures	6,647	6,647
Loans to domestic corporations and for projects in areas of Agriculture, fishing and housing construction	42,531	40,482
Contributions to international financing institutions	31,325	31,638
Co-Financing of bilateral projects of German financial co-operation	622	667

Successor agencies to Treuhandanstalt	1,204	1,339

Total Guaranteed Debt	212,592	211,644

(1)	No year-end or quarterly figures are available.

(2)	Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Bundesministerium der Finanzen, Finanzbericht 2002, page 328; Finanzbericht 2001, page 328)

III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS

     The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. Since January 1, 1981, the exchange rate between world currencies and the SDR has been determined on the basis of a basket of five currencies, including the U.S. dollar, which accounts since January 1, 1996 for 39% of the value of the basket. The adoption of the euro as the common currency for 11 Member States of the European Union called for a change in the criteria for selection. With effect from January 1, 2001, changes in the method of valuation of the SDR include U.S. dollar, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket is 45%. On December 31, 2002, SDR 1 equalled € 1.29639.

SUBSCRIPTIONS OR COMMITMENTS
BY THE FEDERAL REPUBLIC
TO INTERNATIONAL FINANCIAL
ORGANIZATIONS AS PER DECEMBER 31, 2002

	Subscription or
	Commitment by
	the Federal	Amount
Name of Organization	Republic(1)	Paid In

	(U.S.$ millions)
International Monetary Fund(2)	17,684.9	17,684.9
International Bank for Reconstruction and Development(3)	8,734.0	542.9
International Development Association (IDA)(3)	12,065.6	11,007.0
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	15,657.5	940.3
African Development Bank(3)	1,204.6	108.0
African Development Fund(3)	1,452.1	1,452.1
Asian Development Bank(3)	2,073.4	145.2
Asian Development Fund(3)	1,369.1	1,273.1
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	13.3
Fund for Special Operations(3)	232.3	232.3
International Fund for Agricultural Development (IFAD)(3)	242.6	231.0
Caribbean Development Bank(3)	50.2	11.1
Special Development Fund of the Caribbean Development Bank(3)	51.0	51.0
European Bank for Reconstruction and Development (EBRD)(3)(5)	1,786.1	468.9
Council of Europe Development Bank (CEB)(3)(5)	576.4	63.6

(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 =. $ 1.20635.

(2)	Source: computation provided by Deutsche Bundesbank. Original figures expressed in SDR, converted to U.S. dollars at year-end exchange rates.

(3)	Source: computation provided by Bundesministerium der Finanzen, Bundesministerium für wirtschaftliche Zusammenarbeit und Entwicklung.

(4)	Source: computation provided by European Investment Bank.

(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 31, 2002, which was EUR 1 per $ 1.0485.